Exhibit 10.1

CREDIT AGREEMENT

dated as of

March 31, 2026

by and among

VISTAONE DE SPV, L.P.,

as Borrower

VISTAONE DE SPV GP, LLC,

as Borrower General Partner

GOLDMAN SACHS BANK USA
as the Administrative Agent and Calculation Agent

THE BANK OF NEW YORK MELLON
as the Collateral Agent

GOLDMAN SACHS BANK USA
as a Lender

and

the other Lenders from time to time party hereto

TABLE OF CONTENTS

-i-

-ii-

-iii-

SCHEDULES

1.01 Commitments; Applicable Percentage

2.02 Portfolio Investments

4.02 Equity Interests

4.09 Liens

4.11 Jurisdictions

5.02 Accounts

6.10 Special Purpose Provisions

6.11 Post-Closing Obligations

11.01 Notice Addresses

EXHIBITS

A Form of Note

B Form of Loan Notice

C Form of Commitment Increase Certificate

D Form of Pledge and Security Agreement

E Form of Guaranty

F Form of Assignment and Assumption Agreement

G Form of Cash Sweep Certificate

H Form of Commitment Reallocation Request

I Forms of Tax Compliance Certificates

J Form of Compliance Certificate

-iv-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (including all Schedules and Exhibits hereto, together with all amendments, modifications and restatements hereof, and supplements and attachments hereto, this “Agreement”) is dated as of March 31, 2026, by and among VistaOne DE SPV, L.P., a Delaware limited partnership (the “Borrower” and, collectively with any additional Borrowers joined pursuant to Section 1.02(f), the “Borrowers”), VistaOne DE SPV GP, LLC, a Delaware limited liability company, as general partner of the Borrower (the “Borrower General Partner”), each financial institution from time to time party hereto (as further defined in Section 1.01, each, a “Lender” and collectively, the “Lenders”), Goldman Sachs Bank USA, as administrative agent (in such capacity, the “Administrative Agent”) and calculation agent (in such capacity, the “Calculation Agent”) for the Lenders, and The Bank of New York Mellon, as collateral agent (in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties (as defined below).

A. The Borrowers have requested that the Lenders extend credit under this Agreement in the form of a revolving credit facility with Tranche A Commitments (as defined below) in an aggregate principal amount of $145,000,000 and Tranche B Commitments (as defined below) in an aggregate principal amount of $36,250,000, in accordance with the terms of this Agreement, the proceeds of which will be used by the Borrowers for purposes set forth in Section 2.02.

B. The Lenders are willing to extend such credit upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the parties hereto agree as follows:

Article 1
DEFINITIONS AND RELATED MATTERS

Section 1.01 Definitions. The following terms with initial capital letters have the following meanings:

“Account Control Agreement” means, (a) for each Collateral Account that is a deposit account, a deposit account control agreement in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent and (b) for each Collateral Account that is a securities account, a securities account control agreement in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, in each case executed by (i) the applicable Borrower, (ii) the Collateral Agent and (iii) the financial institution maintaining such account.

“Additional Borrower” is defined in Section 1.02(f).

“Additional Borrower Effective Date” is defined in Section 1.02(f).

“Administrative Agent” is defined in the preamble, and includes any successor appointed pursuant to Article 9 and, thereafter, shall mean such successor.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Loan Party) at law or in equity, or before or by any Governmental Authority, whether pending or, to the knowledge of the Borrowers, threatened against or affecting any Loan Party or any property of any Loan Party.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” or “Affiliated” means, with respect to a Person, any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person. For purposes of this definition, “control” and “under common control” with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting shares or partnership interests, or of the ability to exercise voting power whether by contract or otherwise.

“Agent Affiliates” is defined in Section 11.01(b)(iv).

“Agents” means each of (a) the Administrative Agent, (b) the Collateral Agent, (c) the Calculation Agent and (d) any other Person appointed in accordance with the Loan Documents to serve in an agent or similar capacity (including, in each of clauses (a), (b) and (c) above, any of their respective receivers or delegates under the Loan Documents).

“Aggregate Amounts Due” is defined in Section 2.13.

“Aggregate Eligible NAV Value” means, as of any date of determination, the Net Asset Value of all Portfolio Investments that are Eligible Investments as of such date. The Aggregate Eligible NAV Value as of the Closing Date is $1,459,898,744.81.

“Agreement” is defined in the preamble and includes all Schedules and Exhibits hereto, together with all amendments, modifications and restatements hereof, and supplements and attachments hereto.

“Anti-Corruption Laws” is defined in Section 4.24(a).

“Applicable Law” means all applicable provisions of all constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, intergovernmental agreements, regulations, orders, interpretations, decisions, judgments, awards and decrees of any Governmental Authority (including common law and principles of public policy) and Governmental Authorizations.

“Applicable Margin” means, for any day, a percentage per annum equal to (a) initially, 3.10% and (b) commencing with the delivery of the first certificate pursuant to Section 6.01(g), the applicable percentage set forth below, as determined by reference to the number of unique Eligible Investments held by the Borrowers, as set forth in the then most recent certificate delivered to the Administrative Agent pursuant to Section 6.01(g):

Number of Eligible Investments (“N”)	Applicable Margin
N ≤ 20	3.30%
20 < N ≤ 30	3.10%
N > 30	3.00%

Any increase or decrease in the Applicable Margin resulting from a change in the number of Eligible Investments held by the Borrowers shall become effective as of the first day of the Interest Period immediately following the date a certificate is delivered pursuant Section 6.01(g); provided that if no certificate is delivered within the deadline set forth in Section 6.01(g), the Applicable Margin shall be determined at the highest rate during the period from the date such certificate was required to be delivered until such certificate was delivered.

If at any time the reference rate hereunder is determined to be the Base Rate pursuant to Sections 2.15 or 2.16, the Applicable Margin at such time shall be a percentage per annum equal to the applicable Applicable Margin set forth above minus 1.00%.

“Applicable Percentage” means, with respect to any Lender and for any Tranche of Commitments at any time, the percentage (carried out to the ninth decimal place) of the aggregate Commitments of such Tranche represented by such Lender’s Commitments of such Tranche at such time; provided that, if the Commitments of any Tranche have terminated or expired, the Applicable Percentage of each applicable Lender shall be determined based on the Commitments of such Tranche most recently in effect, giving effect to any assignments thereof. The initial Applicable Percentage of the Tranche A Commitments and Tranche B Commitments of each Lender is set forth opposite the name of such Lender on Schedule 1.01 or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party.

“Applicable Threshold” means, (i) with respect to any Fund Party, $100,000,000, (ii) with respect to any Loan Party, $5,000,000 and (iii) with respect to any Portfolio Investment, an amount equal to 25.0% of the applicable Reference Metric for such Portfolio Investment.

“Appraisal Notice” is defined in Section 10.01(a).

“Approved Appraiser” means Valuation Research, Lincoln International, Houlihan Lokey, Duff & Phelps, Alvarez & Marsal and any of their respective Affiliates (which Affiliates in the ordinary course of business provide advisory, valuation and similar services related to private and/or public companies) or such other person mutually agreed in writing by the Administrative Agent and the Borrower Representative in their sole discretion.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that is distributed by means of electronic communications pursuant to Section 11.01(b).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit F (with such amendments or modifications as may be approved by the Administrative Agent and the Borrower Representative).

“Assignment Effective Date” is defined in Section 11.06(b).

“Availability Period” means the period commencing on the Closing Date and ending on (but excluding) February 28, 2029, unless the Term-Out Conversations have commenced and have not been terminated, in which case, the Stated Maturity Date.

“Available Cash Flows” means an amount (which shall not be less than zero) equal to 100% of the gross cash distributions from Portfolio Investments, including any distribution, dividend, loan repayment, capital reduction, share buyback, sale or similar event in respect of a Portfolio Investment where proceeds are received by the Borrowers in respect of such Portfolio Investment (“Investment Proceeds”), less, unless a default under Section 8.01(a), (e) or (f) has occurred, any Permitted Expenses.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.15.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time.

“Base Closing Total Net Leverage” means the weighted average Total Net Leverage of the Tested Eligible Investments on the Closing Date, provided that:

(a) the Base Closing Total Net Leverage shall use the numerator and denominator numbers as of the Closing Date, except in accordance with clause (c) of this definition or as may be updated solely to reflect the inclusion of additional Eligible Investments, pro forma for the Total Net Leverage of such post-Closing Date Eligible Investments as of the date such Eligible Investments become owned by the Borrowers hereunder,

(b) the weighted average shall use the most recently calculated percentage weights of the Tested Eligible Investments’ Net Asset Value, and

(c) if the Borrower Representative and the Administrative Agent mutually agree that the Reference Metric shall change for a particular Eligible Investment, then (i) the numerator of such Eligible Investment’s Total Net Leverage shall continue to reference the Eligible Investment’s Look-Through Consolidated Total Net Debt, including any Intermediate Holdco Debt, as of the Closing Date and (ii) the denominator of such Eligible Investment’s Total Net Leverage shall use the updated Reference Metric from its most recent financial statements as of the date of such change.

The Base Closing Total Net Leverage as of the Closing Date is 4.80x.

“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Benchmark” means the Term SOFR Reference Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable alternate benchmark rate to the extent that such alternate benchmark rate has replaced such prior benchmark rate pursuant to Section 2.15.

“Benchmark Administrator” means (a) in the case of the Term SOFR Reference Rate, the Term SOFR Administrator and (b) in the case of any successor Benchmark, the body identified by the Administrative Agent as the administrator of such Benchmark.

“Benchmark Replacement” means the sum of (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark giving due consideration to (1) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (2) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the existing Benchmark for syndicated credit facilities denominated in Dollars and (b) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined pursuant to the definition hereof would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any Benchmark Transition Event, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of a Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of a Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including (a) changes to the definition of “Interest Period”, or any similar or analogous definition (or the addition of a concept of “interest period”), length of lookback periods, and other technical, administrative or operational matters and (b) changes to, or changes that have a material effect on, (i) the definition of “Base Rate”, (if applicable), (ii) amounts of payments or borrowings, (iii) timing and frequency of determining rates and making payments of interest and (iv) timing of Loan Notices or prepayment notices) that the Administrative Agent decides in consultation with the Borrower Representative may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in consultation with the Borrower Representative that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides in consultation with the Borrower Representative is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents); provided that, notwithstanding anything herein to the contrary, no “Benchmark Replacement Conforming Changes” shall result in any material effect on the timing or amount of payments or borrowings.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event” the later of (1) the date of the public statement or publication of information referenced therein and (2) the date on which the Benchmark Administrator permanently or indefinitely ceases to provide all Available Tenors of such Benchmark; or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the Benchmark Administrator announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark; or

(b) a public statement or publication of information by the regulatory supervisor for the Benchmark Administrator, the United States Federal Reserve System, an insolvency official with jurisdiction over the Benchmark Administrator, a resolution authority with jurisdiction over the Benchmark Administrator or a court or an entity with similar insolvency or resolution authority over the Benchmark Administrator, which states that the Benchmark Administrator has ceased or will cease to provide all Available Tenors of such Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark; or

(c) a public statement or publication of information by the regulatory supervisor for the Benchmark Administrator announcing that all Available Tenors of such Benchmark are not, or as of a specified future date will no longer be, representative.

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to a Benchmark and solely to the extent that such Benchmark has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder in accordance with Section 2.15 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder pursuant to Section 2.15.

“Beneficial Ownership Certification” means for a “legal entity customer” (as such term is defined in the Beneficial Ownership Regulation), a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers included as Appendix A to the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230, as amended.

“Benefit Plans” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” is defined in the preamble and includes any successor in interest thereto permitted pursuant to the terms of this Agreement; “Borrowers” means all Borrowers collectively, excluding, for the avoidance of doubt, the Offshore Borrowers.

“Borrower General Partner” is defined in the preamble and includes any successor in interest thereto permitted pursuant to the terms of this Agreement.

“Borrower Information Delivery Limitations” is defined in Section 10.01(a).

“Borrower Joinder” is defined in Section 1.02(f).

“Borrower Representative” means VistaOne DE SPV, L.P., a Delaware limited partnership.

“Borrowing” means a disbursement made by the Lenders of any of the proceeds of the Loans made pursuant to Section 2.01(a)(i) or Section 2.01(a)(ii); “Borrowings” means the plural thereof.

“Borrowing Base” means, as of any date of determination, (x) the Aggregate Eligible NAV Value as of such date of determination, adjusted for any reduction resulting from the Concentration Limits, provided that such adjustment shall only be made (i) on the Closing Date and (ii) on each Payment Date (and on any other date selected by the Borrower Representative pursuant to Section 2.05(f)) for purposes of determining the applicable level of cash sweep pursuant to Section 2.05(f), plus (y) the balance of cash constituting Investment Proceeds that are the subject of the sweep for which the Borrowing Base is being tested, plus (z) with respect to any calculation, any cash that does not constitute Investment Proceeds or interest income thereon and that is contributed to the Collateral Account by the Fund; provided that such cash shall be applied in accordance with Section 8.04 as if it were Investment Proceeds (but shall not be double counted in any LTV test to the extent of any reduction in the amount of the Loans resulting therefrom).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Applicable Laws of, or are in fact closed in, New York City.

“Calculation Agent” is defined in the preamble.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Realization Event” means any distribution, dividend, loan repayment, capital reduction, share buyback, sale or similar event in respect of any Portfolio Investment, in each case, where net cash proceeds are received in respect of such Portfolio Investment.

“Cash Sweep Certificate” is defined in Section 5.01(d).

“Cash Sweep Percentage” means, as of any date of determination (and in each case subject to the provisos at the end of this definition):

(a) at any time that a Liquidity Trigger Period is in effect, 100% of Available Cash Flows until such Liquidity Trigger Period is no longer in effect;

(b) at any time that a Liquidity Trigger Period is not in effect:

(i) from the Closing Date until (but not including) the later of (x) the date that is six months prior to the Maturity Date and (y) if the Term-Out Conversations have commenced and have not been terminated, the Maturity Date, 0.00% of Available Cash Flows; and

(ii) from the date that is six months prior to the Maturity Date unless the Term-Out Conversations have commenced and have not been terminated, 100.0% of Available Cash Flows.

“Change in Law” means the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith; and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means:

(a) the Fund Ultimate General Partner shall cease to be the sole general partner of the Fund General Partner, unless (i) a successor general partner acceptable to the Administrative Agent and the Required Lenders in their reasonable discretion is appointed within 10 days or (ii) an affiliate of the Fund Ultimate General Partner is appointed as sole general partner, in each case in accordance with Section 6.10(e);

(b) the Fund General Partner shall cease to be the sole general partner of the Fund, unless (i) a successor general partner acceptable to the Administrative Agent and the Required Lenders in their reasonable discretion is appointed within 10 days or (ii) an affiliate of the Fund

General Partner is appointed as sole general partner, in each case in accordance with Section 6.10(d); or

(c) the Borrower General Partner shall cease to be the sole general partner of any Borrower, unless (i) a successor general partner acceptable to the Administrative Agent and the Required Lenders in their reasonable discretion is appointed within 10 days or (ii) an affiliate of the Borrower General Partner is appointed as sole general partner, in each case in accordance with Section 6.10(c); or

(d) VEPF Management, L.P., shall cease to be the investment advisor of the Fund unless (i) a successor investment advisor acceptable to the Administrative Agent and the Required Lenders in their reasonable discretion is appointed within 10 days or (ii) an affiliate of Vista Equity Partners Management, LLC is appointed as investment advisor; or

(e) the Fund and the Borrower General Partner cease to own, legally and beneficially, directly or indirectly, 100% of the Equity Interests of the relevant Borrower; or

(f) the Borrower General Partner ceases to have at least one Independent Manager (as defined in the Constituent Documents of the Borrower General Partner).

“Closing Date” means March 31, 2026.

“Closing Date Asset Contribution” means the contribution, on or prior to the Closing Date, by the Fund to the Borrower of certain Equity Interests owned by the Fund immediately prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the personal property (including Collateral Accounts) in which Liens are purported to be granted by the Borrowers to the Collateral Agent for the benefit of the Secured Parties pursuant to any Collateral Document as security for the Obligations.

“Collateral Accounts” means all deposit accounts, securities accounts or similar accounts maintained by, or for the benefit of, any Borrower from time to time, including those set forth on Schedule 5.02, with respect to which an Account Control Agreement providing for springing control by the Collateral Agent is in place.

“Collateral Agent” is defined in the preamble, and includes any successor appointed pursuant to Article 9 and, thereafter, shall mean such successor.

“Collateral Documents” means, collectively, the Account Control Agreements, the Pledge and Security Agreement and each of the other security agreements, pledge agreements, supplements, filings, assignments and any other similar agreements, documents or instruments from time to time executed and delivered by any Loan Party or other Person creating, granting or purporting to create or grant a Lien in favor of the Collateral Agent for the benefit of the Secured Parties as security for the Obligations.

“Collateral Shortfall Event” is defined in Section 2.05(e).

“Commitment Fee” is defined in Section 2.03(b).

“Commitment Fee Rate” means a rate per annum equal to 0.65%.

“Commitment Increase” is defined in Section 2.18.

“Commitment Increase Certificate” means a certificate, signed by a Responsible Officer of the Borrower Representative, substantially in the form of Exhibit C.

“Commitment Increase Effective Date” is defined in Section 2.18.

“Commitment Increase Request” is defined in Section 2.18.

“Commitment Reallocation Request” means a written request to reallocate Commitments and Offshore Borrower Commitments pursuant to Section 2.01(f) signed by a Responsible Officer of the Borrower Representative and a Responsible Officer of the Offshore Borrower Representative substantially in the form of Exhibit H.

“Commitments” means, collectively, the Tranche A Commitments and the Tranche B Commitments.

“Compliance Certificate” is defined in Section 6.01(g).

“Concentration Limits” means the required limitation on the Borrowing Base such that, at all times:

(a) at any time during the Ramp Up Period, (i) the largest single Eligible Investment shall not exceed 22.5% of the Aggregate Eligible NAV Value, (ii) the second largest single Eligible Investment shall not exceed 17.5% of the Aggregate Eligible NAV Value and (iii) each other single Eligible Investment must be less than 12.5% of the Aggregate Eligible NAV Value;

(b) at any time following the Ramp Up Period, (i) the largest single Eligible Investment shall not exceed 17.5% of the Aggregate Eligible NAV Value, (ii) the second largest single Eligible Investment shall not exceed 15.0% of the Aggregate Eligible NAV Value, (iii) the third and fourth largest single Eligible Investments shall not exceed 10.0% of the Aggregate Eligible NAV Value and (iv) each other single Eligible Investments must be less than 7.5% of the Aggregate Eligible NAV Value;

(c) at any time following the Ramp Up Period, the largest 10 Eligible Investments shall not exceed 75% of the Aggregate Eligible NAV Value;

(d) the largest end-user sector as set forth on Schedule 2.02 (as may be updated from time to time in connection with the approval of new Eligible Investments and on a look-through basis), as determined by the Calculation Agent in consultation with the Borrower Representative, shall not comprise more than 25.0% of the Aggregate Eligible NAV Value, except that the end-user sector “Diversified” shall not be subject to the restriction set forth in this definition;

(e) Eligible Investments that constitute the so-called “Endeavor” strategy type shall not exceed 15.0% of the Aggregate Eligible NAV Value; and

(f) Eligible Investments that do not constitute either the so-called “Flagship” strategy type, the so-called “Foundation” strategy type or the so-called “Credit” strategy type shall not exceed 35.0% of the Aggregate Eligible NAV Value.

At any time the Concentration Limits are breached, the portion of the Aggregate Eligible NAV Value in excess of such Concentration Limits shall be excluded from the Borrowing Base calculation until cured.

“Confidential Information” for purposes of Section 11.24, has the meaning assigned to the term therein.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Document” means, for any Person, the incorporation, formation, registration and other organizational documents, certificates, agreements and articles that govern its incorporation, formation, registration and organization, as applicable, including, without limitation: (a) in the case of any partnership, exempted limited partnership, joint venture, trust or other form of business entity, the partnership, the exempted limited partnership, joint venture or other applicable agreement of formation, (b) in the case of any limited liability company, the articles or certificate of formation or registration and its operating agreement or limited liability company agreement, and (c) in the case of a corporation, the certificate or articles of incorporation and its bylaws.

“Control Event” means the occurrence of one of the following: (a) a Potential Default or Event of Default, (b) a Liquidity Trigger Period, (c) (i) any distribution from the Collateral Accounts being made without the Administrative Agent having an opportunity to review and comment or (ii) any distribution from the Collateral Accounts being made which is materially in excess of the amount reviewed by the Administrative Agent.

“Controlled Asset Sale Cure Period” is defined in Section 10.03(a).

“Controlled Asset Sale Milestone” is defined in Section 10.03(b).

“Controlled Asset Sale Process” means the process for controlled asset sales as described in Section 10.03.

“Controlled Asset Sale Trigger Event” shall occur if a Collateral Shortfall Event has not been cured with a Cure on or prior to the Cure Deadline.

“Credit Exposure” means, as to any Lender at any time, the sum of the Tranche A Credit Exposure and Tranche B Credit Exposure of such Lender at such time.

“Cure” means, with respect to any Collateral Shortfall Event, (a) the prepayment of Loans by the Borrowers on or prior to the Cure Deadline in the amount required thereby pursuant to Section 2.05; provided that any such prepayments shall be accompanied by all accrued interest on the Loans so prepaid and, as applicable, and all other accrued fees and other amounts due and payable hereunder with respect thereto, including pursuant to Section 2.09 or (b) the pledge of additional Eligible Investments on or prior to the Cure Deadline in the amount required thereby pursuant to Section 2.05. For the avoidance of doubt, “Cure” shall include any Fund LTV Cure.

“Cure Deadline” means, with respect to any Collateral Shortfall Event, (a) in the case of a Cure (other than a Fund LTV Cure or the pledge of additional Eligible Investments), the date that is five Business Days following such Collateral Shortfall Event, or (b) in the case of a Fund LTV Cure or the pledge of additional Eligible Investments, the date that is 45 Business Days following such Collateral Shortfall Event; provided that the Borrower Representative has furnished to the Administrative Agent the evidence required by Section 2.05(e)(i)(A).

“Current Total Net Leverage” means the latest weighted average Total Net Leverage of the Tested Eligible Investments (excluding any Excess Tested Eligible Investment); provided that:

(a) the Current Total Net Leverage shall use the numerator and denominator numbers as of the most recent financial statements, and updated to include any debt incurrence at the operating company of the Eligible Investment and any Intermediate Holdco Debt,

(b) the weighted average shall use the most recently calculated percentage weights of the Net Asset Value of the Tested Eligible Investments, and

(c) if the Borrower Representative and the Administrative Agent mutually agree that the Reference Metric shall change for a particular Eligible Investment, then (i) the numerator of such Eligible Investment’s Total Net Leverage shall continue to reference the Eligible Investment’s Look-Through Consolidated Total Net Debt, including any Intermediate Holdco Debt, as of the most recent financial statements and (ii) the denominator of such Eligible Investment’s Total Net Leverage shall use the updated Reference Metric from its most recent financial statements.

“Debt” of any Person means, without duplication: (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind held by such Person; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business); (e) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed; (f) all obligations of such Person under Capital Leases; (g) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof; (h) all net obligations of such Person in respect of any Hedging Contract (in each case calculated as the Hedge Termination Value as of any particular date of determination); (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and instruments of a like nature or of such Person in respect of bankers’ acceptances and (j) all Guaranty Obligations of such Person in respect of Debt of others; provided, however, that the term “Debt” shall not include any (x) any completion or franchise guarantees or (y) any other obligation or liability (contingent or otherwise) which is designated as “remote” or excluded from the financial statements of the applicable Person in accordance with GAAP or the equivalent thereof in the applicable jurisdiction (as long as such obligation or liability is not being enforced), including, for the avoidance of doubt, the occurrence of wrongful acts (e.g., fraud, willful misconduct or gross negligence, environmental liabilities, the filing of a bankruptcy case or other conditions customarily included in a non-recourse carveout or indemnification agreement to a real estate loan). The Debt of any Person shall include the Debt of any partnership or unincorporated joint venture or similar entity for which such Person is legally obligated unless made non-recourse to such Person by written agreement reasonably satisfactory to the Administrative Agent.

“Debtor Relief Laws” means, collectively: (a) the Bankruptcy Code; and (b) all other liquidation, provisional liquidation, restructuring (including interim restructuring), conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, any state thereof or any other applicable jurisdictions from time to time in effect.

“Default Rate” means on any day, the lesser of (a) 2.00% per annum above the otherwise applicable interest rate, or, if there is no applicable interest rate on such day, 2.00% per annum plus the Base Rate and (b) the Maximum Rate.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that, as determined by the Administrative Agent:

(a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due; or

(b) the Administrative Agent has received notification that such Lender is or has a direct or indirect parent company that is (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender, or such Lender has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender under this clause (b) solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dispute Notice” is defined in Section 5.01.

“Dispute Period” is defined in Section 5.01.

“Disqualified Lender” means any Person identified in writing to the Administrative Agent by the Borrower Representative on or prior to the Closing Date which list may be shared with any Lender upon request.

“Distribution” is defined in Section 7.05.

“Divided Entity” means any corporation, limited liability company, limited liability partnership, limited partnership, non-profit corporation, partnership or any similar entity or organization which has been formed upon consummation of a Division.

“Division” and “Divide” means the division of any entity into two (2) or more entities pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any comparable event under a different jurisdiction’s laws).

“Dollars” and “$” mean lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Collateral Agent, or another method or system specified by the Collateral Agent as available for use in connection with its services hereunder.

“Eligible Assignee” means any Person other than a Natural Person that is (a) a Lender or an Affiliate of such Lender or (b) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course of business; provided that none of the Defaulting Lenders, Disqualified Lenders, the Loan Parties or any of their Affiliates shall be an Eligible Assignee.

“Eligible Investment” means each Portfolio Investment other than any Portfolio Investment:

(a) in respect of which such Portfolio Investment or any Intermediate Holdco through which such Portfolio Investment is held is subject to an Event of Default under any of clauses (e), (f) and (h) of Section 8.01 (for this purpose assuming that such sections apply to any Intermediate Holdco or Portfolio Investment to the same extent as to a Loan Party and, for purposes of clause (h) of Section 8.01, that the applicable threshold is 25.0% of the applicable Reference Metric for such Portfolio Investment or Intermediate Holdco);

(b) in respect of which such Portfolio Investment or any Intermediate Holdco through which such Portfolio Investment is held either (i) fails to make any payment when due in respect of any Debt in excess of 25.0% of the applicable Reference Metric (whether at maturity, required repayment, acceleration, demand or otherwise but in any event solely to the extent such default is beyond any applicable grace period) or (ii) fails to observe or perform any other agreement or condition relating to any Debt, and (A) such Debt has been declared immediately due and payable or having been previously placed on demand, the applicable creditors have made a demand for payment or (B) any lender or agent in respect of such Debt otherwise exercises significant remedies following a default, solely, in the case of this clause (B), to the extent such exercise of remedies materially impairs such Portfolio Investment from operating in the ordinary course of its business, taken as a whole;

(c) that (i) breaches any law, rule, regulation or order of, or is subject to any adverse ruling by any arbitrator or Governmental Authority applicable to it or its property, (ii) has any of its registrations, authorizations, licenses, approvals or memberships revoked, suspended, terminated or materially limited or (iii) is the subject of any Uninsured Casualty Event, in each case of clause (i), (ii) or (iii) that materially impairs such Portfolio Investment from operating in the ordinary course of business, taken as a whole;

(d) that fails to deliver any requested financial information to the Approved Appraiser and such failure causes the Approved Appraiser to be unable to determine the value of such Portfolio Investment due to the lack of information; or

(e) the Net Asset Value of which, as of the relevant date of determination, is less than 65.0% of the remaining equity invested in such Portfolio Investment, as reported in the most recent Relevant NAV Report;

provided that any Portfolio Investment which is deemed not to be an Eligible Investment solely as a result of clause (d) above shall be deemed to be an Eligible Investment upon the date the financial information regarding the applicable Portfolio Investment is provided such that the Approved Appraiser is able to determine the value of such Portfolio Investment;

provided, further that, no new Portfolio Investments (other than follow-on investments) shall be deemed to be Eligible Investments unless (i) approved by the Administrative Agent in its sole discretion, it being understood that, to the extent such Portfolio Investments are of the type and substantially similar to Eligible Investments in existence on the Closing Date, such consent shall not be unreasonably withheld or delayed, (ii) such investment (or economic rights relating thereto) is contributed directly or indirectly to the applicable Borrower and (iii) such additional steps have been taken as may be reasonably requested by the Administrative Agent to ensure that the Collateral Agent has a perfected first-priority (subject to only Permitted Liens) security interest in such Portfolio Investment (including, without limitation, (x) the pledging of any payment rights in respect thereof, (y) the delivery of direction letters with respect to such distributions therefrom and (z) providing for control over any new Collateral Accounts of the Borrowers relating to such distributions to the same extent as exists with respect to the Eligible Investments as of the Closing Date). At the time of proposal of a new Eligible Investment, the Borrower Representative shall provide the Administrative Agent such proposed Eligible Investment’s Reference Metric and end-user category and the fund strategy group originating such Eligible Investment.

“Environmental Laws” means: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986, 42 U.S.C. §9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; (c) the Clean Air Act, 42 U.S.C. §7401 et seq., as amended by the Clean Air Act Amendments of 1990; (d) the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; (e) the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; (f) all other Applicable Laws to the extent relating to pollution or the protection of the environment or natural resources including as relating to air pollution, water pollution or the use, handling, storage, transportation, treatment, discharge, disposal or Release or recovery of Hazardous Materials or human exposure to Hazardous Materials, as each of the foregoing may be amended from time to time; and (g) any and all regulations promulgated under or pursuant to any of the foregoing.

“Environmental Liability” means any liability (whether vested or unvested, contingent or fixed, actual or potential, known or unknown), claim, demand, obligation, or any order, damage (including, without limitation, to any Person, property or natural resources), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, clean-up, restoration or any other similar cost or expense, including reasonable attorneys’ fees and disbursements, resulting from (i) the violation or alleged violation of, or liability or alleged liability under, any Environmental Law, (ii) the imposition of any Environmental Lien, (iii) the generation, use, handling, transportation, storage, distribution, treatment or disposal of any

Hazardous Materials, (iv) exposure to any Hazardous Materials, (v) the Release or threatened Release of any Hazardous Materials, (vi) natural resource damage or (vii) any written contract or agreement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any Environmental Liability arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“Equity Interests” means, with respect to any Person, all (a) shares, interests, participations or other equivalents (howsoever designated) of capital stock or share capital and other equity interests of such Person, including, without limitation, partnership interests, limited partnership interests or membership interests, whether common or preferred and whether voting or non-voting and (b) rights (other than debt securities convertible into capital stock, share capital or other equity interests), warrants, options or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (or Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to a Pension Plan, whether or not waived, or a failure to make any required contribution to a Multiemployer Plan, (d) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan, notification of the applicable Borrower or any ERISA Affiliate concerning the imposition of any such withdrawal liability or notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of an amendment as a termination under Section 4041 or 4041A of ERISA of, or the commencement of proceedings by the PBGC to terminate, in each case, with respect to a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, (g) the imposition of any lien or liability under Section 303(k) or Title IV of ERISA or Section 430(k) of the Code, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; or (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).

“Erroneous Payment” has the meaning specified in Section 11.26(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” is defined in Section 8.01.

“Excess Tested Eligible Investment” means, with respect to any calculation of the Current Total Net Leverage at any time the Portfolio LTV is less than the Target LTV, any three Tested Eligible Investments selected by the Borrower and disclosed to the Administrative Agent in writing, solely to the extent that the removal of such Tested Eligible Investments from the Aggregate Eligible NAV Value on a pro forma basis at such time of calculation would not cause the Portfolio LTV to exceed the Target LTV.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case: (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, such Lender’s applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which: (i) such Lender acquires such interest in such Loan or Commitment; or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.08(a) or 2.08(c), amounts with respect to Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.08(e); and (d) any Taxes imposed pursuant to FATCA.

“Facility” means the facility comprised of the Commitments and the Loans.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, guidance or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letters” means (a) the GSB Fee Letter and (b) that certain Fee Schedule, dated as of March 2, 2026, by and between the Borrower and the Collateral Agent.

“Floor” means 0.00%.

“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Recipient that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Recipient that is resident or organized under the laws of a jurisdiction other than that in which the applicable Borrower is resident for tax purposes.

“Fund” means VistaOne, L.P., a Delaware limited partnership.

“Fund General Partner” means VistaOne GP, L.P., a Delaware limited partnership.

“Fund LTV Cure” is defined in Section 2.05.

“Fund Party” means the Fund, the Fund General Partner and the Fund Ultimate General Partner, and “Fund Parties” shall be construed accordingly.

“Fund Ultimate General Partner” means VistaOne GP Management, LLC, a Delaware limited liability company.

“Fund Valuation Policy” means the valuation policies regarding the Portfolio Investments implemented in a manner consistent with the policy delivered to the Administrative Agent on the Closing Date subject to revision from time to time to the extent permitted by Section 7.12.

“Funding Date” means the date of the making of any Loans hereunder pursuant to Section 2.01(a).

“GAAP” means generally accepted accounting principles as in effect in the United States of America on the date hereof, provided that for purposes of the financial statements required to be delivered pursuant to Section 6.01, “GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, the United Kingdom, the European Union, Canada or any other foreign entity or government (including any successor to any of the foregoing).

“Governmental Authorization” means any permit, license, authorization, plan, directive or approval issued by, or a registration or filing with, or consent order or consent decree of or from, any Governmental Authority.

“GSB Fee Letter” means that certain Fee Letter, dated as of the Closing Date, by and between the Borrowers, the Offshore Borrowers, the Administrative Agent and the Offshore Borrower Administrative Agent.

“Guaranty” means that certain Guaranty Agreement dated as of the date hereof, substantially in the form of Exhibit E, executed by the Fund in favor of the Administrative Agent and the Collateral Agent.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations guaranteeing any Debt of any other Person in any manner, whether direct or indirect, and including any obligation, whether or not contingent: (a) to purchase any such Debt; (b) to advance or provide funds or other support for the payment or purchase of such Debt or to maintain working capital, solvency or other balance sheet condition of such other Person (including maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Debt of such other Person; (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Debt; (d) in connection with any franchise agreement; or (e) to otherwise assure or hold harmless the owner of such Debt against loss in respect thereof; provided, however, that the term “Guaranty Obligations” shall not include (w) any obligation or liability (contingent or otherwise) which is designated as “remote” or excluded from the financial statements of the applicable Person in accordance with GAAP or the equivalent thereof in the applicable jurisdiction (as long as such obligation or liability is not being enforced), (x) deposits or other obligations to secure the performance of bids or trade contracts (other than for borrowed money), (y) contingent obligations under customary “carve-outs” in non-recourse loan documentation (including, for the avoidance of doubt, the occurrence of wrongful acts (e.g., fraud, willful misconduct or gross negligence), environmental liabilities, the filing of a bankruptcy case or other conditions customarily included in a non-recourse carveout or indemnification agreement to a real estate loan) and (z) endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the maximum portion of the outstanding principal amount (or maximum principal amount, if larger) of the Debt in respect of which such Guaranty Obligation is made; provided that if this amount is not stated or determinable, the amount of the Guaranty Obligation shall be deemed to be such guaranteeing Person’s maximum reasonable anticipated liability in respect thereof as determined by such guaranteeing Person (acting reasonably and in good faith).

“Hazardous Material” means any substance, material, or waste which is regulated, or for which liability is imposed, under any Environmental Law, including: (a) any substance, material or waste designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, as amended, 33 U.S.C. §1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, as amended; (b) any substance, material or waste defined as “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; (c) any substance, material or waste defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq.; (d) petroleum, petroleum products and petroleum waste materials; (e) asbestos or asbestos containing material; (f) polychlorinated biphenyls; or (g) per- and polyfluoroalkyl substances.

“Hedge Termination Value” means, in respect of any one or more Hedging Contract of a Person, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Contract, for any date on or after the date such Hedging Contract has been closed out prior to its schedule maturity date and termination value(s) determined in accordance therewith, such termination value(s) owed by such Person.

“Hedging Contract” means, for any Person, any interest rate, commodity, foreign exchange, equity, index, credit or other hedging agreement (including swaps, collars, caps and forward contracts) between such Person and one or more financial institutions providing for the transfer or mitigation of fluctuations of interest rates, exchange rates, credit risk or equity, index or other prices either generally or under specific contingencies.

“Increasing/Assuming Lender” is defined in Section 2.18.

“Indemnified Liabilities” means, collectively, any and all liabilities, Environmental Liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, fees, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable, documented, out-of-pocket fees and disbursements of one outside counsel for the Collateral Agent (and its officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates) and one outside counsel for all other Indemnitees taken as a whole, and, if necessary, of one local counsel for the Collateral Agent (and its officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates) and one local counsel for all other Indemnitees taken as a whole, in each case, in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions; and, solely in the case of an actual conflict of interest where the Indemnitee affected by such conflict retains its own counsel and informs the Borrower Representative thereof, of another firm of counsel for all such affected Indemnitees)), including in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable and documented out-of-pocket fees or expenses incurred by Indemnitees in enforcing this indemnity, whether direct or special and whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to extend the Commitments and make Loans or the use or intended use of the proceeds thereof), the performance by the Indemnitees of their respective obligations hereunder or thereunder or the consummation of any transactions contemplated hereby or thereby, any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral) and any reasonable attorneys’ fees and expenses of one outside counsel for the Collateral Agent (and its officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates) and one outside counsel for all other Indemnitees taken as a whole, and, if necessary, of a single local counsel for the Collateral Agent (and its officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates) and a single local counsel for all other Indemnitees taken as a whole, in each case, in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions; and, solely in the case of an actual conflict of interest where the Indemnitee affected by such conflict retains its own counsel and informs the Borrower Representative thereof, of another firm of counsel for all such affected Indemnitees); and court costs and any losses incurred directly as a result of a successful defense, in whole or in part, of any claim that an Agent breached its standard of care; or (b) any fee letter (including the Fee Letters) delivered by any Agent or any Lender to the Borrowers with respect to the transactions contemplated by this Agreement or any other Loan Document; provided that “Indemnified Liabilities” shall not include any liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, fees, costs, expenses or disbursements to the extent the same have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or any of such Indemnitee’s controlled or controlling Affiliates or any of its or their respective officers, directors, employees, agents, advisors, partners or other representatives as determined by final judgment of a court of competent jurisdiction in a non-appealable decision, (ii) any proceeding that does not involve an act or omission by any Loan Party or Fund or their controlled or controlling Affiliates and that is brought by an Indemnitee against any other Indemnitee; provided that each Indemnitee, to the extent acting in its capacity as an Agent or arranger or similar role under the Facility, shall remain indemnified in respect of such disputes and (iii) allocated costs of in house counsel.

“Indemnified Taxes” means: (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document; and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitee” is defined in Section 11.03(a).

“Independent Director/Manager” means a Natural Person who (a) for the five-year period prior to his or her appointment as an Independent Director/Manager has not been, and during the continuation of his or her service as such Independent Director/Manager is not: (1) an employee, director, stockholder, member, manager, partner or officer of any Borrower (other than his or her service as Independent Director/Manager, springing member and/or special member) or any of its Affiliates (other than his or her service as an independent director, independent manager, springing member and/or special member of Affiliates of such Borrower that are structured to be “bankruptcy remote” in a manner substantially similar to such Borrower); (2) a customer or supplier of any Borrower or any of its Affiliates (other than a supplier of his or her service as Independent Director/Manager, springing member and/or special member of such Borrower or as an independent director, independent manager, springing member and/or special member of such Affiliate); or (3) any member of the immediate family of a person described in clause (1) or (2) above; (b) has (1) prior experience as an independent director or independent manager for a corporation, limited liability company or limited partnership whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, limited liability company, or limited partnership could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition or application seeking relief under any applicable federal or state law relating to bankruptcy; and (2) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities; and (c) shall not at any time serve as trustee in bankruptcy or liquidator for any Affiliate of any Borrower.

“Interest Period” means, with respect to any Borrowing, the period from (and including) the date of the initial funding of such Loan or the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the corresponding date that is three months thereafter; provided that, with respect to any Borrowing, (i) the first Interest Period with respect to such Borrowing shall end on the first Payment Date to occur subsequent to such Borrowing, and (ii) no Interest Period shall extend beyond the Maturity Date. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Intermediate Holdco” means any intermediate entity between any Borrower and the operating company of any Portfolio Investment.

“Intermediate Holdco Debt” is defined in Section 7.01.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“Investment Proceeds” is defined in the definition of “Available Cash Flows”.

“IRS” means the United States Internal Revenue Service.

“Judgment Currency” is defined in Section 11.23(a).

“Judgment Currency Conversion Date” is defined in Section 11.23(a).

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each of which is a Tranche A Lender and a Tranche B Lender, and any other Person that becomes a party hereto pursuant to an Assignment and Assumption Agreement or pursuant to a Commitment Increase pursuant to Section 2.18, and their respective successors and assigns, except for Section 11.21, where “Lenders” has the meaning assigned to the term therein. Any reference to “the Lender” shall refer to any or all the Lenders, as the context may require. For the avoidance of doubt, each “Lender” shall at all times hold ratable portions of the Tranche A Commitments and the Tranche B Commitments.

“Lender Register” is defined in Section 11.06(b).

“Lender Valuation” is defined in Section 10.01(a).

“Lien” means any lien, mortgage, pledge, security interest, assignment by way of security, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) or any other preferential arrangement of any kind or nature whatsoever intended to assure payment of any Debt or other obligation.

“Liquidity Calculation Time” means 5:00 p.m. (Pacific Time) on the first Business Day of each calendar month commencing with the first Business Day in May 2026.

“Liquidity Sleeve” means, collectively, (a) Vista Intermediate Holdings, L.P., a Cayman Islands exempted limited partnership, and each of its Subsidiaries, including, without limitation, VistaOne Liquidity Aggregator, L.P., a Delaware limited partnership (the entities described in this clause (a), collectively, the “Initial Liquidity Aggregator”), and (b) any other entity formed or acquired from time to time by the Fund for the purpose of providing a source of liquidity to the Fund that invests in assets of the same (or substantially similar) type as the assets held directly or indirectly by the Initial Liquidity Aggregator on the Closing Date.

“Liquidity Sleeve Cash Sweep Threshold” means 20.0%.

“Liquidity Sleeve NAV” means, as of the relevant Liquidity Calculation Time, the sum of (a) the “net asset value” of the unrestricted assets held, directly or indirectly, by the Liquidity Sleeve as of such date, determined by the Fund in accordance with the Fund Valuation Policy; plus (b) the amount of cash held in the Collateral Accounts as of such time; minus (c) (i) an amount equal to the Borrowers’ good faith estimates of investments they reasonably expect to make during the upcoming calendar month occurring after such Liquidity Calculation Time; provided that such investments are either (x) signed and pending close or (y) identified as part of the Fund’s pipeline, in each case as set forth in the Liquidity Sleeve Report with details as to the strategy type, size and current status of such investments and (ii) redemptions payable during such upcoming calendar month.

“Liquidity Sleeve Ratio” means the ratio of (a) the Liquidity Sleeve NAV over (b) (i) the Fund’s assets under management (AUM) as reported in the most recently delivered Monthly NAV Report prior to the relevant Liquidity Calculation Time, plus (ii) the aggregate amount of new subscriptions received by the Fund as of such Liquidity Calculation Time since the applicable date of the Fund’s assets under management (AUM) as reported in the most recently delivered Monthly NAV Report prior to the Liquidity Calculation Time.

“Liquidity Sleeve Report” means, for each calendar month, a report setting forth a calculation of the Liquidity Sleeve Ratio.

“Liquidity Trigger Period” means (i) any period (A) commencing on the date when any of the following conditions are met: (w) the Portfolio LTV is equal to or greater than the Target LTV, (x) at any time that the Borrowers collectively own less than 30 Portfolio Investments, the Current Total Net Leverage is equal to or greater than the Portfolio Total Net Leverage Threshold, (y) an Event of Default has occurred and is continuing or (z) a Mandatory Prepayment Event has occurred and (B) ending on the date when Portfolio LTV is less than the Target LTV, the Current Total Net Leverage is below the Base Closing Total Net Leverage and no Event of Default or Mandatory Prepayment Event has occurred and is continuing and (ii) at any time the Borrowers collectively own less than 10 Portfolio Investments.

“Loan Documents” means, collectively, this Agreement, any Note, the Fee Letters, the Guaranty, the Collateral Documents and any other certificate, agreement, document, instrument or other writing executed and delivered to the Administrative Agent, the Collateral Agent or any Lender by or on behalf of any Loan Party in connection herewith, and all amendments, exhibits and schedules to any of the foregoing.

“Loan Notice” is defined in Section 2.01(b).

“Loan Party” means, collectively, the Borrowers and the Borrower General Partner.

“Loans” means, collectively, the Tranche A Loans and the Tranche B Loans.

“Look-Through Consolidated Total Net Debt” means, with respect to any Portfolio Investments (including any Intermediate Holdco) as of any date of determination, the “Consolidated Total Debt” (or equivalent term) less unrestricted cash and “Cash Equivalents” (or equivalent term) of such Portfolio Investment and its subsidiaries, in each case as defined in the applicable credit agreement (or other applicable debt instrument) at such Portfolio Investment.

“Mandatory Prepayment Event” means the occurrence of (i) a Change of Control, (ii) the Portfolio LTV being equal to or greater than the Threshold LTV, or (iii) the failure to comply in any material respect with a Controlled Asset Sale Process (including the failure to Cure any Collateral Shortfall Event at the end of the Controlled Asset Sale Cure Period).

“Margin Regulations” means Regulations T, U and X of the Federal Reserve Board, as amended from time to time.

“Margin Stock” means “margin stock” as defined in the Margin Regulations.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets or financial condition of the Loan Parties taken as a whole; (b) the ability of the Loan Parties, taken as a whole, to perform their payment Obligations; (c) the legality, validity, binding effect or enforceability against a Loan Party of a Loan Document to which it is a party; or (d) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any other Secured Party under any Loan Document.

“Material Amendment” is defined in Section 7.09.

“Material Debt” means, for any Person, Debt with a principal amount equal to or greater than the Applicable Threshold.

“Maturity Date” means the earlier of: (a) the Stated Maturity Date; and (b) the date upon which the Obligations become due and payable after the occurrence of an Event of Default in accordance with Section 8.03.

“Maximum Aggregate Commitments” means the sum of the Maximum Aggregate Tranche A Commitments and the Maximum Aggregate Tranche B Commitments.

“Maximum Aggregate Tranche A Commitments” means $200,000,000, as such amount may be reduced from time to time pursuant to Section 2.06 or increased from time to time pursuant to Section 2.18.

“Maximum Aggregate Tranche B Commitments” means $50,000,000, as such amount may be reduced from time to time pursuant to Section 2.06 or increased from time to time pursuant to Section 2.18.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by Applicable Law on such day.

“Monthly NAV Report” means, for each calendar month, a report setting forth the monthly “net asset value” of the Portfolio Investments and including a line-by-line break-down of the “net asset value” of each such Portfolio Investment.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions or with respect to which such Borrower or any ERISA Affiliate otherwise has any liability or reasonable expectation of liability.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Natural Person” means a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.

“Net Asset Value” means, as of any date of determination, with respect to any Portfolio Investment, the value of such Portfolio Investment:

(a) with respect to any Public Asset, as determined by reference to (i) the daily closing price of such Public Asset most recently posted on the relevant exchange on which the Equity Interests of such Public Asset are traded times (ii) the number of shares of such Public Asset held by the Borrowers; provided that such daily share price shall only be monitored and refreshed (x) as set forth in most recent Relevant NAV Report or (y) as requested by the Administrative Agent, on a daily basis but only (I) with respect to an individual Public Asset the Net Asset Value of which is equal to or greater than 10.0% of the Aggregate Eligible NAV Value or (II) to the extent the Net Asset Value of all Public Assets collectively is equal to or greater than 20.0% of the Aggregate Eligible NAV Value;

(b) with respect to any Private Asset (subject to clause (c) below), as calculated by the Fund and set forth in the most recent Relevant NAV Report, immediately prior to such date of determination or, prior to delivery of any such Relevant NAV Report, the Original Valuation Report;

(c) with respect to any Private Asset and notwithstanding anything in clause (b) above, to the extent a Lender Valuation has been conducted pursuant to Section 10.01(a) in connection with a Relevant NAV Report or an Updated Valuation has been provided pursuant to Section 6.01(f), the “Net Asset Value” of such Private Asset shall be equal to the valuation in the Lender Valuation or Updated Valuation until delivery of the Subsequent NAV Report; provided that, if (x) an ongoing Controlled Asset Sale Process pursuant to Section 10.03 or any cash sweep event (including any increased Cash Sweep Percentage or any Liquidity Trigger Period) (each, a “Valuation Event”) is in place as a result of a Lender Valuation and (y) such Valuation Event would be cured as a result of a Subsequent NAV Report, the Administrative Agent may elect (within 10 Business Days of receipt of such Subsequent NAV Report ) to disregard the results of such Subsequent NAV Report for purposes of such Valuation Event and instead require that such Valuation Event continue to be based on the prior Lender Valuation until cured by a subsequent Lender Valuation. For the avoidance of doubt, the Fund shall be permitted to disregard the results of such Lender Valuation for purposes of its own valuation policy and reporting to its limited partners, minus, in the case of any Private Asset, each portion of such Portfolio Investment that is Disposed of since the last day of the accounting period to which the most recent Relevant NAV Report relates (or, if later, the date of the most recent Lender Valuation, with respect to such Portfolio Investment) at the pro rata sale price of such Disposition (with the value of any non-cash items as determined by the Borrower Representative in accordance with the Fund Valuation Policy); provided, that upon the Disposition of any portion of a Portfolio Investment, the Net Asset Value of the remaining portion of such Portfolio Investment shall be deemed to be determined by the Borrower Representative in accordance with the Fund Valuation Policy as of the date of such Disposition.

For the avoidance of doubt, the Net Asset Value of any Portfolio Investment that is subject (directly or indirectly) to any Intermediate Holdco Debt shall be reduced as appropriate for the amount of such Intermediate Holdco Debt in accordance with applicable accounting standards, to the extent not already reduced (i) at the time of incurrence of any such indebtedness and (ii) on a pro forma basis to the extent any Distribution is being paid with the proceeds of such indebtedness, at the time of such payment.

“Non-Controlled Intermediate Holdco” means any Intermediate Holdco with respect to which neither the Fund nor its Affiliates (i) owns, directly or indirectly, a majority of the equity, (ii) has, directly or indirectly, majority board representation or (iii) has material governance rights, directly or indirectly with respect to the incurrence of Debt.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by a Borrower in favor of a Lender evidencing any Loans made by such Lender, substantially in the form of Exhibit A, as amended from time to time.

“Obligation Currency” is defined in Section 11.23(a).

“Obligations” means all present and future indebtedness, obligations and liabilities of each Loan Party of every type and description arising under any Loan Document (or as provided therein, arising in connection therewith) due or to become due to the Secured Parties, whether for principal (including any PIK Interest/Fees), interest, premium, expenses, fees (including any Commitment Fees), indemnities or other amounts (including attorneys’ fees and expenses) and whether due or not due, direct or indirect (including those acquired by assumption), joint, several, absolute or contingent, voluntary or involuntary, liquidated or unliquidated, determined or undetermined, and whether now existing or hereafter renewed or restructured.

“Offshore Borrower Administrative Agent” means the “Administrative Agent” under the Offshore Borrower Credit Agreement.

“Offshore Borrower Aggregate Eligible NAV Value” has the meaning given to the term “Aggregate Eligible NAV Value” in the Offshore Borrower Credit Agreement.

“Offshore Borrower Commitments” has the meaning given to the term “Commitments” in the Offshore Borrower Credit Agreement.

“Offshore Borrower Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, by and among the Offshore Borrowers, as borrowers, the Offshore Borrower General Partner, the Offshore Borrower Administrative Agent, the Calculation Agent, as calculation agent, the Collateral Agent as collateral agent and the lenders from time to time party thereto.

“Offshore Borrower General Partner” means VistaOne Lux SPV GP, LLC, a Cayman Islands limited liability company.

“Offshore Borrower Representative” has the meaning given to the term “Borrower Representative” in the Offshore Borrower Credit Agreement.

“Offshore Borrower Tranche A Commitments” has the meaning given to the term “Tranche A Commitments” in the Offshore Borrower Credit Agreement.

“Offshore Borrower Tranche B Commitments” has the meaning given to the term “Tranche A Commitments” in the Offshore Borrower Credit Agreement.

“Offshore Borrowers” means, collectively, VistaOne Lux SPV, L.P., a Cayman Islands exempted limited partnership, acting by its general partner, the Offshore Borrower General Partner, and each other “Borrower” under (and as defined in) the Offshore Borrower Credit Agreement.

“Original Valuation Report” means the valuations set forth on Schedule 2.02.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant Register” is defined in Section 11.06(g)(i).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Paydown LTV” means the sum of (a) the Target LTV and (b) 5.00%.

“Payment Date” means the last day of each March, June, September and December of each calendar year (commencing June 30, 2026) and, if such day is not a Business Day, the next succeeding Business Day. The Maturity Date shall also be a Payment Date.

“Payment Recipient” has the meaning specified in Section 11.26(a).

“PBGC” means the United States Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan), other than a Multiemployer Plan, that is maintained or is contributed to by any Borrower or any ERISA Affiliate or with respect to which any Borrower or any ERISA Affiliate otherwise has any liability or reasonable expectation of liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Expenses” means (i) bona fide fees, costs and expenses incurred by the Borrowers or the Fund (which, for the avoidance of doubt, shall not include any management or advisory fees paid by the Borrowers or the Fund), (ii) Permitted Tax Distributions and (iii) any other amount which the Borrower Representative determines, with the consent of the Administrative Agent (such consent not to be unreasonably withheld), is reasonably required to be reserved in respect of any potential claim in respect of the event giving rise to the receipt of such Available Cash Flows. For the avoidance of doubt, expenses incurred at an underlying portfolio company or seller thereof may be permitted to be paid by such underlying portfolio company or seller regardless of any Event of Default under Section 8.01(a), 8.01(e), or 8.01(f).

“Permitted Liens” means:

(a) Liens under the Loan Documents;

(b) (i) Liens for Taxes, assessments or charges of any Governmental Authority for claims that are not material and are either (x) not yet due and payable or (y) being contested in good faith by appropriate proceedings that have the effect of preventing forfeiture or sale of the assets to which such liens attach and in either case for which adequate reserves with respect thereto have been established in accordance with GAAP; (ii) judgment liens where the related creditor has not commenced foreclosure or the exercise of other remedies, to the extent such liens under this clause (ii) do not constitute an Event of Default and (iii) banker’s liens, rights of setoff or similar rights and remedies arising in the ordinary course of business as to deposit accounts, securities accounts or other funds maintained with depositary institutions or intermediaries or arising as a result of law.

“Permitted Tax Distributions” means, for any taxable period during which any Borrower (and any direct or indirect “holdings” entity) is treated as a partnership or disregarded entity for U.S. federal and applicable state and local income tax purposes, the excess of (A) the sum of (I) distributions in an aggregate amount not to exceed the product of (x) the taxable income of such Borrower for such taxable period (determined, for any taxable period for which such Borrower is a disregarded entity as if such Borrower were a partnership), including any taxable income allocated to such Borrower with respect to any Portfolio Investment and taking into account any adjustments pursuant to Section 743(b) of the Code, and (y) the highest combined marginal U.S. federal, state and local income tax rate applicable to any direct or indirect regarded equity owner of such Borrower for such taxable period, taking into account any deductibility of state and local income taxes (and any limitations thereon) the character (long-term capital gain, qualified dividend income, tax exempt income, etc.) of the current period taxable income and the tax benefit of any losses incurred in prior periods or portions thereof beginning after the Closing Date to the extent not previously taken into account in determining permitted tax distributions; provided that the aggregate amount of distributions under this clause (I) shall be reduced (but not below zero) by the aggregate amount of distributions under clause (II) with respect to the same taxable period, and (II) distributions in an aggregate amount not to exceed the product of (x) the amount of any Investment Proceeds characterized as a dividend from U.S. sources for U.S. federal income tax purposes (which for purposes of this clause (x) will include the amount of any taxes withheld under Sections 1441 or 1442 of the Code by a Portfolio Investment with respect to such Investment Proceeds (the “Withheld Amount”)) and (y) the highest rate specified in Section 1441(a) of the Code over (B) the Withheld Amount.

“Person” means an individual, a corporation, a partnership, an exempted limited partnership, a limited liability company, an exempted company, a trust, an unincorporated organization or any other entity or organization, whether or not having legal personality, including a government or any agency or political subdivision thereof.

“PIK Election” is defined in Section 2.03.

“PIK Interest/Fees” is defined in Section 2.03.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which such Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees or with respect to which such Borrower or any ERISA Affiliate otherwise has any liability or reasonable expectation of liability.

“Platform” means Debt Domain, Intralinks, SyndTrak or another relevant website or other information platform.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement entered into on the Closing Date, substantially in the form of Exhibit D, executed by the Borrowers granting a first priority security interest in and to the collateral described therein to the Collateral Agent.

“Portfolio Investment” means each of the Fund’s investments in portfolio companies held, directly or indirectly, by the Borrowers and any other portfolio investments of the Borrowers acquired after the Closing Date that are held, directly or indirectly, by the Borrowers, if and to the extent the economic rights to such portfolio investment may be pledged by the Borrowers without violating the terms of such portfolio investment. As of the Closing Date, each Portfolio Investment of the Borrowers, including its Reference Metric and end-user category and the fund strategy group originating the same, is listed on Schedule 2.02.

“Portfolio LTV” means, on any date of determination, the quotient (expressed as a percentage) of (i) (w) the principal amount of Loans outstanding on such date (including any capitalized PIK interest or fees); plus (x) any accrued interest and Commitment Fees (including accrued but uncapitalized PIK interest or fees); minus (y) the balance of cash constituting Investment Proceeds credited to the Collateral Accounts (excluding, for the avoidance of doubt, any Investment Proceeds that are the subject of the sweep for which the Portfolio LTV is being tested); divided by (ii) the Borrowing Base on such date. Portfolio LTV shall be tested (in each case using the then available Net Asset Value as set forth herein (a) quarterly as reported in each Compliance Certificate, (b) on each Payment Date (and on any other date selected by the Borrower Representative pursuant to Section 2.05(f)), (c) on any date of distribution from the Collateral Account, (d) on the date of any incurrence of material Intermediate Holdco Debt (or, with respect to any Non-Controlled Intermediate Holdco, on the date the Borrowers become aware of the incurrence of such Intermediate Holdco Debt) and (e) upon the date of any Borrowing hereunder (including, for the avoidance of doubt, the Closing Date, if applicable)).

“Portfolio Total Net Leverage Threshold” means 0.75x above the Base Closing Total Net Leverage.

“Potential Default” means any condition or event that, with the giving of notice or lapse of grace periods or both, would, unless cured or waived, become an Event of Default.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if the Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Private Asset” means a Portfolio Investment that is not a Public Asset.

“Property” means any real property, improvements thereon and any leasehold or similar interest in real property which is owned by the Borrowers, or secures any investment of the Borrowers.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Asset” means the Equity Interests of a Portfolio Investment which are publicly listed and traded solely on the New York Stock Exchange, the NASDAQ Stock Market or another nationally recognized exchange in the United States approved by the Administrative Agent in its reasonable discretion.

“Ramp Up Period” means the period beginning on the date of the initial Borrowing hereunder and ending on the date that is one year after such initial Borrowing hereunder.

“Recipient” means the Administrative Agent, the Collateral Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrowers hereunder.

“Reference Metric” means, with respect to any Portfolio Investment, either revenue, recurring revenue or EBITDA or other metric agreed between the Borrower Representative and the Administrative Agent, in each case as set forth on Schedule 2.02 with respect to each Portfolio Investment as of the Closing Date; provided that the Borrower Representative may from time to time change the Reference Metric with the consent of the Administrative Agent (not to be unreasonably withheld).

“Reference Portfolio Investments” is defined in Section 3.01(i).

“Release” means any releasing, spilling, emitting, leaking, pumping, injecting, depositing, disposing, discharging, dumping, pouring, escaping, emptying, seeping, leaching, or migrating of Hazardous Materials into the environment.

“Relevant Controlled Asset Sale Investments” is defined in Section 10.03(a).

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or Federal Reserve Bank of New York, or any successor thereto.

“Relevant NAV Report” means, with respect to each calendar month, the Monthly NAV Report for such calendar month delivered to the Administrative Agent pursuant to Section 6.01(c)(i); provided, that for purposes of such calculation such Monthly NAV Report shall be adjusted by the Administrative Agent to exclude Portfolio Investments that are not Eligible Portfolio Investments.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived by regulation.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50.0% of the Facility on such date; provided that the portion of the Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that in connection with any direction provided by the Required Lenders to the Administrative Agent, “Required Lenders” shall be determined in accordance with Section 9.02(e).

“Required Tranche Lenders” means, as of any date of determination, with respect to Lenders having Commitments of any particular Tranche, Lenders holding more than 50.0% of the Credit Exposure and unused Commitments of such Tranche on such date; provided that, (a) the portion of the Credit

Exposure and unused Commitments of the applicable Tranche held by any Defaulting Lender shall be excluded for purposes of making a determination of “Required Tranche Lenders” of such Tranche; provided, further, that in connection with any direction provided by the Required Tranche Lenders to the Administrative Agent, “Required Tranche Lenders” shall be determined in accordance with Section 9.02(e).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means:

(a) with respect to each Loan Party or the Fund, any director, manager, managing director, chief executive officer, chief operating officer, president, executive vice president, chief investment officer, chief compliance officer, general counsel, chief financial officer, secretary or other authorized signatory of such Loan Party or the Fund or of the member, manager or general partner or ultimate general partner (as applicable) of such Loan Party or the Fund. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party or the Fund shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party or the Fund, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party or the Fund;

(b) with respect to the Administrative Agent, any officer thereof who has responsibility with respect to the administration of this Agreement and the other Loan Documents; and

(c) with respect to the Collateral Agent, any officer within the department of the Collateral Agent administering this Agreement and the other Loan Documents, including any vice president, assistant vice president, senior associate, assistant secretary, assistant treasurer, trust officer or any other officer of the Collateral Agent who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any such matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement and the other Loan Documents.

“Same Day Funds” means immediately available funds.

“Sanctions” is defined in Section 4.24(a).

“Sanctions Laws” is defined in Section 4.24(a).

“SEC” means the Securities and Exchange Commission of the United States or any successor thereto.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders and each sub-agent appointed by any Agent from time to time pursuant to Section 9.03(c).

“Securities” means any stock, shares, membership interests, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Similar Law” means any law or regulation that is substantially similar to Section 406 of ERISA and/or Section 4975 of the Code.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York on the Federal Reserve Bank of New York’s website (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“SOFR Interest Payment” means, in respect of any Interest Period, the aggregate amount of interest that is, or is scheduled to become payable under Section 2.03(i).

“Solvent” and “Solvency” means, with respect to the Borrowers and the other Loan Parties on any date of determination, that on such date (a) the Fair Value (measured on a going concern basis) of the assets of the Borrowers and the other Loan Parties, taken as a whole, exceeds their Liabilities; (b) the Present Fair Salable Value (measured on a going concern basis) of the assets of Borrowers and the other Loan Parties, taken as a whole, exceeds their Liabilities; (c) the Borrowers and the other Loan Parties, taken as a whole, do not have Unreasonably Small Capital; and (d) the Borrowers and the other Loan Parties, taken as a whole, will be able to pay their Liabilities as they mature. For purposes of this definition, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Borrowers and the other Loan Parties, taken as a whole, would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act; “Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrowers and the other Loan Parties, taken as a whole, as of the applicable date after giving effect to the consummation of the transactions to occur on such date, determined in accordance with GAAP consistently applied; “Present Fair Salable Value” means, the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrowers and the other Loan Parties, taken as a whole, are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated; “Do not have Unreasonably Small Capital” means the Borrowers and the other Loan Parties, taken as a whole, after consummation of the transactions to occur on the applicable date is a going concern and have sufficient capital to reasonably ensure that they will continue to be a going concern for the period from such date through the Maturity Date; and “Will be able to pay their Liabilities as they mature” means, for the period from the applicable date through the Maturity Date, the Borrowers and the other Loan Parties, taken as a whole, will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrowers and the other Loan Parties as reflected in the projected financial statements and in light of the anticipated credit capacity. When used with respect to the Fund, “Solvent” or “Solvency” shall be construed as if references to the Borrowers and the Loan Parties in this definition were references to the Fund and its consolidated Subsidiaries.

“Special Purpose Provisions” means the “Special Purpose Provisions” set forth on Schedule 6.10.

“Stated Maturity Date” means March 31, 2029, as such date may be extended in accordance with Section 2.17.

“Subsequent NAV Report” is defined in Section 10.01(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, special limited partnership, limited liability company, private limited liability company, association, joint venture or other business entity of which more than 50.0% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Target LTV” means 10.0%; provided that, if (a) the Maximum Aggregate Commitments have been increased as a result of a Commitment Increase pursuant to Section 2.18, and (b) on or at any time after the applicable Commitment Increase Effective Date, the Borrowers collectively own at least 30 Portfolio Investments, then the Target LTV shall be increased to 15.0%.

“Taxes” means any present or future income, stamp and other taxes, charges, fees, levies, duties, imposts, withholdings or other assessments, together with any interest and penalties and additions to tax imposed by any federal, state, local or foreign taxing authority upon any Person.

“Term-Out Conversations” means any period of time during which the Administrative Agent has been (a) approached by the Borrowers for the purpose of extending the Stated Maturity Date pursuant to Section 2.17 and the Borrower Representative has delivered to the Administrative Agent a request for extension pursuant to Section 2.17, or (b) informed that the Borrowers intend to refinance the Obligations in full and the Borrower Representative has provided the Administrative Agent with reasonably satisfactory evidence that the Obligations are in the process of being refinanced in full.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” means for any Interest Period, the Term SOFR Reference Rate for a tenor of three months on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) for any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided that, notwithstanding the foregoing, if the Term SOFR Rate as determined pursuant to the foregoing would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR that has been selected or recommended by the Board of Governors of the Federal Reserve System or the FRBNY, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or FRBNY, or any successor thereto.

“Tested Eligible Investment” means, at any time of determination, any Eligible Investment (i) that has any Intermediate Holdco Debt, (ii) in which the Borrowers own, directly or indirectly, a majority of the equity, (iii) in which the Borrowers have, directly or indirectly, majority board representation or (iv) in which the Borrowers otherwise have material governance rights, directly or indirectly, as it relates to indebtedness.

“Threshold LTV” means the sum of (a) the Target LTV and (b) 10.00%.

“Total Net Leverage” means, for each Eligible Investment, its respective total net leverage as calculated using the applicable Portfolio Investment’s Look-Through Consolidated Total Net Debt (including that of any Intermediate Holdcos) as the numerator and the Portfolio Investment’s applicable Reference Metric as the denominator.

“Tranche” means (a) when used with respect to the Lenders, each of the following classes of Lenders: (i) Lenders having Tranche A Loans or Tranche A Commitments and (ii) Lenders having Tranche B Loans or Tranche B Commitments, and (b) when used with respect to Loans or Commitments, each of the following classes of Loans or Commitments: (i) Tranche A Loans or Tranche A Commitments and (ii) Tranche B Loans or Tranche B Commitments.

“Tranche A Commitment” means, as to each Tranche A Lender, the obligation of such Lender to make or otherwise fund any Tranche A Loan to the Borrowers pursuant to Section 2.01(a)(i) in an aggregate amount not to exceed the amounts set forth opposite such Lender’s name under the caption “Tranche A Commitment” on Schedule 1.01, as such amount may be (a) reduced or increased from time to time pursuant to a reallocation pursuant to Section 2.01(f)(i), (b) reduced from time to time pursuant to Section 2.06, (c) increased from time to time pursuant to Section 2.18 and (d) reduced or increased from time to time pursuant to assignments to or by such Lender pursuant to Section 11.06. The aggregate amount of the Tranche A Commitments as of the Closing Date is equal to $145,000,000.

“Tranche A Credit Exposure” means, as to any Lender at any time, the outstanding principal amount of such Lender’s Tranche A Loans at such time.

“Tranche A Lender” means a Lender having a Tranche A Commitment or other Tranche A Credit Exposure.

“Tranche A Loans” is defined in Section 2.01(a)(i).

“Tranche B Commitment” means, as to each Tranche B Lender, the obligation of such Lender to make or otherwise fund any Tranche B Loan to the Borrowers pursuant to Section 2.01(a)(ii) in an aggregate amount not to exceed the amounts set forth opposite such Lender’s name under the caption “Tranche B Commitment” on Schedule 1.01, as such amount may be (a) reduced or increased from time to time pursuant to a reallocation pursuant to Section 2.01(f)(ii), (b) reduced from time to time pursuant to Section 2.06, (c) increased from time to time pursuant to Section 2.18 and (d) reduced or increased from time to time pursuant to assignments to or by such Lender pursuant to Section 11.06. The aggregate amount of the Tranche B Commitments as of the Closing Date is equal to $36,250,000.

“Tranche B Credit Exposure” means, as to any Lender at any time, the outstanding principal amount of such Lender’s Tranche B Loans at such time.

“Tranche B Lender” means a Lender having a Tranche B Commitment or other Tranche B Credit Exposure.

“Tranche B Loans” is defined in Section 2.01(a)(ii).

“Transactions” means (a) the Closing Date Asset Contribution, (b) the execution, delivery and performance by the Loan Parties of the Loan Documents, (c) the grant of the security interest contemplated hereby or thereby and (d) the borrowing of the Loans and the use of the proceeds thereof as set forth in Section 2.02.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uninsured Casualty Event” means any casualty or other event other than any casualty or other event to the extent covered by insurance and actually reimbursed (or (x) the Borrowers have reasonably determined that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is actually reimbursed within 365 days of the date of such evidence or (y) the Borrowers are actively pursuing coverage under such insurance).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” is defined in Section 2.08(e).

“Valuation Event” is defined in clause (c) of the definition of “Net Asset Value”.

“Withholding Agent” means the Borrowers, the Fund and any Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Related Matters; Certain Matters Relating to Borrowers.

(a) Construction.

(i) Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, the singular includes the plural, the part includes the whole and “include”, “includes” and “including” shall be construed without limitation (and shall be deemed to be followed by “without limitation” unless in fact followed by “with limitation” or a similar term) and shall not be construed as being by way of example or emphasis only.

(ii) The words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole (including the preamble, the Schedules and the Exhibits) and not to any particular provision of this Agreement. Article, section, subsection, exhibit, schedule and preamble references in this Agreement are to this Agreement unless otherwise specified.

(iii) References in this Agreement to any agreement, other document or law or to amendments of any document or law, shall include any amendments, supplements, replacements, refinancings, renewals, waivers or other modifications; provided that the foregoing is without prejudice to the rights or remedies available to a party herein or in any of the other Loan Documents that restricts, limits or imposes conditions upon, or provides consequences for, any amendments.

(iv) References in this Agreement to any law (or any part thereof) include any rules and regulations promulgated thereunder (or with respect to such part) by the relevant Governmental Authority, as amended, modified, supplemented, replaced or otherwise modified from time to time.

(v) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(vi) References in this Agreement to the phrase “acting at the direction of the Required Lenders” or “acting at the direction of the Required Tranche Lenders” (or similar phrases) shall be interpreted in accordance with Section 9.02(e).

(vii) References to any Person acting in any particular capacity shall, unless otherwise specified, include references to such Person’s successors and assigns in such capacity; provided that the foregoing is without prejudice to the rights or remedies available to a party herein or in any of the other Loan Documents that restricts, limits or imposes conditions upon, or provides consequences for, any successions or assignments.

(viii) An Event of Default or Potential Default is “continuing” if it has not been remedied or waived; provided that (x) any Collateral Shortfall Event is not deemed to be a Potential Default nor an Event of Default and (y) any Controlled Asset Sale Trigger Event is not deemed to be a Potential Default nor an Event of Default in each case unless an Event of Default of the type set forth in Section 8.01(n) has occurred.

(ix) Any reference to the “discretion” of any Person shall, unless otherwise specified, be deemed to be in the sole discretion of such Person.

(x) Prior to the first Additional Borrower Effective Date, any reference to “the Borrowers”, “each Borrower”, “any Borrower”, “a Borrower” or “the Borrower Representative” in this Agreement or any other Loan Document shall be deemed a reference to VistaOne DE SPV, L.P., a Delaware limited partnership, as initial Borrower hereunder.

(b) Determination. Any determination or calculation contemplated by this Agreement that is made by the Administrative Agent or any Lender shall be final and conclusive and binding upon the Borrowers and the other Loan Parties in the absence of manifest error. References in this Agreement to any “determination” by the Administrative Agent or any Lender include good faith estimates by the Administrative Agent or such Lender (in the case of quantitative determinations), and good faith beliefs by the Administrative Agent or such Lender (in the case of qualitative determinations). For the avoidance of doubt, the foregoing shall apply to the Administrative Agent in respect of instructing the Collateral Agent to provide any consent or other determination contemplated by this Agreement.

(c) Other Terms and Determinations. Unless otherwise specified herein (and whether or not expressly stated), (i) all non-capitalized terms defined in Article 8 or 9 of the Uniform Commercial Code, as in effect in the State of New York from time to time, are used herein as so defined and (ii) all accounting terms not specifically defined but used herein shall be construed and interpreted, all accounting determinations hereunder shall be made, and all financial calculations (including financial ratios) and statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent with the audited financial statements referred to in Section 6.01.

(d) Appointment of Borrower Representative. The Borrower Representative shall act as representative for each Borrower. The Borrower Representative will be acting as agent, attorney-in-fact and representative on each Borrower’s behalf for the purposes of issuing Loan Notices or similar notices, giving instructions with respect to the disbursement of the proceeds of any Loans, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants and certifications) on behalf of the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Person and shall be binding upon and enforceable against such Person to the same extent as if the same had been made directly by such Person.

(e) Joint and Several Liability; Postponement of Subrogation.

(i) Notwithstanding any other provision of the Loan Documents, the obligations of the Borrowers hereunder and under the other Loan Documents shall be joint and several and, as such, each Borrower shall be liable for all of such obligations of each other Borrower under this Agreement and the other Loan Documents. To the fullest extent permitted by law, the liability of each Borrower for the obligations under this Agreement and the other Loan Documents of the other applicable Borrowers with whom it has joint and several liability shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the obligations hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Loan Documents) which may at any time be available to or be asserted by such other applicable Borrower or any other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower for the obligations hereunder or under any other Loan Document, or of such Borrower under this Section 1.02(e) in bankruptcy or in any other instance.

(ii) Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all Obligations (other than contingent obligations for which no claim has been asserted) under the Loan Document and the termination or expiration of all Commitments. Any amount paid to any Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the obligations hereunder and under any other Loan Document (other than contingent obligations for which no claim has been asserted) and the termination or expiration of all Commitments shall be held in trust for the benefit of the applicable Secured Parties and shall immediately be paid to the Administrative Agent for the benefit of the applicable Secured Parties and credited and applied against the obligations of the applicable Borrowers, whether matured or unmatured, in such order as the Administrative Agent shall elect. In furtherance of the foregoing, for so long as any obligations of any Borrower hereunder or any Commitments remain outstanding hereunder (other than contingent obligations for which no claim has been asserted) or under any other Loan Document, each Borrower shall refrain from taking any action or commencing any proceeding against any other Borrower (or any of its successors or assigns) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other Loan Document of such other Borrower to any Secured Party.

(f) Additional Borrowers. The Borrower Representative may, upon 15 Business Days’ prior written notice to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent), cause any additional borrower to be designated hereunder on a joint and several basis (each, an “Additional Borrower”) so long as (i) such Additional Borrower is a limited liability company, exempted company, limited partnership or exempted limited partnership created under the laws of Delaware or the Cayman Islands, (ii) such Additional Borrower is a newly formed bankruptcy remote special purpose entity which has, or whose general partner has, an independent director or independent manager, as applicable, and is controlled by the Fund or, where the Additional Borrower is a Delaware limited partnership or a Cayman Islands exempted limited partnership, all of the Equity Interests of such Additional Borrower are legally and beneficially, directly or indirectly, owned by the Fund and the Borrower General Partner, (iii) the representations and warranties under each of the Loan Documents shall be true and correct in all material respects as of such date and (iv) no Potential Default or Event of Default shall have occurred on and as of such date (such joinder date, the “Additional Borrower Effective Date”); provided that each such Additional Borrower shall (A) execute a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent assuming all obligations of a Borrower hereunder (the “Borrower Joinder”), (B) upon the request of the Administrative Agent, deliver to the Administrative Agent a signed copy of a customary opinion (including in any applicable jurisdiction), addressed to the Administrative Agent and the other Secured Parties as to such matters as the Administrative Agent may reasonably request, (C) at least five Business Days prior to such Additional Borrower Effective Date, provide to the Lenders all documentation and other information required by United States regulatory authorities under applicable “know your customer” and anti-money laundering laws that shall be reasonably requested by the Administrative Agent or the Lenders in writing at least 10 Business Days prior to consummation of such joinder and (D) provide to the Lenders, if such Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any amendment as may be necessary or appropriate in order to establish an Additional Borrower pursuant to this Section 1.02(f) and such technical amendments, and other customary amendments with respect to provisions of this Agreement as may be necessary or appropriate in the reasonable opinion of the Administrative Agent in connection therewith. Upon the Additional Borrower Effective Date, such Additional Borrower shall become a “Borrower” for all purposes hereunder, and agrees that it shall be jointly and severally liable for the obligations of each other Borrower hereunder as set forth in Section 1.02(e), including with respect to the payment of principal of and interest on all Loans and payment of fees and indemnities and reimbursement of expenses.

Article 2
AMOUNT AND TERMS OF THE FACILITY

Section 2.01 Commitments.

(a) Loans.

(i) Tranche A Loans. Subject to the terms and conditions set forth herein, each Lender with a Tranche A Commitment severally agrees to make revolving loans to the Borrowers in Dollars (the “Tranche A Loans”) from time to time on any Business Day during the Availability Period in an aggregate principal amount up to but not exceeding such Lender’s Tranche A Commitment; provided that, after giving effect to the making of any Tranche A Loan, in no event shall (i) the Tranche A Credit Exposure (excluding any applicable PIK Interest/Fees) of any such Lender exceed its Tranche A Commitment and (ii) the aggregate Tranche A Credit Exposure (excluding any applicable PIK Interest/Fees) of all Tranche A Lenders exceed the aggregate Tranche A Commitments then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Tranche A Loans.

(ii) Tranche B Loans. Subject to the terms and conditions set forth herein, each Lender with a Tranche B Commitment may, on an uncommitted basis and in its sole and absolute discretion, make revolving loans to the Borrowers in Dollars (the “Tranche B Loans”) from time to time on any Business Day during the Availability Period in an aggregate principal amount up to but not exceeding such Lender’s Tranche B Commitment; provided that, after giving effect to the making of any Tranche B Loan, in no event shall (i) the Tranche B Credit Exposure (excluding any applicable PIK Interest/Fees) of any such Lender exceed its Tranche B Commitment and (ii) the aggregate Tranche B Credit Exposure (excluding any applicable PIK Interest/Fees) of all Tranche B Lenders exceed the aggregate Tranche B Commitments then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may request to borrow, prepay and reborrow Tranche B Loans. Each Borrower acknowledge and agrees that the Lenders shall have no obligation to make any Tranche B Loans under this Agreement, and that the making of one or more Tranche B Loans shall not obligate any Lender to make any future Tranche B Loans hereunder. Nothing contained in this Agreement shall be deemed to create any commitment on the part of any Lender to make any Tranche B Loans hereunder or to affect, impair or diminish the right of any Lender in its sole discretion to refuse to honor any request for a Tranche B Loan or otherwise fund any such requested advance.

(iii) Obligations of Lenders Several. The obligations of each Lender hereunder shall be several and not joint; provided, that the failure of any Lender to advance the proceeds of its Applicable Percentage of any Loan required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Applicable Percentage of any Loan required to be advanced hereunder.

(b) Loan Notice. The Borrowers shall request a Borrowing by delivery of an irrevocable written loan notice (the “Loan Notice”) signed by a Responsible Officer of the Borrower Representative in the form of Exhibit B. Each such Loan Notice must be received by the Administrative Agent not later than 10:00 a.m. (New York City time) one Business Day prior to the requested date of the proposed Borrowing. Following receipt of a Loan Notice, the Administrative Agent shall reasonably promptly notify each applicable Lender of the principal amount of the Loans to be made and the amount of its respective Applicable Percentage of the applicable Loans that it will be obligated to fund on the date specified in the applicable Loan Notice.

(c) Funding. On each Funding Date, subject to the fulfillment or waiver of the applicable conditions set forth herein (and, in the case of the Tranche B Commitments, the uncommitted nature of such Tranche B Commitments), each applicable Lender shall make available to the Administrative Agent its ratable portion of the Loans requested under clause (b) above by wire transfer in Same Day Funds in Dollars at the office designated by the Administrative Agent. Upon satisfaction of the applicable conditions set forth in Article 3 as determined by the Administrative Agent in its sole discretion (or waiver by the Lenders holding the applicable Commitments), the Administrative Agent shall promptly deposit such proceeds in Same Day Funds in Dollars in the account or accounts specified in the applicable Loan Notice.

(d) Minimum Loan Amounts. Each Borrowing shall be in an aggregate principal amount that is not less than $500,000.

(e) Availability of Funds; Funding by Lenders; Presumption by the Administrative Agent. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Funding Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Funding Date the Administrative Agent may assume that such Lender has made or will make such amount available to the Administrative Agent on such date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrowers a corresponding amount on such date. If the Administrative Agent has made such corresponding amount available to the Borrowers but such corresponding amount is not in fact made available to the Administrative Agent by such Lender, then the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower Representative and the Borrowers shall on or prior to the next Payment Date pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the applicable Funding Date until the date such amount is paid to the Administrative Agent, at the interest rate otherwise payable hereunder. If (a) the Administrative Agent declines to make a requested amount available to the Borrowers until such time as all applicable Lenders have made payment to the Administrative Agent, (b) a Lender fails to fund to the Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (c) such Lender’s failure results in the Administrative Agent failing to make a corresponding amount available to the Borrowers on the applicable Funding Date then such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrowers through and including the time of the Borrowers’ receipt of the requested amount and the Borrowers shall have no obligation to pay interest on any amounts not so advanced. Nothing in this Section 2.01(e) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder. A notice of the Administrative Agent to any Lender or the Borrower Representative with respect to any amount owing under this clause (e) shall be conclusive, absent manifest error.

(f) Reallocation of Commitments. The Borrower Representative may from time to time, by delivery of a Commitment Reallocation Request, request that:

(i) the unused Tranche A Commitments and the unused Offshore Borrower Tranche A Commitments be reallocated such that, following such reallocation, (i) the sum of the Tranche A Commitments and the Offshore Borrower Tranche A Commitments of each applicable Lender shall not exceed the sum of such Lender’s Tranche A Commitments and Offshore Borrower Tranche A Commitments immediately prior to such reallocation, (ii) the sum of the aggregate Tranche A

Commitments and Offshore Borrower Tranche A Commitments shall not exceed the Maximum Aggregate Tranche A Commitments and (iii) the aggregate Tranche A Credit Exposure (excluding any applicable PIK Interest/Fees) of all Tranche A Lenders shall not exceed the total Tranche A Commitments; and/or

(ii) the unused Tranche B Commitments and the unused Offshore Borrower Tranche B Commitments be reallocated such that, following such reallocation, (i) the sum of the Tranche B Commitments and the Offshore Borrower Tranche B Commitments of each applicable Lender shall not exceed the sum of such Lender’s Tranche B Commitments and Offshore Borrower Tranche B Commitments immediately prior to such reallocation, (ii) the sum of the aggregate Tranche B Commitments and Offshore Borrower Tranche B Commitments shall not exceed the Maximum Aggregate Tranche B Commitments and (iii) the aggregate Tranche B Credit Exposure (excluding any applicable PIK Interest/Fees) of all Tranche B Lenders shall not exceed the total Tranche B Commitments.

Each Commitment Reallocation Request shall be delivered to the Administrative Agent and the Offshore Borrower Administrative Agent. Within five Business Days of such Commitment Reallocation Request, subject to (x) the satisfaction of the conditions set forth in (i) with respect to a Commitment Increase of Tranche A Commitments, Section 3.02 (other than Sections 3.02(a) and 3.02(c)) and (ii) with respect to a Commitment Increase of Tranche B Commitments, Section 3.03 (other than Sections 3.03(a), 3.03(c) and 3.03(h)), (y) the consent of the Administrative Agent and the Offshore Borrower Administrative Agent (in each case not to be unreasonably withheld) and (z) the consent of the Offshore Borrower Representative, the applicable Commitments and applicable Offshore Borrower Commitments shall be reallocated and the Administrative Agent shall promptly notify the Lenders in writing (which may be via email) of such reallocation.

Section 2.02 Use of Proceeds.

(a) The Borrowers shall only use the proceeds of the Loans for any purpose permitted by the Constituent Documents of the Fund Parties and the Borrowers, for any other purpose approved by the Administrative Agent, but in any event may use the proceeds of the Loans (i) to fund the equity portion of the purchase price of a Portfolio Investment, (ii) to fund a Distribution and (iii) to pay the fees, costs and expenses incurred in connection with any of the transactions described in the foregoing clauses (i) and (ii) or the Transactions.

(b) The Borrowers shall not, and shall cause their respective Affiliates not to, take any action with respect to the proceeds of any Loans that is in violation of the Margin Regulations.

(c) Neither the Lenders nor the Agents shall have any liability, obligation, or responsibility whatsoever with respect to the Borrowers’ use of the proceeds of the Loans, and neither the Lenders nor any Agent shall be obligated to determine whether or not the Borrowers’ use of the proceeds of the Loans are for purposes permitted under their respective Constituent Documents or the Constituent Documents of the Fund Parties. Nothing, including, without limitation, any Borrowing or acceptance of any other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by the Lenders or any Agent as to whether any investment by any Borrower is permitted by the terms of such Borrower’s or any Fund Party’s Constituent Documents.

Section 2.03 Interest; Fees.

(a) Interest Rates. Subject to the provisions of clause (c) below and Section 2.15, each Loan (including, for the avoidance of doubt, all amounts added thereto as PIK Interest/Fees) shall bear interest at a rate equal to the Term SOFR Rate plus the Applicable Margin, payable in arrears on each Payment Date.

(b) Tranche A Commitment Fees. The Borrowers agree to pay to the Administrative Agent, for the account of each Tranche A Lender, a commitment fee (the “Commitment Fee”), which shall accrue at a rate per annum equal to the Commitment Fee Rate on the average daily amount of the unused Tranche A Commitment of such Tranche A Lender during the period from (and including) the Closing Date to the date such Lender’s Tranche A Commitments terminate in accordance with the terms hereof, and shall be payable in arrears on each Payment Date. Each payment of Commitment Fees pursuant to this Section 2.03(b) shall be made for the account of the Tranche A Lenders pro rata according to their Applicable Percentage of Tranche A Commitment.

(c) Default Interest. Upon the occurrence and during the continuance of an Event of Default, at the election of the Required Lenders, and automatically upon the occurrence and during the continuance of an Event of Default under Sections 8.01(a), 8.01(e) or 8.01(f), the principal amount of all Loans then due and payable and, to the extent permitted by Applicable Law, any interest thereon, and all other amounts owing hereunder or under any Loan Document, shall bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is equal to the Default Rate, in each case within 15 Business Days after written demand thereof. Payment or acceptance of the increased rates of interest provided for in this Section 2.03 is not a permitted alternative to timely payment and shall not in and of itself constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Secured Party.

(d) Payment in Kind; PIK Election.

(i) On each Payment Date, the Borrowers shall pay all interest accrued on the Loans and accrued Commitment Fees in cash; provided that, no later than five Business Days prior to the applicable Payment Date, the Borrower Representative may provide to the Administrative Agent written notice (a “PIK Election”) that the Borrowers elect to pay in kind (in lieu of payment in cash) all (but not less than all) of the interest and Commitment Fees payable on the applicable Payment Date, and on such Payment Date the aggregate outstanding principal amount of the relevant Loans shall be automatically increased by the amount of such interest and Commitment Fees so paid in kind (such interest and Commitment Fees so paid in kind, the “PIK Interest/Fees”); provided, further that (x) the Borrowers may not make more than two PIK Elections in any calendar year and (y) no PIK Election may be made to the extent that Available Cash Flows received during the period from the previous Payment Date to the current Payment Date are in an amount sufficient to pay such interest and Commitment Fees in cash.

(ii) Any accrued interest and Commitment Fees which are capitalized shall upon and after being so capitalized be treated as part of the principal amount of the relevant Loan, shall bear interest for subsequent Interest Periods in accordance with this Section 2.03(d). The Administrative Agent’s determination of the principal amount of the Obligations outstanding at any time shall be conclusive and binding, absent demonstrable error.

(e) Interest Periods. Subject to Section 2.15, at the end of each Interest Period (other than the Maturity Date), each Loan shall automatically be continued with an Interest Period of three months as calculated in accordance with the definition of “Term SOFR Rate”.

(f) Payment of Interest and Fees.

(i) Accrual of Interest. Interest on the Loans and any portion thereof shall commence to accrue in accordance with the terms of this Agreement and the other Loan Documents as of the date of the disbursal or wire transfer of such Loans by the Administrative Agent, consistent with the provisions of this Section 2.03, notwithstanding whether the Borrowers received the benefit of such Loans as of such date. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment (whether by acceleration or otherwise) has been received in Same Day Funds by the Administrative Agent.

(ii) Payment Dates.

(A) Accrued and unpaid interest on the Obligations shall be due and payable in arrears on each Payment Date and on the Maturity Date. Interest hereunder shall be due and payable (1) in Dollars and (2) in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(B) Accrued Commitment Fees shall be due and payable in arrears on each Payment Date.

(iii) Fee Letters. The Borrowers shall pay all fees documented in the Fee Letters and any other fee letter executed in connection with the Facility.

(g) [Reserved.]

(h) Computations of Interest and Fees. All computations of interest and fees (including the Commitment Fees) for the Loans shall be made on the basis of a 360-day period, in each case for the actual number of days elapsed in the period during which it accrues, except that interest computed by reference to the Base Rate shall be calculated for actual days elapsed on the basis of a 365/366-day year. In computing interest on any Loan, interest shall accrue on each Loan from and including the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(i) [Reserved.]

(j) Notification of SOFR Interest Payment and Commitment Fees. The Administrative Agent shall promptly upon the amount of any SOFR Interest Payment or Commitment Fee becoming determinable notify (such notification to be made no later than three Business Days prior to the due date for such SOFR Interest Payment) (i) the Borrowers of the amount of that SOFR Interest Payment or Commitment Fee; (ii) each relevant Lender of the proportion of that SOFR Interest Payment or Commitment Fee which relates to such Lender’s pro rata share of the relevant Loan or Commitment; and (iii) the relevant Lenders and the Borrowers of each applicable rate of interest and the amount of interest for each day relating to the determination of that SOFR Interest Payment or Commitment Fee (including, with respect to any interest payment, a breakdown of such rate and amount of interest as between the applicable margin and SOFR for such date and any other information that the Borrowers may reasonably request in relation to the calculation of such rate and amount or the determination of that SOFR Interest Payment).

Section 2.04 Notes; Payment of Obligations.

(a) Notes. The Loans to be made by any Lender to the Borrowers hereunder, if so requested by such Lender, shall be evidenced by promissory notes of the applicable Borrower. Each Note shall be: (i)

payable to such Lender or its registered assigns at the principal office of the Administrative Agent; (ii) bear interest in accordance with Section 2.03(a); (iii) be in the form of Exhibit A (with blanks appropriately completed in conformity herewith); and (iv) be made by the applicable Borrower.

(b) Maturity. The principal amount (including any PIK Interest/Fees) of the Loans outstanding, together with any accrued interest thereon payable with respect thereto, and all accrued fees and other amounts due and payable hereunder, shall be due and payable on the Maturity Date, and the Borrowers hereby unconditionally promise to pay to the Administrative Agent in Dollars for the account of each Lender such outstanding amounts due on the Maturity Date (or such earlier date on which the Loans become due and payable).

(c) Payments Generally. The Borrowers shall make each payment under the Loan Documents to the Administrative Agent, for the account of the Lenders to which such payment is owed, and such payment shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff by the Borrowers, in Dollars and in Same Day Funds not later than 12:00 p.m. (New York City time) on the date specified herein. Except to the extent otherwise provided herein, all payments (whether voluntary, mandatory or otherwise) shall be applied ratably among the Tranches.

(d) Location of Payments. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. Funds received after 12:00 p.m. (New York City time) shall be treated for all purposes as having been received by the Administrative Agent on the next Business Day following receipt of such funds and any applicable interest or fees shall continue to accrue. Each relevant Lender shall be entitled to receive its Applicable Percentage (or other applicable share as provided herein) of each payment received by the Administrative Agent hereunder for the account of such Lender on the Obligations. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to such Lender’s lending office. If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(e) Payments by the Borrowers; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each applicable Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Base Rate. A notice of the Administrative Agent to any Borrower with respect to any amount owing under this clause (e) shall be conclusive, absent manifest error.

Section 2.05 Prepayments.

(a) Voluntary Prepayments. The Borrowers may, upon written notice to the Administrative Agent (which notice may be conditioned upon the occurrence of a specified transaction and revoked, should such specified transaction not occur), at any time or from time to time voluntarily prepay Loans of any Tranche in whole or in part without premium or penalty (except as provided in Section 2.03(g)). Each such prepayment notice must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) two Business Days prior to the proposed prepayment date and shall specify: (A) the Tranche of Loans to be prepaid and (B) the date (which shall be a Business Day) and amount of such prepayment (which shall be in an amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; or, if less, the then-outstanding principal amount of the relevant Loans). The Administrative Agent shall promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such prepayment due to such Lender based on such Lender’s Applicable Percentage. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 2.09. Subject to the terms and conditions of this Agreement, amounts prepaid pursuant to this Section 2.05(a) may be reborrowed. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.

(b) Mandatory Prepayments. Upon the occurrence of any Mandatory Prepayment Event, the Borrowers shall promptly (and in any event within five Business Days) pay the principal amount (including any PIK Interest/Fees) of the Loans outstanding, together with any accrued interest thereon, and all accrued fees and other amounts due and payable hereunder.

(c) [Reserved].

(d) [Reserved].

(e) Collateral Shortfall Event.

(i) If, at any date of determination, the Portfolio LTV is greater than the Paydown LTV (a “Collateral Shortfall Event”), the Borrowers shall:

(A) use commercially reasonable efforts to repay the Loans in an amount necessary to return the Portfolio LTV back to the Target LTV (in each case including using all cash available to the Borrowers to repay the Loans in the amount necessary to effectuate such cure and/or pledging additional Eligible Investments) within five Business Days of such Collateral Shortfall Event; provided, further, that the Borrowers may, at their election, exercise such Cure during such period using cash from, and/or funds raised and/or received by, the Fund (the Cure described in this proviso, a “Fund LTV Cure”); provided, further, that if the Borrowers elect to exercise such Fund LTV Cure or to pledge additional Eligible Investments, the Borrower Representative shall (x) in the case of a Fund LTV Cure, deliver reasonably satisfactory evidence within five Business Days of such Collateral Shortfall Event that the Fund has raised and/or received funds (or will raise or receive such funds) not later than 45 days after such Collateral Shortfall Event, or (y) in the case of a pledge of additional Eligible Investments, provide notice within five Business Days of such Collateral Shortfall Event to the Administrative Agent of the Borrowers’ intent to pledge such additional Eligible Investments and such additional Eligible Investments shall be pledged not later than 45 days after such Collateral Shortfall Event; and

(B) promptly following any such Cure, deliver to the Administrative Agent an updated Compliance Certificate confirming the Portfolio LTV as at the date on which the relevant cash Cure was effected is equal to or less than the Target LTV.

(ii) With respect to any Collateral Shortfall Event, if a Cure is not effected by the relevant Cure Deadline in accordance with Section 2.05(e)(i), a Controlled Asset Sale Trigger Event shall be deemed to have occurred on the day of the Collateral Shortfall Event.

(iii) Notwithstanding anything to the contrary contained herein, if Investment Proceeds received from a sale effected in connection with a Controlled Asset Sale Trigger Event pursuant to Section 10.03 are applied in accordance with Section 2.05(f) such that the Portfolio LTV immediately after giving pro forma effect to such payment is less than the Target LTV, then the Borrowers’ obligations with respect to this Section 2.05(e) shall be deemed to be satisfied in full as of such date of such application.

(f) Cash Sweep on Payment Dates.

(i) Subject to Section 2.03(d), on each Payment Date and on any other date selected by the Borrower Representative (but not more frequently than once a month), the Borrowers shall apply all Available Cash Flows and other amounts in the Collateral Accounts in accordance with the following priorities:

(A) First, to pay all fees and costs, expenses and indemnities of the Collateral Agent, and to the relevant Depositary Bank and/or Securities Intermediary (each as defined in the Pledge and Security Agreement), including, but not limited to, attorney’s fees and expenses payable under the Loan Documents, if any;

(B) Second, to pay all fees and costs and expenses of the Administrative Agent;

(C) Third, to any accrued and unpaid interest payments in respect of the Loans and any accrued and unpaid Commitment Fees, in each case, calculated from the last Payment Date to the applicable Payment Date (excluding, for the avoidance of doubt, any PIK Interest/Fees);

(D) Fourth, to the outstanding principal amount of the Loans and any other outstanding Obligations, in an amount equal to the Cash Sweep Percentage (or, with respect to any amounts being repaid pursuant to Section 2.05(g)(ii), 100%) of the remaining Available Cash Flows (as such Available Cash Flows may have been reduced in accordance with clauses (A) through (C) above), or such lower amount as may be required to prepay all outstanding Loans and other Obligations in full; and

(E) Fifth, to pay the remainder, if any, to Borrowers or to any other Person legally entitled thereto to the extent otherwise permitted hereunder.

For the avoidance of doubt, (i) in determining the Cash Sweep Percentage, the calculation of Portfolio LTV shall be reduced for any interest payments or Commitment Fees paid pursuant to clause (C) above, in each case in accordance with the definition of “Portfolio LTV” and (ii) except to the extent expressly permitted hereunder, any Available Cash Flows not applied in accordance with the above priority of payments shall be retained in a Collateral Account, but may be used by the Borrowers in their discretion.

(ii) If Investment Proceeds or any other amounts constituting Available Cash Flow are received by any Borrower in any account other than a Collateral Account, such Borrower shall promptly and in any event within two Business Days of receipt pay such Investment Proceeds or other amounts into a Collateral Account.

(g) Liquidity Sleeve Cash Sweep.

(i) At any time that (a) there are Loans outstanding under this Agreement and (b) the Borrowers deliver a Liquidity Sleeve Report pursuant to Section 6.01(c)(ii) showing that the Liquidity Sleeve Ratio as of the relevant Liquidity Calculation Date exceeds the Liquidity Sleeve Cash Sweep Threshold, the Borrowers shall, within two Business Days, apply all amounts in the

Collateral Accounts to repay the Obligations until such Liquidity Sleeve Ratio no longer exceeds the Liquidity Sleeve Cash Sweep Threshold.

(ii) To the extent the Liquidity Sleeve Ratio exceeds the Liquidity Sleeve Cash Sweep Threshold following the payment described in subclause (i) above, the Borrowers shall ensure that the Fund uses commercially reasonable efforts to (a) convert, or cause the conversion of, unrestricted assets of the Liquidity Sleeve to cash (to the extent not already constituting unrestricted cash) in an aggregate amount equal to the amount by which the Liquidity Sleeve Ratio exceeds the Liquidity Sleeve Cash Sweep Threshold and (b) promptly contribute (or cause to be contributed) such cash into the Collateral Accounts within five Business Days of the date of receipt by the Administrative Agent of such Liquidity Sleeve Report. The Borrowers shall, within two Business Days of receipt, apply the amounts contributed by the Fund into the Collateral Accounts to repay the Obligations in accordance with the priorities set forth in Section 2.05(f).

(h) Prepayments. Unless otherwise directed in writing by the Borrower Representative, each prepayment (whether voluntary or mandatory) of Loans and other Obligations pursuant to this Section 2.05 shall be applied pro rata among the Tranches.

Section 2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower Representative may, upon written notice to the Administrative Agent (which notice may be conditioned upon the occurrence of a specified transaction and may be revoked, should such specified transaction not occur), terminate the unused Commitments of any Tranche or from time to time permanently reduce the Maximum Aggregate Commitments, in each case without premium or penalty (except as provided in Section 2.03(g)). Any such notice shall be executed by the Borrower Representative and the Offshore Borrower Representative and delivered to the Administrative Agent and the Offshore Borrower Administrative Agent and shall specify (i) whether the proposed reduction is in respect of the Maximum Aggregate Tranche A Commitments or the Maximum Aggregate Tranche B Commitments, and (ii) (A) in the case of a reduction of the Maximum Aggregate Tranche A Commitments, the allocation of such reduction between the Tranche A Commitments and the Offshore Borrower Tranche A Commitments and (B) in the case of a reduction of Maximum Aggregate Tranche B Commitments, the allocation of such reduction between the Tranche B Commitments and the Offshore Borrower Tranche B Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 p.m. (New York City time) two Business Days prior to the date of termination or reduction and shall specify the effective date of such reduction or termination (which shall be a Business Day) and, in the case of a partial reduction of the Commitments of any Tranche, the amount of such reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof or, if less, the entire amount of the unused Commitments of such Tranche and (iii) the Borrowers shall not terminate or reduce the Commitments of any Tranche if, after giving effect thereto and to any concurrent prepayment of Loans in accordance with Section 2.05, (x) in the case of a termination or reduction of Tranche A Commitments, the aggregate Tranche A Credit Exposure (excluding any applicable PIK Interest/Fees) of the Tranche A Lenders would exceed the total Tranche A Commitments, and (y) in the case of a termination or reduction of Tranche B Commitments, the aggregate Tranche B Credit Exposure (excluding any applicable PIK Interest/Fees) of the Tranche B Lenders would exceed the total Tranche B Commitments.

(b) Mandatory. Unless previously terminated, the Commitments shall automatically terminate on the Maturity Date.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the applicable Lenders of any termination or reduction of Commitments under this Section

2.06. Upon any reduction of the Commitments of any Tranche, the Commitment of such Tranche of each applicable Lender shall be reduced by such Lender’s Applicable Percentage of the amount by which the Commitments of such Tranche are reduced. All fees in respect of the Commitments of any Tranche accrued until the effective date of any reduction or termination of such Commitments shall be paid on the effective date of such reduction or termination, subject to Section 2.03(c).

Section 2.07 Increased Costs; Capital Adequacy.

(a) Compensation for Increased Costs and Taxes; Change in Law. Subject to the provisions of Section 2.08 (which shall be controlling with respect to the matters covered thereby), if any Recipient shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law:

(i) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Recipient or any company controlling such Recipient; or

(ii) subjects such Recipient (or its applicable lending office) or any company controlling such Recipient to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii) imposes any other condition, cost or expense (other than a Tax) on or affecting such Recipient (or its applicable lending office) or any company controlling such Recipient or such Recipient’s obligations hereunder or the relevant interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Recipient (or its applicable lending office) with respect thereto; then, in any such case, the Borrowers shall promptly pay to such Recipient, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Recipient in its reasonable discretion shall determine) as may be necessary to compensate such Recipient for any such increased cost or reduction in amounts received or receivable hereunder. Such Recipient shall deliver to the Borrower Representative (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Recipient under this Section 2.07(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy and Liquidity Adjustment. If any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (i) any Change in Law regarding capital adequacy or liquidity or (ii) compliance by any Lender (or its applicable lending office) or any company controlling such Recipient with any Change in Law regarding capital adequacy or liquidity, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy and liquidity), then from time to time, within 20 Business Days after receipt by the Borrower Representative from such Lender of the statement referred to in the next sentence, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-tax basis for such reduction. Such Lender shall deliver to the Borrower Representative (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.07(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c) Delay in Requests. Failure or delay on the part of any Recipient to demand compensation pursuant to this Section 2.07 shall not constitute a waiver of such Recipient’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Recipient pursuant to this Section 2.07 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Recipient notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions, and of such Recipient’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.08 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding (for which it shall have no liability) and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.08) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnification.

(i) Without duplication of any amounts paid pursuant to Sections 2.08(a) or 2.08(b), each Borrower shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.08) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor: (A) each Agent against any Indemnified

Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified such Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so); (B) the Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(g) relating to the maintenance of a Participant Register; and (C) each Agent against any Excluded Taxes attributable to such Lender that are payable or paid by such Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by an Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to such Agent under this Section 2.08(c)(ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower or other Loan Party to a Governmental Authority pursuant to this Section 2.08, the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of the Recipients; Tax Documentation. (i) If any Recipient is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, such Recipient shall deliver to the Borrower Representative and the applicable Agent, at the time or times reasonably requested by any Borrower or such Agent, such properly completed and executed documentation reasonably requested by such Borrower or such Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by any Borrower or an Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by such Borrower or such Agent as will enable such Borrower or such Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.08(e)(ii)(A), Section 2.08(e)(ii)(B) and Section 2.08(e)(ii)(D)) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing, if any Borrower is a U.S. Person:

(A) any Recipient that is a U.S. Person shall deliver to such Borrower and the applicable Agent on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or such Agent), an executed copy of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax; and

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the applicable Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or such Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty; and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code; (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”); and (y) an executed copy of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the applicable Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or such Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit such Borrower or such Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower Representative and the applicable Agent at the time or times prescribed by law and at such time or times reasonably requested by any Borrower or such Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or such Agent as may be necessary for such Borrower and such Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause

(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) If the Administrative Agent is a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall provide the Borrower Representative on or prior to the date that it becomes a party to this Agreement (or from time to time thereafter upon the reasonable request of the Borrower Representative) with a duly completed copy of IRS Form W-9 with respect to fees received on its own behalf, certifying that it is exempt from federal backup withholding. If the Administrative Agent is not a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall provide to the Borrower Representative, on or prior to the date that it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative), (1) an executed copy of IRS Form W-8ECI, with respect to any amounts payable to the Administrative Agent for its own account, and (2) an executed copy of United States IRS Form W-8IMY certifying on Part I and Part VI of such Form W-8IMY that it is either (a) a “qualified intermediary” assuming primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives for the accounts of others, or (b) a U.S. branch that has agreed to be treated as a U.S. person for United States federal withholding tax purposes with respect to payments received by it from the Borrowers. The Administrative Agent shall promptly notify the Borrower Representative at any time it determines that it is no longer in a position to provide the certification described in the prior sentence.

(iv) Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 2.08 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the applicable Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall any Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Recipient determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section 2.08, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.08 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of such Recipient, agrees to repay the amount paid pursuant to this Section 2.08(f) over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.08(f), in no event will the applicable Recipient be required to pay any amount to an indemnifying party pursuant to this Section 2.08(f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.08(f) shall not be construed to require the Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 2.08 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 2.09 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent), from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any payment or prepayment of any Loan on a day other than the Payment Date for such Loan (whether automatic, by reason of acceleration, or otherwise (except for any prepayment pursuant to Section 2.05)); or

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay or borrow any Loan on the date or in the amount as notified by such Borrower;

in each case, excluding any loss of anticipated profits and loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 2.10 Obligations of Lenders Several. The obligations of the Lenders hereunder to advance Loans hereunder are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.03(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.03(b).

Section 2.11 Applicable Lending Office. Each Lender may make, carry or transfer Loans or Commitments at, to, or for the account of one of its Affiliates; provided that such Lender shall not be entitled to receive any greater amount under Sections 2.07 or 2.08 as a result of the transfer of any such Loan or Commitment than such Lender would be entitled to immediately prior thereto unless (a) such transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist or (b) such claim would have arisen even if such transfer had not occurred.

Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans and Commitments in any manner it sees fit.

Section 2.12 Designation of a Different Lending Office. If any Lender requests compensation under Section 2.07(a) or 2.07(c), or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.08, then, at the request of the Borrower Representative, such Lender shall use reasonable efforts to mitigate the effects of the event giving rise to such request or payment, including, in the case of a Lender, designate a different lending office for funding or booking its Loans or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment: (a) would eliminate or reduce amounts payable pursuant to Section 2.07(a), Section 2.07(c) or Section 2.08, as the case may be, in the future, and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.13 Ratable Sharing. The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or under analogous provisions of any other Debtor Relief Law, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Loan Parties expressly consent to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by the Loan Parties to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.13 shall not be construed to apply to (1) any payment made by Loan Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (2) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

Section 2.14 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law, (i) such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” and “Required Tranche Lenders” and (ii) any payment of principal, interest, fees (including any Commitment Fee) or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower Representative may request (so long as no Potential Default or Event of Default exists and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower Representative, to be held in a Collateral Account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, so long as no Potential Default or Event of Default exists and is continuing, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any

Loans and (B) such Loans were made at a time when the conditions set forth in Section 3.02 or 3.03, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of all applicable Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all relevant Loans are held by the applicable Lenders pro rata in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower Representative and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other applicable Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the relevant Loans to be held pro rata by the applicable Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) Certain Fees. No Defaulting Lender shall be entitled to receive any fees under Section 2.03(b) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

Section 2.15 Benchmark Replacement. Notwithstanding anything herein to the contrary, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower Representative may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to the Lenders unless written notice of objection from Lenders comprising the Required Lenders has been received prior to such date. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.15 will occur prior to the applicable Benchmark Transition Start Date. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time in consultation with the Borrower Representative and, notwithstanding anything to the contrary in this Agreement, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any party to this Agreement other than the Administrative Agent and the Borrower Representative. The Administrative Agent will promptly notify the Lenders and the Borrower Representative of (a) any occurrence of a Benchmark Transition Event, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (b) the implementation of any Benchmark Replacement, (c) the effectiveness of any Benchmark Replacement Conforming Changes and (d) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2.15 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.15. For the avoidance of doubt, the Administrative Agent must approve the Benchmark Replacement for use under this Agreement and, during any Benchmark Unavailability Period, the replacement rate will be the Base Rate.

Section 2.16 Inability to Determine Applicable Interest Rate. If the Administrative Agent or any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any interest rate determination date with respect to any Loans, that by reason of circumstances affecting the relevant interbank market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Benchmark”, the Administrative Agent shall on such date give notice to the Borrower Representative and each Lender of such determination, whereupon such Loans shall bear interest at the applicable Base Rate plus the amounts determined under Section 2.03 until such time as the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist or a Benchmark Replacement has been selected.

Section 2.17 Extension of Stated Maturity Date. The Borrowers shall have an option to extend the Stated Maturity Date for one additional year up to two times, subject to satisfaction of the following conditions:

(a) the Administrative Agent and the Lenders shall have consented to such extension in their sole discretion;

(b) the Borrowers shall have paid the extension fees set forth in the applicable Fee Letter or such other extension fees as shall be mutually agreed between the Borrowers, the Agents and the Lenders;

(c) each of the representations and warranties of the Loan Parties and the Fund in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date on which the extension of the Stated Maturity Date becomes effective, except to the extent such representations and warranties specifically refer to an earlier date (in which case such representations and warranties shall be true as of such earlier date); provided that, to the extent already qualified by materiality, such representations shall be true and correct in all respects after giving effect to such materiality qualifier;

(d) no Potential Default or Event of Default shall have occurred and be continuing on the date on which the Borrower Representative delivers to the Agents the extension request referred to in clause (e) below and on the date on which the extension of the Stated Maturity Date becomes effective;

(e) the Borrower Representative shall have delivered an extension request in writing to the Agents not later than the date that is 6 months prior to the then-existing Stated Maturity Date; and

(f) the Borrowers shall have delivered such opinions, certificates and other documents as may be requested by the Agents and the Lenders in connection with such extension.

Section 2.18 Commitment Increase.

(a) Request for Increase. At any time after the Closing Date, the Borrower Representative may, by written notice to the Administrative Agent (a “Commitment Increase Request”), request an increase in the Maximum Aggregate Commitments (each such proposed increase, a “Commitment Increase”) in an amount not to exceed $250,000,000 in the aggregate. Each such Commitment Increase Request shall be executed by the Borrower Representative and the Offshore Borrower Representative and delivered to the Administrative Agent and the Offshore Borrower Administrative Agent and shall specify (i) the amount of the requested Commitment Increase, (ii) whether the proposed increase is an increase in the Maximum Aggregate Tranche A Commitments and/or the Maximum Aggregate Tranche B Commitments, (ii) the proposed allocation of such Commitment Increase between (A) in the case of an increase in the Maximum Aggregate Tranche A Commitments, the Tranche A Commitments and the Offshore Borrower Tranche A Commitments and (B) in the case of an increase in the Maximum Aggregate Tranche B Commitments, the

Tranche B Commitments and the Offshore Borrower Tranche B Commitments, and (iv) the proposed date on which such Commitment Increase is to become effective (the “Commitment Increase Effective Date”), which shall be no less than 30 days after the date of such Commitment Increase Request (or such shorter period as may be agreed by the Administrative Agent).

(b) Placement and Lender Participation. The Administrative Agent may, upon mutual agreement with the Borrower Representative, arrange for one or more existing Lenders and/or other financial institutions (each, an “Increasing/Assuming Lender”) to provide all or any portion of the increased Commitments. No Lender shall have any obligation to provide any portion of the Commitment Increase unless it so agrees in its sole discretion.

(c) Conditions Precedent. The effectiveness of any Commitment Increase pursuant to this Section 2.18 shall be subject to the satisfaction (or waiver by the Administrative Agent and the Increasing/Assuming Lenders providing such Commitment Increase) of the following conditions precedent, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Increasing/Assuming Lenders providing such Commitment Increase:

(i) no Event of Default or Potential Default shall have occurred and be continuing on the Commitment Increase Effective Date, both before and after giving effect to such Commitment Increase;

(ii) no Collateral Shortfall Event shall have occurred and be continuing on the Commitment Increase Effective Date, both before and after giving effect to such Commitment Increase;

(iii) without duplication, the sum of (x) the Aggregate Eligible NAV Value (as reported in the most recent Relevant NAV Report) and (y) the Offshore Borrower Aggregate Eligible NAV Value (as reported in the most recent Relevant NAV Report (as defined in the Offshore Borrower Credit Agreement)) shall be equal to or greater than $1,500,000,000;

(iv) each of the representations and warranties of the Loan Parties and the Fund in the Loan Documents shall be true and correct in all material respects on and as of the Commitment Increase Effective Date, except to the extent such representations and warranties specifically refer to an earlier date (in which case such representations and warranties shall be true as of such earlier date); provided that, to the extent already qualified by materiality, such representations shall be true and correct in all respects after giving effect to such materiality qualifier;

(v) the Borrowers, the Administrative Agent and each Increasing/Assuming Lenders shall have executed and delivered to the Administrative Agent such documentation as the Administrative Agent may reasonably require to evidence the increase in the applicable Commitments and the participation of each Increasing/Assuming Lenders;

(vi) the Borrowers shall have paid all fees and expenses (including reasonable and documented out-of-pocket legal fees and expenses) required to be paid in connection with such Commitment Increase;

(vii) the Borrowers shall have delivered a Commitment Increase Certificate and such other certificates, legal opinions, resolutions and documents as may be reasonably requested by the Administrative Agent in connection with such Commitment Increase; and

(viii) the Administrative Agent shall have consented to such Commitment Increase.

(d) Terms of Commitment Increase. The terms and provisions of any Commitment Increase and the terms and provisions of any Loans made by any Increasing/Assuming Lender pursuant to such Commitment Increase shall be (i) in the case of an increase of Tranche A Commitments, identical to those of the Tranche A Commitments and Tranche A Loans outstanding on the Commitment Increase Effective Date and (ii) in the case of an increase of Tranche B Commitments, identical to those of the Tranche B Commitments and Tranche B Loans outstanding on the Commitment Increase Effective Date; provided that (i) pricing (including but not limited to Applicable Margins, Commitment Fee and other economics) may differ as agreed between the Borrowers and any Increasing/Assuming Lender, (ii) the final maturity date of any incremental Commitments may be the same or later than the maturity date of the existing Commitments, and (iii) no Loans or Commitments made by any Increasing/Assuming Lender shall be subject to any most-favored-nation pricing adjustment or similar yield protection in favor of the existing Loans or existing Lenders.

(e) No Obligation to Increase. Nothing contained herein shall constitute a commitment or obligation on the part of any Lender or the Administrative Agent to provide or arrange for any portion of the Commitment Increase, and any increase in the Commitments pursuant to this Section 2.18 shall be at the sole discretion of the Administrative Agent and the Increasing/Assuming Lenders.

(f) Miscellaneous. The Administrative Agent is authorized to enter into such amendments to this Agreement and the other Loan Documents as may be necessary or advisable, in the reasonable discretion of the Administrative Agent, to effectuate the provisions of this Section 2.18 (including, without limitation, to reflect the terms of the Commitment Increase, and the participation of any Increasing/Assuming Lender), and the Borrowers shall cooperate in good faith with the Administrative Agent in connection therewith.

Article 3
CONDITIONS PRECEDENT

Section 3.01 Closing Date Conditions. The obligation of each Lender to extend its Commitments on the Closing Date shall be subject to satisfaction or waiver in accordance with Section 11.05 of the following conditions on or before the Closing Date:

(a) Loan Documents. The Agents shall have received executed counterparts of (i) this Agreement, (ii) the Fee Letters, (iii) the Guaranty, (iv) the Pledge and Security Agreement, and (v) the Account Control Agreements.

(b) Constituent Documents; Incumbency. The Administrative Agent shall have received, in respect of each Loan Party and the Fund, (i) copies of each Constituent Document and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority or Responsible Officer of the relevant Loan Party or the Fund; (ii) signature and incumbency certificates of the Responsible Officers of such Loan Party (with respect to each Borrower, including such Responsible Officers who are authorized to execute Loan Notices delivered under this Agreement on behalf of such Borrower) and the Fund; (iii) resolutions of the authorizing body of such Loan Party and the Fund approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party or the Fund, as applicable, is a party or by which it or its assets may be bound as of the Closing Date and evidencing the identity, authority and capacity of such Responsible Officers executing the incumbency certificate in clause (ii) above to act as a Responsible Officer on behalf of such Loan Party or the Fund, as applicable, certified as of the Closing Date by a Responsible Officer of such Loan Party or the Fund, as applicable, as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of such Loan

Party’s and the Fund’s jurisdiction of incorporation, organization or formation, dated on the Closing Date or a recent date prior thereto.

(c) Closing Date Asset Contribution. The Closing Date Asset Contribution shall have been made or, substantially concurrently with the Closing Date, shall have been made.

(d) Opinions of Counsel. The Agents and Lenders and their respective counsel shall have received originally executed copies of:

(i) a favorable opinion dated as of the Closing Date of Kirkland & Ellis LLP, counsel to the Loan Parties and the Fund customary for a transaction of this type and otherwise substantially in a form reasonably acceptable to the Administrative Agent;

(ii) a favorable opinion dated as of the Closing Date of Kirkland & Ellis LLP, providing non-consolidation and true sale opinions, and otherwise substantially in a form reasonably acceptable to the Administrative Agent; and

(iii) a favorable opinion dated as of the Closing Date of Simpson Thacher & Bartlett LLP, special counsel to the Loan Parties and the Fund customary for a transaction of this type and otherwise substantially in a form reasonably acceptable to the Administrative Agent.

(e) Fees, Costs and Expenses. The Borrowers shall have paid to each Agent and each Lender the fees and other amounts due and payable on or before the Closing Date, including any fees or other amounts due and payable on the Closing Date pursuant to the Fee Letters.

(f) Representations. Each of the representations and warranties of the Loan Parties and the Fund in the Loan Documents shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties specifically refer to an earlier date (in which case such representations and warranties shall be true as of such earlier date); provided that, to the extent already qualified by materiality, such representations shall be true and correct in all respects after giving effect to such materiality qualifier.

(g) No Default. No Potential Default or Event of Default shall have occurred or be continuing after giving effect to the Transactions.

(h) Patriot Act; “Know Your Customer” Information and Documents. At least two Business Days prior to the Closing Date, the Lenders and each Agent shall have received (x) all documentation and other information about the Borrowers and the Fund required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, as has been reasonably requested in writing at least 10 Business Days prior to the Closing Date and (y) if any Borrower qualifies as “legal entity” customers under Beneficial Ownership Regulation and the Administrative Agent has requested in writing such certification at least 10 Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to such Borrower.

(i) Financial Statements. The Administrative Agent shall have received (a) (i) an audited consolidated balance sheet of the Fund and its Subsidiaries as of December 31, 2025 and the related audited consolidated statements of operations, income and cash flows for the year then ended, and (ii) unaudited consolidated balance sheet of the Fund and its Subsidiaries as of September 30, 2025 and the related consolidated statements of operations, income and cash flows for the 9-month period then ended, and (b) (i) audited financial statements for each of the 10 largest Portfolio Investments by Net Asset Value (the “Reference Portfolio Investments”) included in the Collateral as of December 31, 2024 (or the most recently ended fiscal year for such Portfolio Investment) and the related unaudited consolidated statements of operations, income and cash flows (or equivalent statements) for each such Reference Portfolio Investment as of the year then ended and (ii) unaudited consolidated financial statements for each of the Reference Portfolio Investments included in the Collateral as of the most recently ended fiscal quarter for which financial statements have been delivered to the Fund.

(j) Closing Certificate. The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower Representative in form reasonably satisfactory to the Administrative Agent.

(k) Solvency Certificate. The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower Representative, attesting to the Solvency of each Loan Party on a consolidated basis before and after giving effect to the financing under this Agreement and the transactions contemplated hereby.

(l) No Material Adverse Effect. No Material Adverse Effect of the Loan Parties shall have occurred since December 31, 2025.

(m) Collateral Documents.

(i) Each Agent shall have received executed counterparts of the Collateral Documents required to be delivered pursuant to Section 3.01(a), duly executed and delivered by each Borrower and each other Person party thereto;

(ii) the Administrative Agent shall have received evidence of the establishment of each of the Collateral Accounts; and

(iii) in connection with the creation in favor of the Collateral Agent, for the benefit of the Secured Parties, of a valid, perfected first priority security interest in the personal property Collateral, each Borrower shall have authorized the Administrative Agent (or its designee) to file UCC financing statements (or their equivalent) satisfactory to the Administrative Agent and the Collateral Agent with respect to the Collateral to perfect the Secured Parties’ first priority (subject to Permitted Liens) security interest in the Collateral.

(n) Independent Director/Manager. Evidence that the Borrower General Partner has duly appointed an Independent Director/Manager.

Section 3.02 Conditions to the Funding of Tranche A Loans. The obligation of each Lender to make Tranche A Loans at any time on or after the Closing Date shall additionally be subject to satisfaction or waiver in accordance with Section 11.05 of the following conditions on or before the applicable Funding Date:

(a) Loan Notice. The Administrative Agent shall have received a Loan Notice duly executed and delivered by the Borrowers in accordance with Section 2.01(b).

(b) Availability Period. The Availability Period shall be in effect at the time of such funding.

(c) Available Loan Amount. The aggregate principal amount of the requested Tranche A Loans shall not result in (i) any Lender’s Tranche A Credit Exposure (excluding any applicable PIK Interest/Fees) exceeding such Lender’s Tranche A Commitment or (ii) the total Tranche A Credit Exposure (excluding any applicable PIK Interest/Fees) exceeding the total Tranche A Commitments, in each case as of such Funding Date.

(d) Representations. Each of the representations and warranties of the Loan Parties and the Fund in the Loan Documents shall be true and correct in all material respects on and as of such Funding Date, except to the extent such representations and warranties specifically refer to an earlier date (in which case such representations and warranties shall be true as of such earlier date); provided that, to the extent already qualified by materiality, such representations shall be true and correct in all respects after giving effect to such materiality qualifier.

(e) No Default. No Potential Default or Event of Default shall have occurred or be continuing prior to or immediately after giving effect to the incurrence of such Loans.

(f) Liquidity Trigger Period. Prior to or immediately after giving effect to the incurrence of such Loans, no Liquidity Trigger Period described in clause (i)(A)(w) or clause (i)(A)(x) of the definition thereof shall be in effect and shall not have been terminated under clause (B) of such definition.

(g) Collateral Shortfall Event. Prior to or immediately after giving effect to the incurrence of such Loans, no Collateral Shortfall Event shall be in effect.

Section 3.03 Conditions to the Funding of Tranche B Loans. The agreement of each Lender to consider making Tranche B Loans at any time on or after the Closing Date shall additionally be subject to satisfaction or waiver in accordance with Section 11.05 of the following conditions on or before the applicable Funding Date:

(a) Loan Notice. The Administrative Agent shall have received a Loan Notice duly executed and delivered by the Borrowers in accordance with Section 2.01(b).

(b) Availability Period. The Availability Period shall be in effect at the time of such funding.

(c) Available Loan Amount. The aggregate principal amount of the requested Tranche B Loans shall not result in (i) any Lender’s Tranche B Credit Exposure (excluding any applicable PIK Interest/Fees) exceeding such Lender’s Tranche B Commitment or (ii) the total Tranche B Credit Exposure (excluding any applicable PIK Interest/Fees) exceeding the total Tranche B Commitments, in each case as of such Funding Date.

(d) Representations. Each of the representations and warranties of the Loan Parties and the Fund in the Loan Documents shall be true and correct in all material respects on and as of such Funding Date, except to the extent such representations and warranties specifically refer to an earlier date (in which case such representations and warranties shall be true as of such earlier date); provided that, to the extent already qualified by materiality, such representations shall be true and correct in all respects after giving effect to such materiality qualifier.

(e) No Default. No Potential Default or Event of Default shall have occurred or be continuing prior to or immediately after giving effect to the incurrence of such Loans.

(f) Liquidity Trigger Period. Prior to or immediately after giving effect to the incurrence of such Loans, no Liquidity Trigger Period described in clause (i)(A)(w) or clause (i)(A)(x) of the definition thereof shall be in effect and shall not have been terminated under clause (B) of such definition.

(g) Collateral Shortfall Event. Prior to or immediately after giving effect to the incurrence of such Loans, no Collateral Shortfall Event shall be in effect.

(h) Tranche B Lender Consent. Each of the Tranche B Lenders shall have consented in its sole discretion to the making of such Loans on such Funding Date.

Article 4
REPRESENTATIONS AND WARRANTIES

In order to induce the Agents and the Lenders to enter into this Agreement and to induce the Lenders to extend the Commitments and make the Loans to be made hereunder, each Loan Party represents and warrants to each Agent and Lender:

Section 4.01 Organization; Requisite Power and Authority; Qualification. Each Loan Party (a) is duly organized, formed, registered or incorporated, as applicable, validly existing and in good standing under the Applicable Law of its jurisdiction of organization, formation, registration or incorporation, as applicable, (b) has all requisite power and authority to own and operate its assets and properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 4.02 Equity Interests; Ownership.

(a) The Equity Interests of each Borrower have been duly authorized and validly issued and are fully paid and non-assessable. As of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which any Borrower is a party requiring, and there is no membership interest or other Equity Interests of any Borrower outstanding which upon conversion or exchange would require, the issuance by such Borrower of any additional membership interests or other Equity Interests of it or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of such Person.

(b) Schedule 4.02 correctly sets forth the ownership interest of each Borrower in its respective Subsidiaries as of the Closing Date.

Section 4.03 Due Authorization. Such Loan Party has the partnership, limited liability company, trustee or corporate power, as applicable, and requisite authority (acting through its general partner, where applicable) to execute, deliver, and perform its respective obligations under the Loan Documents executed by it and its Constituent Documents, as the case may be; such Loan Party (or its general partner) is duly authorized to, and has taken all partnership, limited liability company, trust or corporate or other action, as applicable, necessary to authorize it to execute, deliver and perform its obligations under such Loan Documents and its Constituent Documents, as the case may be, and carry out the transactions contemplated thereby and is duly authorized to perform its obligations under such Loan Documents and its Constituent Documents, as the case may be, and carry out the transactions contemplated thereby.

Section 4.04 No Conflict. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, the consummation by it of any of the transactions contemplated by the Loan Documents, or compliance by it with the terms and provisions in such Loan Documents do not and will not (a) violate the Constituent Documents of such Loan Party, (b) violate in any material respect or result in a material breach of, or require the approval or consent of any Person (except for approvals or consents that have been obtained and are in full force and effect), under any Applicable Law, or any other law, statute, rule or regulation applicable to it, (c) violate any final judgment, writ, injunction, order, decree, rule or regulation of any court or other agency of government binding on it or its properties, (d) violate, result in a breach of or constitute a default in any material respect under any of its contractual obligations, (e) result in or require the creation or imposition of any Lien upon any of its properties or assets (other than any Liens created under any of the Loan Documents in favor of Collateral Agent for the benefit of the Secured Parties and any other Permitted Liens), or (f) require any approval of stockholders, members or partners or any approval or consent of any Person under any contractual obligation, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed to the Agents and the Lenders.

Section 4.05 Governmental Consents. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Administrative Agent for filing and/or recordation, as of the Closing Date.

Section 4.06 Binding Obligations. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and is the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, restructuring, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. The provisions of the Collateral Documents are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien (subject only to Permitted Liens) on all rights, title and interest of the respective Loan Parties in the Collateral described therein, except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law). Except for filings completed prior to the Closing Date or as otherwise contemplated hereby and in the Collateral Documents, no filing or other action will be necessary to perfect such Liens.

Section 4.07 Adverse Proceedings, Etc. There are no Adverse Proceedings that could reasonably be expected to have a Material Adverse Effect. No Loan Party (a) is in violation of any Applicable Laws that could reasonably be expected to have a Material Adverse Effect or (b) is subject to or in default with respect to any final judgments, writs, injunctions, orders, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect.

Section 4.08 Payment of Taxes; Tax Status. Except as otherwise permitted hereunder, all U.S. federal income and other material Tax returns and reports covering the Loan Parties required to be filed by any of them have been timely filed, and all U.S. federal income and other Taxes that are due and payable and all assessments, fees and other governmental charges upon the Loan Parties and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except (i) to the extent that failure to pay such Taxes or file such returns would not reasonably be expected to have a Material Adverse Effect or (ii) such Taxes are being actively contested by such Loan Party in good faith and by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP. Each Borrower has been treated at all times since formation as a “disregarded entity” for U.S. federal income tax purposes.

Section 4.09 Properties. Each Loan Party has good, sufficient and legal title to its properties and assets and all such properties and assets are free and clear of Liens other than Permitted Liens. Each

Borrower is the sole beneficial and legal owner of the equity held by it in its respective Portfolio Investment, and holds such equity held by it in each such Portfolio Investment, free and clear of any and all Liens (other than Permitted Liens), rights or claims of all other Persons, except as disclosed in Schedule 4.09.

Section 4.10 No Defaults; No Material Adverse Effect. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its contractual obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect. No event has occurred and is continuing which constitutes a Potential Default or an Event of Default. Since December 31, 2025, no circumstances exist or changes have occurred and are continuing as of such date which could reasonably be expected to result in a Material Adverse Effect.

Section 4.11 Jurisdiction. The jurisdiction of organization, formation, registration or incorporation, as applicable, of each Loan Party is as set forth on Schedule 4.11.

Section 4.12 Investment Company Act. No Loan Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.13 Federal Reserve Regulations; Exchange Act. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No portion of the proceeds of any Loans have been or shall be used in any manner, whether directly or indirectly, that causes such Loans or the application of such proceeds to violate the Margin Regulations.

Section 4.14 Employee Benefit Plans. No Loan Party maintains or contributes, or has any obligation or liability (contingent or otherwise) to contribute, to a Pension Plan or a Multiemployer Plan, including in respect of an ERISA Affiliate, in each case except as would not reasonably be expected to have a Material Adverse Effect, and no ERISA Event has occurred that would reasonably be expected to have a Material Adverse Effect. The assets of Loan Parties are not treated as “plan assets” for purposes of Section 3(42) of ERISA or Section 4975 of the Code. Assuming no source of funds used to make the Loans constitutes “plan assets” for purposes of Section 3(42) of ERISA or Section 4975 of the Code (unless the Lender relies on a prohibited transaction exemption, all conditions of which are satisfied) the execution, delivery and performance of the Loan Documents, and the borrowing and repayment of amounts under the Loan Documents, do not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(D) of the Code.

Section 4.15 Solvency. Each Loan Party is and, upon the incurrence of any Obligation by any Borrower on any date on which this representation and warranty is made, will be, on a consolidated basis with all of its respective Subsidiaries, Solvent.

Section 4.16 Compliance with Law, Etc. Each Loan Party is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that could not reasonably be expected to result in a Material Adverse Effect. The Loan Parties are not engaged in any activities other than those not prohibited by the Loan Documents.

Section 4.17 Compliance with Constituent Documents. Each Loan Party is in compliance in all material respects with all covenants and provisions of its Constituent Documents.

Section 4.18 Environmental Matters. Except with respect to any matters that would not reasonably be expected to have a Material Adverse Effect, (a) each Loan Party is and has been in compliance with all Environmental Laws and has obtained, maintained, and complied with any permit, license or other approval required under Environmental Laws, (b) no Loan Party has been, is or would reasonably be expected to become subject to any Environmental Liability and (c) no Loan Party has received written notice of any claim, complaint, proceeding, investigation or inquiry with respect to any Environmental Liability (and no such claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of any Borrower, is threatened).

Section 4.19 [Reserved].

Section 4.20 Collateral Accounts. The Collateral Accounts set forth on Schedule 5.02 are the only bank accounts of the Borrowers.

Section 4.21 Portfolio Investments. As of the Closing Date, each Portfolio Investment is an Eligible Investment and, to the knowledge of the Loan Parties, no Event of Default (or other equivalent term) has occurred and is continuing under (and as defined in) any Material Debt of such Portfolio Investment.

Section 4.22 Disclosure.

(a) Any factual information (other than (i) projections, budgets, estimates, forecasts, other forward-looking information and general economic or industry data) heretofore furnished by or on behalf of the Loan Parties or in connection with this Agreement, the other Loan Documents or any transaction contemplated hereby was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated, and none of such information, when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. All of the projections, budgets, estimates, forecasts, other forward-looking information and general economic or industry data heretofore furnished by or on behalf of the Loan Parties or in connection with this Agreement, the other Loan Documents or any transaction contemplated hereby have been prepared in good faith based on assumptions that the Loan Parties believed to be reasonable at the time made and at the time the related projections, budgets, estimates, forecasts, other forward-looking information and general economic or industry data were made available to the Administrative Agent. There are no facts known (or which should upon the reasonable exercise of diligence be known) to any Loan Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Administrative Agent or the Lenders for use in connection with the transactions contemplated hereby, after giving effect to the delivery of any financial and other information and any and all updates and deliveries to the Administrative Agent or the Lenders from time to time.

(b) As of the Closing Date, the information included in each Beneficial Ownership Certification, if applicable, is true and correct in all material respects.

(c) The Original Valuation Report and the other financial statements delivered to the Administrative Agent prior to the Closing Date and the financial statements and reports delivered pursuant to Section 6.01(a), 6.01(b), 6.01(c) and 6.01(d) fairly present, in all material respects, the financial condition of such Person as of the date thereof and have been prepared in accordance with GAAP (other than, in the case of unaudited financial statements, the omission of footnote disclosures and subject to normal year-end adjustments), except as agreed to in writing by the Lenders in their reasonable discretion.

Section 4.23 [Reserved].

Section 4.24 Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act.

(a) No Loan Party nor any of its directors or officers or, to the knowledge of any Loan Party, any of its employees or agents acting on behalf of any Loan Party is the target of any sanctions or economic embargoes administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control), or any other applicable sanctions authority (including the United Nations Security Council, the European Union, Canada, His Majesty’s Treasury of the United Kingdom) (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”) or located, organized or resident in a country or territory that is the subject of Sanctions, including currently, Crimea, Cuba, Iran, North Korea and the so-called Donetsk People’s Republic and Luhansk People’s Republic. Each Loan Party and, to the knowledge of the Loan Parties, their respective directors, officers, employees and agents, in each case in their capacity acting on behalf of any Loan Party is in compliance, in all material respects, with (i) all applicable Sanctions Laws, (ii) the United States Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (iii) applicable portions of the PATRIOT Act, if any, and any other applicable terrorism and money laundering laws, rules, regulations and orders.

(b) No Loan, nor any part of the proceeds of any Loans, will be used, directly or knowingly indirectly, or lent, contributed, provided or otherwise made available to, any Person (i) for the purpose of financing any activities or business of or with any Person that is the subject or target of any Sanctions or in any country or territory that at such time is the subject of any comprehensive Sanctions, in each case in violation of Sanctions, or in any other manner that will result in any violation by any Person (including any Lender) of Sanctions or (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.

Article 5
COLLATERAL ACCOUNTS

Section 5.01 Accounts; Use of Accounts.

(a) The Borrowers shall hold (subject to the terms and provisions of the Collateral Documents) all Portfolio Investments (to the extent of a type that may be held in an account and, to the extent irrevocable instructions letters are required to be delivered to any Intermediate Holdco pursuant to this Agreement, pursuant to irrevocable instruction letters delivered to such Intermediate Holdco) in the Collateral Accounts, and the Borrowers shall require (subject to the terms and provisions of the Collateral Documents) the Investment Proceeds of the Portfolio Investments to be promptly paid into or deposited into the Collateral Accounts. Should any Borrower receive any such Investment Proceeds directly or otherwise not deposited into its Collateral Account, it shall promptly deposit such Investment Proceeds into its Collateral Account(s) in accordance with Section 2.05(f)(ii).

(b) No Borrower may withdraw any funds from its Collateral Accounts (or in the case of a securities account, other assets contained therein) at any time or from time to time, except (i) to pay the Obligations hereunder and, so long as no Event of Default pursuant to Section 8.01(a), 8.01(e) or 8.01(f) shall have occurred and be continuing, to pay Permitted Expenses, and (ii) to the extent of any excess cash retained in a Collateral Account following the application of such funds in accordance with Section 2.05(f) (which excess cash, for the avoidance of doubt, may be used by the applicable Borrower in its discretion)

and in each case subject to the other provisions of this Section 5.01. Any withdrawal from a Collateral Account by any Borrower (excluding any withdrawal resulting in a transfer of funds to another Collateral Account) shall be deemed a representation and warranty by such Borrower that the conditions to release set forth above have been satisfied.

(c) If the Administrative Agent, acting reasonably and in good faith, believes that a Lender Valuation pursuant to Section 10.01(a) will lead to a pro forma Portfolio LTV in excess of the Target LTV, all amounts shall be “trapped” in the Collateral Accounts and withdrawals shall only be permitted in accordance with the following schedule until the Portfolio LTV is recalculated in accordance with such Lender Valuation (such period, the “Dispute Period”): (i) for the first 30 days after delivery of such notice of revaluation (such notice, a “Dispute Notice”) is delivered by the Administrative Agent, 100% of Available Cash Flows and cash already in such Collateral Account shall be retained in the account, (ii) for the subsequent 30 days, 50.0% of Available Cash Flows and cash already in such Collateral Account shall be retained in the account and (iii) thereafter, except to the extent that such delay of the third-party valuation is a result of the failure of the applicable Borrower or the Fund to deliver (subject to the Borrower Information Delivery Limitations) information required to be delivered in connection therewith as set forth herein (in which case clause (ii) shall continue to apply), 0% of Available Cash Flows and cash already in such Collateral Account; provided that to the extent such Dispute Notice is delivered after a Cash Realization Event has occurred and written notice relating thereto has been delivered to the Administrative Agent in respect of any Portfolio Investment, but the Investment Proceeds related thereto have not yet been distributed, the cash trap referenced above shall not apply to that particular Cash Realization Event.

(d) From the Closing Date until the occurrence of a Control Event (such period, the “Springing Control Period”), the Collateral Accounts shall be under “springing” control and withdrawals may be directed by the Borrower Representative (subject to the provisions herein); provided that, during such period, the Borrower Representative shall deliver to the Administrative Agent, concurrently with the delivery of quarterly or annual financial statements required to be delivered pursuant to Sections 6.01(a) and 6.01(b), a certificate signed by a Responsible Officer of the Borrower Representative substantially in the form of Exhibit G setting forth the calculations that the Borrower Representative reasonably believes apply in order to determine the Cash Sweep Percentage for such quarter (the “Cash Sweep Certificate”); provided, further, that (i) the Administrative Agent shall have five Business Days to reasonably dispute such calculations by notice to the Borrower Representative and, upon such disputation, the Borrower Representative and the Administrative Agent shall work in good faith to calculate a new Cash Sweep Percentage for such quarter and (ii) the Borrower Representative shall deliver an updated Cash Sweep Certificate (subject to the Administrative Agent’s disputation right referenced in clause (i) above) upon the occurrence of any intra-period event that would be reasonably likely to impact such Cash Sweep Percentage (including upon the delivery of a Lender Valuation or the disposition of a Portfolio Investment). All distributions during such time shall be made in accordance with the Cash Sweep Percentage set out in the most recently delivered Cash Sweep Certificate; provided that no such distributions shall be made until such certificate has been approved by the Administrative Agent as set forth herein. During the Springing Control Period, prior to the making of any distribution from the Collateral Account, the Borrower Representative shall provide the Administrative Agent a description of the distribution and an estimated calculation of the Cash Sweep Percentage and afford the Administrative Agent a reasonable opportunity to review and comment on such calculation prior to making such distribution (it being understood that immaterial deviations from such estimated sample calculation shall be allowed).

(e) From and after the occurrence of a Control Event, the Collateral Accounts shall be under the sole control of the Collateral Agent (acting at the written direction of Required Lenders). If an Event of Default has occurred and is continuing, pursuant to the terms of the applicable Account Control Agreement, the Borrower Representative hereby irrevocably authorizes and directs the Lenders, acting through the Administrative Agent, to charge from time to time the Collateral Accounts for Obligations not paid hereunder. The Administrative Agent shall give the Borrower Representative prompt notice of any action taken pursuant to this Section 5.01(e), but failure to give such notice shall not affect the validity of such action or give rise to any defense in favor of the Borrowers with respect to such action.

(f) The Borrowers shall not open any deposit or securities account without prior written notification to the Administrative Agent and promptly providing duly executed Collateral Documents (including supporting legal opinions) to the Administrative Agent relating thereto which shall in any event occur before or substantially concurrently with the opening of such account, as are reasonably acceptable to the Administrative Agent (and the Collateral Agent to the extent that the Collateral Agent is required to execute any such Collateral Document). In connection with any replacement of a Collateral Account, the Administrative Agent is hereby authorized to release the Liens on such replaced account and authorize and direct the Collateral Agent to effect such release, upon the execution of Collateral Documents relating to such replacement account, and the Collateral Agent is hereby authorized to comply with such direction to effect such release.

Section 5.02 Further Assurances; Agreement to Deliver Additional Collateral Documents. Each Loan Party shall promptly upon reasonable request of the Administrative Agent, the Collateral Agent (if so directed) or any Lender through the Administrative Agent or the Collateral Agent: (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, the Collateral Agent (acting at the written direction of Required Lenders) or any Lender through the Administrative Agent or the Collateral Agent, may reasonably require from time to time in order to (i) carry out the purposes of the Loan Documents, (ii) to the fullest extent permitted by Applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Administrative Agent, the Collateral Agent and Lenders the rights granted or now or hereafter intended to be granted to the Administrative Agent, the Collateral Agent and Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

Section 5.03 Limitation of Liability. The Collateral Agent shall not (a) have liability for any loss in investment of funds in any Collateral Account invested in accordance with instructions of any Borrower, the Administrative Agent, the Required Lenders or any Secured Party given pursuant to this Agreement, or for the actions of any other Person, or any loss, cost, fee, tax or penalty incurred in connection with any liquidation, termination or withdrawal of, or from, any investment in accordance with the exercise of remedies hereunder or otherwise; or (b) have any responsibility for determining whether an investment constitutes a permitted investment hereunder. The Collateral Agent shall be under no obligation to invest any funds in any account held pursuant to this Agreement unless it receives written investment instructions from the Administrative Agent or the Required Lenders in accordance with the terms of this Agreement.

Article 6
AFFIRMATIVE COVENANTS

So long as the Lenders have any Commitment to lend hereunder, and until payment in full of the Obligations (other than contingent obligations for which no claim has been asserted) under this Agreement and the other Loan Documents, each Loan Party agrees that, without the prior written consent of the Administrative Agent on behalf of the Required Lenders (unless the approval of the Administrative Agent alone or a different number of Lenders is expressly required below):

Section 6.01 Financial Statements, Certificates and Other Reports. The Loan Parties shall deliver, or shall cause to be delivered, as applicable, to the Administrative Agent (who, upon receipt, shall promptly deliver and/or make available on the Platform to the Lenders) the following:

(a) Annual Reports. Within 120 days after the end of each fiscal year of the Fund (subject to late receipt of any required information from Portfolio Investments, but in any event no later than the date of delivery to the Fund’s limited partners), and commencing with the fiscal year ended December 31, 2026, audited consolidated financial statements of the Fund, including a consolidated balance sheet of the Fund as of the end of such fiscal year and the related statements of operations for such fiscal year, together with the unqualified opinion of a firm of nationally-recognized independent certified public accountants reasonably acceptable to the Administrative Agent, based on an audit using generally accepted auditing standards, that such financial statements were prepared in accordance with the GAAP and present fairly the financial condition and results of operations of the Fund and shall not be subject to any “going concern” statement (either in the opinion or in the notes, in each case other than, for the last fiscal year of the Fund before the Maturity Date, solely as a result of the impending maturity of indebtedness hereunder) or like qualification or exception or any qualification or exception as to the scope of such audit together with a review of the valuation of the Portfolio Investments included in the financial statements set forth above (it being understood that, upon request, the Administrative Agent shall deliver a customary non-reliance letter satisfactory to such accountants and the Administrative Agent prior to receipt of positive assurance hereunder).

(b) Quarterly Reports. Within 90 days after the first three fiscal quarters of the Fund (subject to late receipt of any required information from Portfolio Investments, but in any event no later than the date of delivery to the Fund’s limited partners), commencing with the fiscal quarter ending March 31, 2026, unaudited quarterly consolidated financial statements of the Fund, including a consolidated balance sheet of the Fund as of the end of such fiscal quarter and the related statements of operations for such fiscal quarter and for the portion of the fiscal year ended at the end of such fiscal quarter.

(c) Monthly Reports.

(i) Within 30 Business Days after the end of each calendar month, commencing with the calendar month ending March 31, 2026, the Monthly NAV Report for such calendar month.

(ii) Commencing with the first Business Day in May 2026, within 15 Business Days the Liquidity Sleeve Report for such calendar month.

(d) Portfolio Investment Reports. Concurrently with the delivery of the financial statements of the Fund referenced under clauses (a) and (b) of this Section 6.01, the most recently received (since the last such delivery) audited annual and unaudited quarterly financial statements for each of the 10 largest Portfolio Investments by Net Asset Value as of the most recently ended fiscal quarter in a format and detail consistent with the information delivered in conjunction with the due diligence of the Facility.

(e) Certain Other Reports:

(i) Promptly after the reasonable request by the Administrative Agent and subject to the Borrower Information Delivery Limitations, any financial statements, budget or projections of a Portfolio Investment with respect to any fiscal period, including LP reports, cash flow notices and similar materials together with updates to any such materials that were delivered during the initial underwriting process.

(ii) Promptly after delivery to the investors of the Fund, copies of all financial statements, appraisal reports, notices and other written materials at any time or from time to time furnished to the investors as a group (including any LP reports, capital call memos, marketing decks and fund update memos and any “two-page summary” with respect to the Portfolio Investments).

(iii) Promptly after receipt thereof by any Borrower or any Intermediate Holdco, copies of any notifications regarding margin calls, mandatory prepayments, covenant defaults (beyond any applicable grace and notice periods) and other events of default in respect of any Intermediate Holdco Debt.

(f) Valuation. Within 30 calendar days of:

(i) the occurrence and continuance of an Event of Default, the Borrower Representative shall provide or cause to be provided to the Administrative Agent a valuation prepared by or on behalf of the Fund (an “Updated Valuation”) setting out the Aggregate Eligible NAV Value as of the date set forth in such valuation (applying the same valuation methodology as applied by the Fund to the Eligible Investments as set forth in the most recent Relevant NAV Report); and

(ii) a Portfolio Investment ceasing to be an Eligible Investment, the Borrower Representative shall provide or cause to be provided to the Administrative Agent an Updated Valuation prepared by or on behalf of the Fund setting out the Net Asset Value of such Portfolio Investment (applying the same valuation methodology as applied by the Fund to that Portfolio Investment as set forth in the most recent Relevant NAV Report).

(g) Compliance Certificates. (A) Concurrently with the delivery of the financial statements of the Fund referred to in clauses (a) or (b) of this Section 6.01, and (B) as required pursuant to Section 2.05(e)(i), a compliance certificate (a “Compliance Certificate”) in the form of Exhibit J. Such Compliance Certificate shall be signed by a Responsible Officer of the Borrower Representative and shall (provided that, if delivered pursuant to Section 2.05(e)(i), only (iv) below needs to be included):

(i) certify no Event of Default or Potential Default exists and is continuing on and as of the date thereof (or, if an Event of Default or Potential Default exists and is continuing, specifying such Event of Default or Potential Default in reasonable detail and the steps (if any) that the relevant Loan Party is taking or proposes to take with respect thereto);

(ii) certify that such financial statements delivered in accordance with clauses (a) or (b) of this Section 6.01 and attached to such Compliance Certificate fairly present the financial condition of the Fund as of the date thereof and have been prepared in accordance with GAAP;

(iii) set forth an updated list of the Portfolio Investments held by the Borrowers as of the end of the applicable fiscal quarter, together with the other information in respect of such Portfolio Investments required by Schedule 2.02, or a confirmation that there have been no changes in such list and other information since the date of the most recent Compliance Certificate (or, with respect to the first Compliance Certificate delivered hereunder, since the Closing Date);

(iv) attach a summary of key financial metrics for the Portfolio Investments in form and substance substantially consistent with such summary provided to the Administrative Agent on or prior to the Closing Date; and

(v) set out (in reasonable detail) the calculation of Portfolio LTV, the Current Total Net Leverage if the Borrowers collectively own less than 30 Portfolio Investments, and all other information (in reasonable detail) as required by Exhibit J.

(h) Cash Sweep Certificates. At any time that the Collateral Accounts are not under the sole control of the Collateral Agent, the Borrower Representative shall deliver Cash Sweep Certificates to the Administrative Agent in accordance with Section 5.01(d).

(i) Appraisal Information. Promptly (and, with respect to information that is readily available, in no event later than 10 Business Days) after such request, such information as the Administrative Agent or any Approved Appraiser shall reasonably request in connection with conducting a Lender Valuation of a Portfolio Investment that is available to the Loan Parties, subject to the Borrower Information Delivery Limitations.

(j) Organizational Structure. The Borrower Representative shall provide the Administrative Agent with continuing access to Borrowers’ electronic platform through which the Borrowers’ accounting firm maintains its organization structure charts for the Fund, the Borrowers and their Portfolio Investments (including Intermediate Holdcos).

(k) Other Information. Promptly, such other information as the Administrative Agent shall reasonably request regarding the business, financial, legal or corporate affairs of any Loan Party or any of their Portfolio Investments, in each case, subject to the Borrower Information Delivery Limitations.

Notwithstanding the foregoing, the obligations in Sections 6.01(a) and 6.01(b) above may be satisfied with respect to financial information of the Fund by furnishing the Fund’s Form 10-K, 10-Q or 8-K, as applicable, filed by the Fund with the SEC; provided that in the case of Section 6.01(a), such Form 10-K is furnished together with an auditor’s report and opinion satisfying the requirements of Section 6.01(a).

Section 6.02 Other Notices. The Loan Parties shall promptly notify the Administrative Agent (who, upon receipt, shall promptly deliver and/or make available on the Platform to the Lenders) in writing:

(a) Beneficial Ownership Certification. Upon the request of the Administrative Agent or any Lender, of any change in the information provided in any Beneficial Ownership Certification, and provide such updated information required therein;

(b) Default; Change of Control; LTV. Upon becoming aware (and in no event later than five Business Days after such awareness) of (w) any condition or event which constitutes an Event of Default or Potential Default, with details of such Event of Default or Potential Default specifying the nature and period of such condition or event in reasonable detail and the steps (if any) which the relevant Loan Party has taken, is taking or proposes to take with respect thereto; (x) the occurrence of any Change of Control; (y) the occurrence of a Collateral Shortfall Event or (z) the Portfolio LTV at any time exceeding the Threshold LTV;

(c) Material Adverse Effect. Upon becoming aware (and in no event later than five Business Days after such awareness) of the occurrence and continuance of any event or change that would reasonably be expected to result in a Material Adverse Effect, specifying the nature and period of such event or change in reasonable detail;

(d) Certain Indebtedness. Promptly, and in any case within 10 Business Days after (or, in the case of any Non-Controlled Intermediate Holdco, within 10 Business Days of any Borrower becoming aware of), the incurrence of or any amendments, waivers, modifications or supplements to any credit agreement, note purchase agreement, indenture or similar instrument evidencing Intermediate Holdco Debt, including copies of each such executed instrument, amendment, waiver, modification and supplement;

(e) Other Defaults and Credit Events. Promptly after the occurrence and continuance of any material Event of Default (or other equivalent term) under and as defined in any Constituent Document or any Material Debt of a Portfolio Investment;

(f) Eligible Investments. (i) Promptly after (i) a Portfolio Investment has ceased to be an Eligible Investment, or (ii) a purchase agreement, acquisition agreement or other similar agreement has been entered into in respect of the disposal of a Portfolio Investment and (if known) the anticipated date of completion of such disposal; provided, that any obligation to provide notice under this clause (ii) shall be on a commercially reasonable efforts basis only;

(g) Cash Realization Events. Upon becoming aware of any condition or event which constitutes a Cash Realization Event, other receipt of Investment Proceeds or receipt of Available Cash Flows;

(h) [Reserved];

(i) Tax Status, Jurisdiction. No later than 10 days upon becoming aware of changes to any Loan Party’s tax classification or jurisdiction of organization; and

(j) Required Prepayments. Upon becoming aware (and in no event later than 10 Business Days after such awareness) of any prepayment required to be made pursuant to Section 2.05.

Section 6.03 Compliance with Constituent Documents. Each Loan Party will (a) comply, subject to clause (b) below, in all material respects, with all covenants and provisions of its Constituent Documents and (b) comply with the Special Purpose Provisions in its Constituent Documents (and, in the case of the Borrower General Partner, comply with the Special Purpose Provisions in each Borrower’s Constituent Documents), in each case, as such Constituent Documents are in effect on the Closing Date, subject to any amendments thereto in accordance with Section 7.09.

Section 6.04 Payment of Taxes; Tax Status. Each Loan Party shall timely file or cause to be filed all U.S. federal income tax returns and all other material Tax returns and reports required to be filed by it, and will pay and discharge all U.S. federal income tax returns and all other Taxes, assessment and governmental charges or levies imposed upon it or any property belong to it or in respect of any of its franchises, business, income or property before delinquent or any penalty shall be incurred with respect to such Taxes unless, in each case, (a) any failure to pay or discharge any such Taxes, assessment, charges or levies or to file such tax returns could not reasonably be expected to result in a Material Adverse Effect or (b) the validity or amount thereof is being contested in good faith and by appropriate proceedings and for which adequate reserves, if and to the extent required by GAAP, have been established. Each Borrower shall continue to be treated as a “disregarded entity” for U.S. federal income tax purposes.

Section 6.05 Maintenance of Existence and Rights. Each Loan Party shall at all times preserve and maintain in full force and effect its limited partnership, limited liability company or corporate existence other than to the extent permitted by Section 7.03. Each Loan Party shall further preserve and maintain all rights, privileges, franchises and other Governmental Authorization necessary to the conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority, except where the failure to comply with the foregoing could not reasonably be expected to result in a Material Adverse Effect on any Loan Party; provided, however, that any such Governmental Authorization may be terminated or not renewed, if such termination or nonrenewal, as the case may be, is determined to be in the best interest of such Loan Party, and such termination or nonrenewal is not disadvantageous in any material respect to the Lenders.

Section 6.06 Payment of Obligations. Each Loan Party shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations (other than Taxes, which are addressed by Section 6.04), including all claims and governmental charges or levies imposed upon it, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant entity.

Section 6.07 Operations and Properties; Conduct of Business. Each Loan Party shall engage only in the businesses in which such Loan Party is engaged on the date hereof that are authorized by the Constituent Documents. Each Loan Party shall conduct its respective business in compliance with all Applicable Laws in all material respects.

Section 6.08 Books and Records; Access. The Loan Parties will keep and maintain at all times proper documents, books, records, accounts and other information as may be required or necessary to permit the preparation of financial statements in accordance with sound business practices and GAAP, and in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in all material respects. The Loan Parties will, upon reasonable prior written notice, permit any representative designated by the Administrative Agent (and, during the continuance of an Event of Default, another representative designated by the Required Lenders; provided, that, visits by the representative designated by the Required Lenders shall be coordinated with the Administrative Agent and reasonable steps to minimize any interference with any operations) access during ordinary business hours, to inspect, examine, copy, or make excerpts from, any and all books, records, and documents in the possession of the Loan Parties relating to the Collateral and to discuss the Loan Parties’ (and any Subsidiary’s) affairs, finances and accounts with such Loan Party’s officers and independent public accountants (so long as they take reasonable steps to minimize any interference with any operations of the Borrowers and the Borrowers have a right to be present (which presence shall in no way operate as a condition to such inspection)) all at such reasonable times; provided that the Loan Parties may, acting commercially reasonably and in good faith, prohibit access to documents that are in conflict with the Borrower Information Delivery Limitations; provided, further, that, (i) so long as no Event of Default or Collateral Shortfall Event has occurred and is continuing, any such inspection shall be conducted no more than once in any continuous 12 month period, (ii) if a Collateral Shortfall Event has occurred and is continuing, any such inspection shall be conducted no more than once in any continuous three month period, and (iii) there shall be no limit on the number of inspections during the continuance of an Event of Default.

Section 6.09 Compliance with Laws, Etc. Except as would not reasonably be expected to result in a Material Adverse Effect, each Loan Party shall comply in all material respects with all Applicable Law, including without limitation, ERISA and all Environmental Laws. Each Loan Party will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by such Loan Party, its Subsidiaries and its and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Loan Parties and their respective directors, officers, employees and agents shall comply with all applicable Sanctions and Anti-Corruption Laws in all material respects.

Section 6.10 Separateness.

(a) Special Purpose Provisions. Since its formation and at all times thereafter, each Borrower has complied and shall comply with the Special Purpose Provisions. The Borrower General Partner shall comply with the Special Purpose Provisions.

(b) Independent Director/Manager. The Borrower General Partner will always maintain at least one (1) Independent Director/Manager, and the Borrower General Partner or its Affiliate shall pay the fees, expenses and indemnities under the applicable engagement letter or equivalent document for such Independent Director/Manager as and when they become due.

(c) Sole Borrower General Partner. The Borrower General Partner shall, at all times, remain the sole general partner of each Borrower unless (i) a replacement general partner of each Borrower has been concurrently appointed that does not give rise to a Change of Control, (ii) the Constituent Documents of such replacement general partner are in form and substance reasonably satisfactory to the Administrative Agent and the Lenders (it being acknowledged that any Constituent Documents that are substantially in the same form as those of the outgoing general partner of such Borrower would be deemed satisfactory), and (iii) such replacement general partner has executed documentation reasonably satisfactory to the Administrative Agent and the Lenders evidencing its agreement to be bound by the provisions of each Borrower’s Constituent Documents and the Loan Documents to which each Borrower or the Borrower General Partner are respectively party (such entry into the Loan Documents to be supported by applicable legal opinions) and to assume the obligations and liabilities of the Borrower General Partner thereunder or in respect thereof (as applicable).

(d) Sole Fund General Partner. The Fund General Partner shall, at all times, remain the sole general partner of the Fund unless (i) a replacement general partner of the Fund has been concurrently appointed that does not give rise to a Change of Control, (ii) the Constituent Documents of such replacement general partner are in form and substance reasonably satisfactory to the Administrative Agent and the Lenders (it being acknowledged that any Constituent Documents that are substantially in the same form as those of the outgoing general partner of the Fund would be deemed satisfactory), and (iii) such replacement general partner has executed documentation reasonably satisfactory to the Administrative Agent and the Lenders evidencing its agreement to be bound by the provisions of the Fund’s Constituent Documents and the Loan Documents to which the Fund or the Fund General Partner are respectively party (such entry into the Loan Documents to be supported by applicable legal opinions) and to assume the obligations and liabilities of Fund General Partner thereunder or in respect thereof (as applicable).

(e) Sole Fund Ultimate General Partner. The Fund Ultimate General Partner shall, at all times, remain the sole general partner of the Fund General Partner unless (i) a replacement general partner of the Fund General Partner has been concurrently appointed that does not give rise to a Change of Control, (ii) the Constituent Documents of such replacement general partner are in form and substance reasonably satisfactory to the Administrative Agent and the Lenders (it being acknowledged that any Constituent Documents that are substantially in the same form as those of the outgoing general partner of the Fund General Partner would be deemed satisfactory), and (iii) such replacement general partner has executed documentation reasonably satisfactory to the Administrative Agent and the Lenders evidencing its agreement to be bound by the provisions of the Fund General Partner’s Constituent Documents and the Loan Documents to which the Fund General Partner or the Fund Ultimate General Partner are respectively party (such entry into the Loan Documents to be supported by applicable legal opinions) and to assume the obligations and liabilities of Fund Ultimate General Partner thereunder or in respect thereof (as applicable).

Section 6.11 Post-Closing Obligations. Within the time periods specified on Schedule 6.11 (or, in each case, such longer period as the Administrative Agent may agree), cause the applicable Loan Party to complete such undertakings and deliveries, in each case, as are set forth on Schedule 6.11.

Article 7
NEGATIVE COVENANTS

So long as the Lenders have any Commitment to lend hereunder, and until payment in full of the Obligations (other than contingent obligations not then due and owing) under this Agreement, each Loan Party agrees that, without the prior written consent of the Administrative Agent on behalf of the Required Lenders (unless the approval of the Administrative Agent alone or a different number of Lenders is expressly permitted below):

Section 7.01 Debt. No Borrower shall (and no Borrower shall permit any Intermediate Holdco to), directly or indirectly, create, incur, assume, guarantee, issue, assume or otherwise become or remain liable with respect to, any Debt (including contingent liabilities and including debt-like securities such as preferred equity), except (a) Debt incurred under the Loan Documents and (b) with respect to any Intermediate Holdco that does not, directly or indirectly, own more than one Portfolio Investment (including any future intermediate companies), the incurrence of Debt (such Debt, the “Intermediate Holdco Debt”) directly or indirectly relating to not more than one third (1/3) of the total number of Portfolio Investments included in the Collateral tested at the time of Debt incurrence by count, excluding (i) preferred equity or Debt issued by an Intermediate Holdco to a Borrower that is held by such Borrower and with respect to which the Collateral Agent holds a first priority perfected lien (subject only to Permitted Liens) for the benefit of the Secured Parties and (ii) Intermediate Holdco Debt incurred by a Non-Controlled Intermediate Holdco.

Section 7.02 Negative Pledge. Except for Permitted Liens and liens securing permitted Intermediate Holdco Debt pursuant to Section 7.01, no Borrower shall (and shall not permit any Intermediate Holdco to) (i) create or permit any Lien upon any of its respective assets, or (ii) take any action that would cause or permit the validity, effectiveness or priority of the Liens granted under the Collateral Documents to be impaired, subordinated, terminated or discharged.

Section 7.03 Mergers, Etc. No Loan Party shall take any actions to merge, amalgamate or consolidate with or into any Person, unless (i) such Loan Party is the surviving entity and (ii) the Collateral Agent’s Liens on the Collateral shall be preserved, and prior to the effectiveness of any such merger, amalgamation or consolidation, such Loan Parties enter into such Loan Documents, or amendments to Loan Documents, as may be reasonably requested by the Administrative Agent and/or the Collateral Agent (acting at the written direction of the Required Lenders); provided that such Loan Documents and amendments shall provide that the surviving entity and all of its assets will have granted security interests that are equal in priority to the security interests and Liens in the then- existing Loan Documents. No Loan Party shall take any action to Divide, unless with the prior written consent of the Administrative Agent the applicable Divided Entity has joined this Agreement by providing the Administrative Agent duly executed documentation as may be requested by the Administrative Agent and/or the Collateral Agent (acting at the written direction of the Required Lenders), including, without limitation, a joinder agreement to this Agreement (pursuant to which, when joining as a Borrower, such Divided Entity agrees to be jointly and severally liable for all Obligations), Collateral Documents and such other Loan Documents and filings as the Administrative Agent may reasonably request. No Loan Party shall take any actions to dissolve, or transfer the Equity Interests of a Loan Party to any other Person. No Loan Party shall change its jurisdiction of incorporation, formation or organization, as applicable, without providing written notice thereof to the Administrative Agent in accordance with Section 6.02(i) at least 10 Business Days prior thereto (or such shorter period as the Administrative Agent may agree), together with such additional documentation (including security filings or opinions) as may be reasonably requested by the Administrative Agent. No Loan Party shall change its name or location of its principal place of business without providing written notice thereof to the Administrative Agent within five Business Days after the occurrence thereof (or such longer period as the Administrative Agent may agree).

Section 7.04 Withdrawals from Collateral Accounts. The Borrowers shall not make any withdrawal from the Collateral Accounts other than as permitted pursuant to Section 5.01.

Section 7.05 Distributions. No Borrower shall make, pay or declare any dividend, distribution or payment (whether or not in cash), direct or indirect, on account of any partnership interest or other Equity Interest in such Borrower, including as a dividend or other distribution and on account of the purchase, redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any such partnership interest or other equity interest (any such dividend, distribution, payment, purchase, redemption, retirement, sinking fund, purchase or other acquisition, a “Distribution”); provided that the Borrowers may (i) make Distributions permitted under their respective Constituent Documents if at such time (x) prior to and immediately after giving effect to such Distribution, no Collateral Shortfall Event or Liquidity Trigger Period is in effect or any other amounts are due and owing hereunder (including any cash sweeps or other amounts due under Section 2.05) and (y) any such Distributions made during a Dispute Period shall be made subject to the cash trap provisions of Section 5.01, and (ii) so long as no Event of Default pursuant to Section 8.01(a), 8.01(e) or 8.01(f) shall have occurred and be continuing, make Permitted Tax Distributions to any direct or indirect equity holder thereof.

Section 7.06 [Reserved].

Section 7.07 Dispositions. No Borrower shall, directly or indirectly (including through an Intermediate Holdco), Dispose of any Portfolio Investment (including any disposition of property to a Divided Entity pursuant to a Division) unless

(a) the applicable Borrower shall have used commercially reasonable efforts to provide the Administrative Agent written notice of such Disposition at least five Business Days prior to the consummation of such Disposition (or if unable to provide such prior notice, such Borrower shall provide prompt subsequent notice thereof);

(b) such Disposition is made to either:

(i) an unrelated third party on an arm’s length basis; or

(ii) an Affiliate, provided that:

(A) such Disposition is made at a price approved by the Administrative Agent (such approval not to be unreasonably withheld, and which shall be deemed given if the Administrative Agent has not objected within three Business Days of the Administrative Agent’s receipt of notice in writing thereof);

(B) the buyer in respect of such Disposition is owned at least 19.0% by an unrelated third party;

(C) such Disposition is made at a price approved by the Fund General Partner on behalf of the Fund and a fairness opinion from a nationally recognized appraiser has been delivered in connection with such Disposition; or

(D) the price of such Disposition is at least equal to 90.0% of the most recent Net Asset Value of the Portfolio Investment subject to such Disposition, as determined pursuant to this Agreement; and

(c) the Investment Proceeds of such Disposition are promptly deposited in the Collateral Account for application in accordance with Section 2.05(f).

In the case of a Disposition to both an Affiliate and a non-Affiliate, clause (b)(ii) above shall apply only with respect to that portion of the Disposition that is made to an Affiliate.

Section 7.08 Transactions with Affiliates. No Loan Party shall, directly or indirectly, enter into any transaction with any Affiliate unless such transaction is on fair and reasonable terms no less favorable to such Loan Party, as applicable, than those terms that might be obtained at the time in a comparable arm’s length transaction with a Person who is not an Affiliate; provided, that this Section 7.08 shall not prohibit the Fund from making contributions to any Loan Party for the purposes of satisfying the requirements of Section 2.05(g).

Section 7.09 Constituent Document Amendments. The Loan Parties shall notify the Administrative Agent of any proposed amendment, supplement or other modification to any of their respective Constituent Documents at least 10 Business Days prior to enacting such proposed amendment, supplement or other modification (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion), and the Administrative Agent shall notify the Borrower Representative within five Business Days of confirmed receipt by the Administrative Agent of such notice, whether the Administrative Agent deems such proposed amendment, supplement or other modification to be a material amendment that could reasonably be expected to be adverse to the Lenders in any material respect (a “Material Amendment”) (without prejudice to the generality of the foregoing, it being acknowledged that any amendment, supplement or other modification to or that is inconsistent with the Special Purpose Provisions or their related definitions is adverse to the Lenders (in each such capacity as aforesaid)). Any amendment deemed a Material Amendment will require the consent of the Administrative Agent and the Required Lenders. The Loan Parties will deliver to the Administrative Agent, promptly after the effectiveness thereof, a copy of any amendment made to such Loan Party’s Constituent Documents.

Section 7.10 Hedging Contracts. No Loan Party shall enter into or be obligated under any Hedging Contract (contingent or otherwise) except if such Hedging Contract was entered into in the ordinary course of business for the purpose of directly mitigating risks associated with the Loans or obligations in the ordinary course of business which relate to hedging the risk of all of any portion of the Portfolio Investments, and in each case, not for purposes of speculation or taking a “market view”.

Section 7.11 Fiscal Year; Accounting Principles. (i) No Borrower shall make or permit any change in its or the Fund’s fiscal year; provided that any Borrower or the Fund may, upon written notice by the Borrower Representative to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case the Borrower Representative and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year (including the provision of any partial reporting periods) such that the Lenders are not adversely impacted in any material respect by such change; and (ii) except for changes required by GAAP, the IRS (or the regulations thereunder) or other regulatory bodies (including the Securities and Exchange Commission), no Borrower shall make or permit any change in the accounting principles underlying the financial statements described in Section 6.01 in a manner that is material and adverse to the Lenders, as determined by the Administrative Agent in its sole discretion and upon prior written notice of at least 30 days.

Section 7.12 Valuation Guidelines. The Borrowers shall not make or permit any material change to the Fund Valuation Policy except for changes required by GAAP, the IRS (or the regulations thereunder) or other regulatory bodies (including the Securities and Exchange Commission), and changes which are consistent with industry standards for semi-liquid investment vehicles, without the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed).

Section 7.13 Burdensome Restrictions. No Borrower shall become a party to any agreement or contract (other than the Loan Documents) that contains a restriction, including in its Constituent Documents (other than restrictions established solely to comply with applicable laws such as requirements to maintain solvency or surplus), which limits its ability to make Distributions in repayment of the Obligations.

Section 7.14 Formation of Subsidiaries. No Borrower shall form, create, organize, incorporate or acquire any Subsidiaries without the prior written consent of the Administrative Agent in its sole discretion (excluding, for the avoidance of doubt, any Portfolio Investments); provided that, in the case of formation or acquisition of any new Intermediate Holdcos, the Borrower shall only need to (i) provide prompt subsequent notice thereof to the Administrative Agent (and, in the case of Non-Controlled Intermediate Holdcos, only after any Borrower becomes aware of such formation or acquisition), (ii) subject such Intermediate Holdco to the requirements of this Agreement and (iii) if such Intermediate Holdco would, upon its formation or acquisition, become one of the 10 largest Portfolio Investment by Net Asset Value, deliver irrevocable instructions to such Intermediate Holdco, in form and substance substantially consistent with the instruction letters delivered by the Borrower pursuant to Section 6.11, instructing it to deliver any distributions for the account of such Borrower (or any parent of the applicable Borrower) solely to the Collateral Accounts.

Section 7.15 [Reserved.]

Section 7.16 ERISA. No Borrower shall establish, maintain, contribute to or have liability with respect to any Pension Plan or Multiemployer Plan except as would not reasonably be expected to have a Material Adverse Effect. No Borrower shall take any action that would cause its underlying assets to constitute (or fail to take any action that is required to prevent its underlying assets from otherwise constituting) “plan assets” for purposes of Section 3(42) of ERISA or Section 4975 of the Code. Assuming no source of funds used to make the Loans constitutes “plan assets” for purposes of Section 3(42) of ERISA or Section 4975 of the Code (unless the applicable Lender relies on a prohibited transaction exemption, all conditions of which are satisfied) the execution, delivery and performance of the Loan Documents, the enforcement of the Obligations directly against the Fund in accordance with the Loan Documents, and the borrowing and repayment of amounts under the Loan Documents, do not and will not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(D) of the Code. No Borrower is or shall become subject to any Similar Law which would be violated by entering into the Loan Documents or any of the transactions contemplated thereunder.

Section 7.17 Use of Proceeds.

(a) No Borrower shall use the proceeds of the Loans for any purpose other than as permitted pursuant to Section 2.02.

(b) No part of the proceeds of any Loan shall be used, whether directly or indirectly, by any Borrower for any purpose that entails a violation of any of the Margin Regulations.

(c) No Loan, nor any part of the proceeds of the Loans, shall be used, directly or knowingly indirectly, or lent, contributed, provided or otherwise made available to, any Person (i) for the purpose of financing any activities or business of or with any Person that is the subject or target of any Sanctions, or in any country or territory that at such time is the subject of any comprehensive Sanctions, in each case in violation of Sanctions, or in any other manner that will result in any violation by any Person (including any Lender) of Sanctions, (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any

Anti-Corruption Laws or (iii) for the purpose of violating, or otherwise in violation of, any anti-money laundering rules and regulations.

Section 7.18 Certain Agreements. In no event shall the Fund incur any Debt that would (i) restrict the Fund from performing its obligations under the Guaranty or (ii) allow the lenders thereunder to have a claim on, or obtain credit support with respect to, any assets or properties of the Borrowers or any of their Subsidiaries.

Article 8
EVENTS OF DEFAULT

Section 8.01 Events of Default. The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (each, an “Event of Default”):

(a) Failure to Make Payments. The Borrowers (i) shall fail to pay as and when due (whether at stated maturity, upon acceleration, upon required prepayment pursuant to Section 2.05(b), 2.05(e), 2.05(f), 2.05(g), 10.03 or otherwise) any principal (including any PIK Interest/Fees) of the Loans, or (ii) shall fail to pay any interest or other amounts payable under the Loan Documents within five Business Days of the date when due under the Loan Documents;

(b) Breach of Certain Covenants. (i) Any Borrower or any other Loan Party shall fail to perform, comply with or observe any agreement, covenant or obligation thereof under Section 2.05(f), 2.05(g), 5.01 or 6.11 or Article 7, as applicable;

(c) Breach of Covenants under the Loan Documents. Any Borrower or any other Loan Party shall fail to perform, comply with or observe any agreement, covenant or obligation thereof under any provision of this Agreement or any other Loan Document (other than those provisions referred to in Section 8.01(a) and 8.01(b)) and such failure shall not have been remedied within 10 Business Days after the earlier of (i) the Administrative Agent giving written notice to the Borrower Representative of such default and (ii) a Responsible Officer of such Borrower or other Loan Party becoming aware of the failure to perform, comply with or observe any such agreement, covenant or obligation;

(d) Breach of Representations, Etc. Any representation, statement, warranty or certification made or deemed made by or on behalf of any Loan Party under any Loan Document or any other document at any time delivered by or on behalf of any Loan Party in connection with any Loan Document is or shall prove to have been false or incorrect in any material respect (or, in the case of any representations and warranties that are already qualified by materiality, the failure of such representations and warranties to be true in any respect) as of the date made or deemed made;

(e) Involuntary Bankruptcy; Appointment of Receiver, Etc. There shall be commenced against any Loan Party or any Fund Party an involuntary case seeking the liquidation or reorganization of such entity under any Debtor Relief Law or an involuntary case or proceeding seeking the appointment of a receiver, liquidator, provisional liquidator, sequestrator, custodian, trustee or other officer having similar powers of such Loan Party or Fund Party, as applicable, or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business, and any of the following events occur: (i) such Loan Party or Fund Party, as applicable, consents to or fails to contest in a timely and appropriate manner the institution of such involuntary case or proceeding; (ii) the petition commencing such involuntary case or proceeding remains undismissed and unstayed for a period of 60 days; or (iii) an order for relief shall have been issued or entered therein;

(f) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Any Loan Party or Fund Party shall institute a voluntary case or application seeking winding-up, liquidation, provisional liquidation, restructuring or reorganization under any Debtor Relief Law, or shall consent thereto; or shall consent to the conversion of an involuntary case to a voluntary case; institute any proceeding seeking, or shall consent to or acquiesce in the appointment of, a receiver, liquidator, provisional liquidator, restructuring officer, interim restructuring officer, sequestrator, custodian, trustee or other officer with similar powers of it or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business; or shall make a general assignment, arrangement or composition for the benefit of creditors; or shall generally not pay its debts as they become due (ii) or any Loan Party or Fund Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due (or threaten in writing to suspend paying its debts or admits inability to pay its debts as they fall due); or the authorizing body of such Loan Party or Fund Party, as applicable, adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 8.01(f) or in Section 8.01(e);

(g) Termination of Loan Documents, Collateral, Etc. Any Loan Document or the Special Purpose Provisions (or their related definitions) or any material provision thereof, shall cease to be in full force and effect for any reason or shall be declared null or void, or any Lien in favor of the Collateral Agent or the Secured Parties shall fail to have or shall cease to be valid or perfected or have the priority required by the relevant Loan Document, except (x) as a result of the failure of the Collateral Agent or any other Secured Party to take any action within its control, or (y) upon a release or termination of such Loan Document or Lien pursuant to the terms thereof; or any Loan Party shall contest or purport to repudiate or disavow any of its obligations under or the validity or enforceability of any Loan Document or any material provision thereof;

(h) Judgments and Attachments. (i) (A) Any Fund Party shall suffer any unsatisfied money judgments, fines, writs or warrants of attachment or similar processes that, individually or in the aggregate, involve an amount in excess of the Applicable Threshold (in each case excluding therefrom money judgments to the extent covered by insurance as to which the carrier has not refused liability), or (B) any Loan Party shall suffer any unsatisfied money judgments, fines, writs or warrants of attachment or similar processes that, individually or in the aggregate, involve an amount in excess of the Applicable Threshold (in each case excluding therefrom money judgments to the extent covered by insurance as to which the carrier has not refused liability), or (ii) any non-monetary judgment or decree (including a judgment for injunctive relief) that could reasonably be expected to have a Material Adverse Effect, and, in any such case, such judgments, fines, writs, warrants, decrees or other orders (A) shall continue unsatisfied and unstayed for a period of 30 days or in the case of any such non-monetary judgment, until the effectiveness of such judgment, or (B) any action shall be taken by a judgment creditor to enforce such judgment;

(i) Cross-Default. The continuance of an Event of Default under (and as defined in) any Material Debt of any Fund Party or any Loan Party;

(j) Qualification of Financial Statements. Any financial statements of the Fund shall be qualified by auditors (on the grounds that the business is not able to be carried on as a going concern);

(k) Change of Control. The occurrence of a Change of Control;

(l) Portfolio LTV. The Portfolio LTV shall, at any time, be equal to or greater than the Threshold LTV;

(m) Guaranty. The occurrence of any Potential Default or Event of Default under the Guaranty;

(n) Collateral Shortfall Event. (i) Failure to comply with the requirement to use commercially reasonable efforts to Cure a Collateral Shortfall Event (other than by a Fund LTV Cure) prior to a Controlled Asset Sale Trigger Event, (ii) while a Controlled Asset Sale Cure Period is in effect, failure to meet a Controlled Asset Sale Milestone in respect of any Relevant Controlled Asset Sale Investment in relation to such sale as specified in Section 10.03 or (iii) failure to Cure any Collateral Shortfall Event by the end of a Controlled Asset Sale Cure Period; or

(o) ERISA. (i) An ERISA Event shall occur that could reasonably be expected, individually or together with one or more other ERISA Events, to have a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect or (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA, and as a result of such termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such termination occurs by an aggregate amount which could reasonably be expected to result in a Material Adverse Effect.

Section 8.02 [Reserved].

Section 8.03 Remedies.

(a) If an Event of Default occurs under Section 8.01(e) or 8.01(f), the obligations of the Lenders to make any Loan hereunder shall cease, the Commitments shall automatically terminate and the unpaid principal amount of the Loans (including any PIK Interest/Fees) shall automatically become immediately due and payable without presentment, demand, protest, notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower.

(b) If an Event of Default occurs, other than under Section 8.01(e) or 8.01(f), and is continuing, the Administrative Agent may (solely at the direction of the Required Lenders) by written notice to Borrower Representative, terminate the Commitments in full and declare the unpaid principal amount of the Loans (including any PIK Interest/Fees) and all other amounts to be, and the same shall thereupon become, due and payable, without presentment, demand, protest, any additional notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower.

(c) Subject to Section 8.03(e), if an Event of Default has occurred and is continuing, the Administrative Agent may (solely at the direction of the Required Lenders) pursue and enforce (or direct the Collateral Agent to pursue and enforce) any of the Administrative Agent’s, Collateral Agent’s or any Secured Party’s rights, remedies and powers under any of the Loan Documents (including any sale pursuant to Section 10.03), or otherwise provided under any Applicable Law or agreement, without presentment, demand, protest, notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower.

(d) [Reserved.]

(e) Notwithstanding the foregoing, solely in connection with any Event of Default pursuant to Section 8.01(l), none of the Administrative Agent, the Collateral Agent or any other Secured Party shall exercise any remedial action against the Borrower for a period of 15 Business Days following the occurrence of such Event of Default (the “Default Date”) so long as, within five Business Days of such

Default Date, the Borrower Representative provides evidence to the Administrative Agent that the Fund has raised and/or received funds in an amount sufficient to, together with any cash on hand of the Fund and the Borrowers, repay the Obligations in full.

Section 8.04 Application of Proceeds. If the unpaid principal amount of the Loans (including any PIK Interest/Fees) and all other Obligations have become due and payable following an Event of Default, and such acceleration and its consequences have not been rescinded and annulled, any funds collected by the Administrative Agent or any Lender hereunder or pursuant to any other Loan Document shall be applied (subject to Section 2.12) by the Administrative Agent and the Lenders in the following order:

First, to pay all fees and costs and expenses of the Administrative Agent and the Collateral Agent (including, but not limited to, attorneys’ fees and expenses payable under the Loan Documents);

Second, to pay all accrued and unpaid interest and fees on the Loans (other than the fees described in clause Third below);

Third, to pay all unpaid principal of the Loans (including any PIK Interest/Fees) and, as applicable, termination fees with respect thereto;

Fourth, to pay, on a pari passu basis, any other outstanding Obligations;

Fifth, to pay the remainder, if any, to the Borrowers or to any other Person legally entitled thereto.

Notwithstanding the foregoing, the Administrative Agent shall, at its option use any amounts received on account of the Obligations, including any Investment Proceeds to make payments set forth above in respect of the Obligations, or in lieu thereof, to make payments in respect of Portfolio Investment obligations to the extent then due and payable, as may be necessary in the Administrative Agent’s reasonable judgment to preserve the value of a Portfolio Investment.

Article 9
THE AGENTS

Section 9.01 Appointment of Agents.

(a) Goldman Sachs Bank USA is hereby appointed by the Secured Parties as Administrative Agent hereunder, and each Lender hereby authorizes Goldman Sachs Bank USA to act on its behalf as Administrative Agent in accordance with the terms hereof and the other Loan Documents.

(b) The Bank of New York Mellon is hereby appointed by the other Secured Parties as the Collateral Agent hereunder and under the other Loan Documents to which the Collateral Agent is a party, and each Lender hereby authorizes it to act on its behalf as Collateral Agent in accordance with the terms hereof and thereof.

(c) Each Agent hereby agrees to act in its capacity as such upon the express provisions contained herein and the other Loan Documents to which it is a party, as applicable. The provisions of this Article 9 are solely for the benefit of Agents and the Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions of this Article 9. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Loan Party. No implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Loan Document or otherwise exist against any Agent. It is understood and agreed that the use of the term “agent” herein or in any Loan Documents (or any other similar term) with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. The permissive authorizations, entitlements, powers and rights granted to the Agents in the Loan Documents shall not be construed as duties.

Section 9.02 Powers and Duties.

(a) Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents to which it is a party as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents to which it is a party, and each Agent shall not be liable except for the performance of such duties and responsibilities as are express specified herein and therein. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees, and no Agent shall be responsible for any misconduct or gross negligence on the part of any such agent or employee appointed by it with due care. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein regardless of whether an Event of Default has occurred.

(b) The Agents shall not be liable for any action taken or not taken by them (i) at the direction of the Borrowers or the Borrower Representative as provided in this Agreement or the other Loan Documents, (ii) with the consent of or at the request or direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agents shall believe in good faith shall be necessary, to give such request or direction hereunder), including as may be determined pursuant to Section 9.02(e) or, solely with respect to the Collateral Agent, with the consent of or at the written direction of the Administrative Agent or (iii) in the absence of their own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final non-appealable judgment.

(c) The Lenders hereby direct each of the Agents, as applicable, to execute and deliver the Loan Documents to which they are a party, respectively, on or prior to the Closing Date and to execute and deliver additional Loan Documents from time to time (upon written direction by the Required Lenders). It is hereby expressly acknowledged and agreed that, in taking any of the foregoing actions, the Agents are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under pursuant to, the Loan Documents, the Agents each shall have all of the rights, immunities, indemnities and other protections granted to them under this Agreement (in addition to those that may be granted to them under the terms of such other agreement or agreements).

(d) Notwithstanding anything to the contrary in this Agreement, or any of the Loan Documents, the Collateral Agent shall not be required to exercise any rights or remedies under this Agreement or any Collateral Document or give any consent under this Agreement or any Collateral Document or enter into any agreement amending, modifying, supplementing or waiving any provision of this Agreement or any Collateral Document, or otherwise take any action, or refrain from taking any action, which involves the exercise of discretion, unless it shall have been directed to do so in writing by the Administrative Agent (acting at the direction of the Required Lenders) or the Required Lenders. So long as the Collateral Agent has requested instructions from the Administrative Agent (acting at the direction of the Required Lenders) or the Required Lenders, as applicable, in a timely manner, the Collateral Agent shall not be liable for any delay in acting that is attributable to a delay or failure by the Administrative Agent (acting at the direction of the Required Lenders) or the Required Lenders (as the case may be) in providing such instructions to the Collateral Agent, and the Collateral Agent shall be fully protected in, and shall incur no liability in connection with, acting (or failing to act) pursuant to such instructions.

(e) If at any time in its discretion the Administrative Agent provides written notice to the Lenders requesting consent or direction with respect to a certain action (or inaction) of the Administrative Agent hereunder (including any action to terminate the Commitments, accelerate the Loans or exercise any remedies in connection therewith), any Lender that fails to respond to such notice within 15 Business Days shall be excluded from the calculation of “Required Lenders” and “Required Tranche Lenders” in connection with such consent or direction (together with any Defaulting Lenders already excluded in accordance with the definitions of “Required Lenders” and “Required Tranche Lenders”); provided that the Administrative Agent shall have sent a follow-up written notice to such non-responding Lender not less than seven Business Days before such 15 Business Day deadline; provided, further, that the Administrative Agent may, in its sole discretion, elect to seek affirmative direction from the Required Lenders or the Required Tranche Lenders of the applicable Tranche, as applicable, rather than relying on such deemed direction. For the avoidance of doubt, this Section 9.02(e) shall apply only to the determination of Required Lenders and Required Tranche Lenders in connection with a request by the Administrative Agent for consent or direction in respect of any action (or inaction) of the Administrative Agent hereunder, and shall not apply to such determination for any other purpose hereunder (including in connection with a consent to any amendment, modification, termination or waiver of any provisions of this Agreement or any other Loan Document, whether pursuant to Section 11.03 or otherwise).

Section 9.03 General Immunity.

(a) No Agent shall be responsible to any Person for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Loan Party to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) No Agent nor any of its officers, partners, directors, employees or agents shall be liable for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Required Lenders (or such other Lenders as may be required to give such instructions hereunder) or, solely with respect to the Collateral Agent, instructions in respect thereof from the Administrative Agent and, upon receipt of such instructions from the Required Lenders (or such other Lenders, as the case may be) or the Administrative Agent, such Agent shall be entitled to act or refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any resolution, officer’s certificate, opinion of counsel, certificate of auditors or any other certificate, statement, communication, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper, electronic communication or document believed by it in good faith to be genuine and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for such Agent or any Loan Party), accountants, experts and other professional advisors selected by it with due care; and (ii) no Lender or any other person shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other Lenders as may be required to give such instructions hereunder) or the Administrative Agent. For all purposes herein and the Loan Documents, the Collateral Agent may accept and act upon instructions and consents provided by the Administrative Agent as if such instructions and consents were provided by the Required Lenders directly.

(c) Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by such Agent; provided that the Administrative Agent may do so only with the consent of the Borrower Representative (not to be unreasonably withheld, conditioned or delayed). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates (each also a “sub-agent”). The exculpatory, indemnification and other provisions of this Article 9 shall apply to any Affiliates, receivers, delegates or sub- agents of the Agents and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as any other activities as the Agents. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article 9 shall apply to any such sub-agent, receiver or delegate and to the Affiliates of any such sub-agent, receiver or delegate, and shall apply to their respective activities as sub-agent, receiver or delegate as if such sub-agent, receiver or delegate and its respective Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Agents and each receiver and delegate, (i) such sub-agent, receiver or delegate shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, receiver or delegate, and (iii) such sub-agent, receiver or delegate shall only have obligations to the respective Agent and not to any Loan Party, Lender or any other Person, and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent, receiver or delegate. The Agents shall not be responsible for the conduct of such sub-agents, receivers, delegates or attorneys appointed by them with due care.

(d) No Agent shall be deemed to have knowledge of any Event of Default or Potential Default unless and until written notice describing such circumstance or event is given to a Responsible Officer of such Agent by the Borrowers or a Lender and states that it is a notice of such circumstance or event. In the absence of receipt of such notice, each Agent may conclusively assume that there is no Event of Default or Potential Default. Upon receipt of any such notice, the relevant Agent shall have no duty or obligation in connection therewith unless and until directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agents shall believe in good faith shall be necessary, to give such direction hereunder) or, with respect to directions to the Collateral Agent, the Administrative Agent. No Agent shall have any duty to take any action to determine whether any such circumstance or event has occurred. Except as expressly provided herein, delivery of reports, documents and other information to any Agent is for informational purposes only and such Agent’s receipt of the foregoing shall not constitute constructive or actual knowledge or notice of any event or circumstance or any information contained therein or determinable from information contained therein or any other related document. Except with respect to written notices of Events of Default and Potential Defaults received by a Responsible Officer of the applicable Agent, information contained in notices, reports or other documents delivered to such Agent and other publicly available information shall not constitute actual or constructive knowledge or notice. In the absence of receipt of such notice or knowledge, the applicable Agent may conclusively assume that there is no Event of Default or Potential Default. Knowledge of notices or other documents delivered to any Agent in any capacity shall not constitute knowledge of or delivery to (i) such Agent in any other capacity under the Loan Documents or to any Affiliate or other division of such Agent or (ii) any other Agent.

(e) The powers conferred on the Collateral Agent under the Loan Documents are solely to protect the Secured Parties’ interests in the Collateral, shall not impose any duty upon the Collateral Agent to exercise any such powers and are subject to the provisions of this Agreement. Neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act, except for gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Collateral Agent shall not have any responsibility for taking any necessary steps to protect, preserve or exercise rights against any Person with respect to any of the Collateral (except to the extent expressly required in this Agreement and the other Loan Documents to which it is a party) and the Collateral Agent shall be relieved of all responsibility for the Collateral upon surrendering it to the Borrowers in accordance with the terms and conditions set forth herein and in the other Loan Documents.

(f) Notwithstanding any provision of this Agreement or the other Loan Documents to the contrary, before taking or omitting any action to be taken or omitted by an Agent under the terms of this Agreement and the other Loan Documents, such Agent may seek the written direction of the Required Lenders, or, in the case of the Collateral Agent, the written direction of the Administrative Agent, and such Agent shall be entitled to rely (and shall be fully protected in so relying) upon such direction (including any such direction given in accordance with Section 9.02(e)). No Agent shall be liable with respect to any action taken or omitted to be taken by it in accordance with such direction. In absence of such direction with respect to any action or inaction, such Agent shall be entitled to refrain from such action unless and until such Agent shall have received such direction, and such Agent shall not incur liability to any Person by reason of so refraining. In the absence of an express statement in the Loan Documents regarding which Lender shall direct in any circumstance, the direction of the Required Lenders shall apply and be sufficient for all purposes. Any provision of this Agreement or the other Loan Documents authorizing any Agent to take any action shall not obligate such Agent to take such action.

(g) No Agent shall have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by the Person purporting to own it or is cared for, protected, or insured or has been encumbered or that the Liens granted to the Collateral Agent herein or pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority. No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall any Agent be responsible or liable for any failure to monitor or maintain any portion of the Collateral or to protect against any diminution in value of the Collateral. The Collateral Agent shall have no responsibility to prepare or file any financing statement or continuation statement.

(h) No Agent shall be under any obligation to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower, any Affiliate thereof or any other Person. Without limiting the generality of the foregoing, in no event shall any Agent have any responsibility or liability with respect to any instrument, certificate or report furnished pursuant to the Loan Documents, or with respect to any calculations not expressly to be determined by such Agent.

(i) No Agent shall ever be required to use, risk or advance its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers under this Agreement or under the other Loan Documents (and, without limiting the foregoing, no Agent, in its capacity as such, shall have any obligation to grant any credit extension or to make any advance hereunder). In no event shall any Agent be liable, directly or indirectly, for any special, punitive, indirect or consequential damages (including lost profits), even if such Agent has been advised of the possibility of such damages and regardless of the form of action. No Agent shall be responsible for delays or failures in performance arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; pandemics or epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(j) Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, to give such direction hereunder or thereunder), or in the case of the Collateral Agent, the written direction of the Administrative Agent, and no Agent shall be liable for any loss or expense that arises as a result of its failure to act while awaiting such direction, and, if it so requests, the applicable Agent shall first be indemnified to its satisfaction by the Required Lenders (or such other Lenders) against any and all liability and expense which may be incurred by it by reason of taking or continuing to take, or omitting to take any such action.

(k) Each Agent shall be entitled to consult with and rely upon advice of counsel of its own choosing concerning legal matters and such advice shall be full protection and authorization and such Agent shall incur no liability for any action taken or omitted by such Agent in good faith thereon.

(l) In connection with the delivery of any information to any Agent by any Borrower or any other Person to be used by such Agent in connection with the preparation or distribution of calculations or reports or the performance or other duties under the Loan Documents, such Agent is entitled to conclusively rely on the accuracy of any such information and shall not be required to investigate or reconfirm its accuracy and shall not be liable in any manner whatsoever for any errors, inaccuracies or incorrect information resulting from the use in good faith of such information.

(m) If any Agent shall require any information to perform its duties under the Loan Documents, the Borrowers shall provide, or cause to be provided, such information to such Agent promptly upon request and in each case subject to the Borrower Information Delivery Limitations.

(n) At any time and from time to time, the Collateral Agent may request information from the Administrative Agent as to the identity of the Required Lenders, the Required Tranche Lenders of a

particular Tranche or any other Lender, and the Administrative Agent will endeavor to provide such information reasonably promptly. The Collateral Agent shall be entitled to fully rely on such information from the Administrative Agent and the Collateral Agent shall have no duty, obligation or liability with respect to the identity or amount of Loans or Commitments held by any Lender or the calculation of the Required Lenders or the Required Tranche Lenders of a particular Tranche. Without limiting the foregoing, the Collateral Agent shall be entitled to request and receive from the Administrative Agent all necessary information in respect of each Lender for purposes of making distributions to such Lender hereunder. The Collateral Agent shall have no liability for any failure or delay in taking any action hereunder as a result of a failure or delay on the part of the Administrative Agent (or the related Lender) to provide such information to the Collateral Agent.

(o) Each Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to such Agent and conforming to the requirements of this Agreement.

(p) No Agent shall be liable for an error of judgment made in good faith unless it shall be finally proved that the Agent was negligent in ascertaining the pertinent facts.

(q) No Agent shall have any duty (i) to see to any recording, filing, or depositing of this Agreement or any other Loan Document referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof, (ii) to see to any insurance or (iii) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied in connection with this Agreement (except as set forth in Section 2.08). For the avoidance of doubt, the Collateral Agent shall have no responsibility to arrange for the filing and continuation of financing statements or other filing or recording documents or instruments for the perfection of security interests in the Collateral.

(r) No Agent nor any of its directors, officers or employees shall be required to ascertain whether any borrowing hereunder (or any amendment or termination of this Agreement) has been duly authorized or is in compliance with any other agreement to which any Borrower is a party (whether or not the Agent is also a party to such other agreement).

(s) No Agent shall be required to give any bond or surety in respect of the execution of this Agreement.

(t) No Agent shall be obligated to monitor or confirm, on a continuing basis or otherwise, any Person’s compliance with the covenants described herein or with respect to any reports or other documents filed under this Agreement, the other Loan Documents or any other related document.

(u) No Agent shall be under any obligation to exercise any of the rights vested in it by this Agreement or to enforce any remedy or realize upon any of the Collateral unless (i) it has been directed to take such action by the Administrative Agent or the Required Lenders, and (ii) it has been offered security or indemnity satisfactory to it against the costs, expenses and liabilities (including fees and expenses of its agents and counsel) that might be incurred by it in compliance with such request or direction. No Agent shall be held liable for any action or inaction taken in accordance with the directions of the Administrative Agent or the Required Lenders.

(v) After the occurrence and during the continuance of an Event of Default, in disposing of any Collateral as permitted by this Agreement or any Collateral Document, the Administrative Agent or the Required Lenders (as the case may be) may instruct the Collateral Agent to liquidate the Collateral in the manner described herein and in the other Loan Documents through use of a liquidation agent identified by the Administrative Agent or the Required Lenders and retained by Collateral Agent as directed, in writing, by the Administrative Agent or the Required Lenders.

(w) The Collateral Agent shall not be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Collateral Agent or to enforce any rights and remedies in any foreign jurisdiction.

(x) Before the Collateral Agent acts or refrains from acting, it may require an officer’s certificate from the Borrower Representative with respect to the proposed action or inaction, such certificate to be given at the Borrowers’ expense. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance upon such certificate. Whenever in the administration of the Loan Documents the Collateral Agent shall deem it necessary or desirable that a matter be proved or established before taking or suffering or omitting to take any act under any Loan Document, such matter (unless other evidence in respect thereof is herein or in any other Loan Document specifically prescribed) may, in the absence of gross negligence or willful misconduct on the part of the Collateral Agent, be deemed to be conclusively proved and established by an officer’s certificate delivered to the Collateral Agent, and such certificate, in the absence of gross negligence or willful misconduct on the part of the Collateral Agent, shall be full warrant to the Collateral Agent for any action taken, suffered or omitted to be taken by it under the Loan Documents upon the faith thereof.

(y) In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under any Environmental Laws or otherwise cause the Collateral Agent to incur, or be exposed to, any Environmental Liability or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Agent will not be liable to any person for any Environmental Liabilities or any environmental liabilities or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or Release or threatened discharge or Release of any Hazardous Materials into the environment.

(z) The rights, privileges, protections, immunities and benefits given to the Collateral Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Collateral Agent in each of its capacities hereunder and under the other Loan Documents, and each agent, custodian and other Person employed to act hereunder and under the other Loan Documents.

Section 9.04 Agents Entitled to Act as a Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Commitments and the Loans (if any), each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include any such Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Loan Party or any of their respective Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrowers for services in connection herewith and otherwise without having to account for the same to the Lenders.

Section 9.05 Lender’s Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation, without reliance upon any Agent or any other Person, of the financial condition and affairs of the Loan Parties in connection with the Commitments and Loans made hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Loan Parties. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any investigation or appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Required Lenders or Lenders or delivered to any Agent, as applicable, on the Closing Date.

Section 9.06 Right to Indemnity. Each Lender, in proportion to its “percentage” as used in determining the Required Lenders at such time or, if the Commitments have terminated and all Loans have been repaid in full, as determined immediately prior to such termination and repayment (with such “percentages” determined as if there are no Defaulting Lenders), severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement, the other Loan Documents or the use of proceeds thereof; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. The foregoing shall survive the termination of this Agreement and the resignation or removal of an Agent.

Section 9.07 Successor Administrative Agent and Collateral Agent.

(a) The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Agents and the Lenders, and the Administrative Agent may be removed at any time with cause by an instrument or concurrent instruments in writing delivered to the Administrative Agent and the other Agents and signed by the Required Lenders and the Borrowers; provided that if the Borrowers shall consent to any assignment of Commitments and Loans that results in the Applicable Percentage of the entity then serving as Administrative Agent and its Affiliates, collectively, in respect of each Tranche of Commitments being less than 25.0%, they shall be deemed to have consented to the resignation of the Administrative Agent. In addition, the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Agents and the Administrative Agent and signed by the Required Lenders and the Borrowers if the Applicable Percentage of the entity then serving as Administrative Agent and its Affiliates, collectively, in respect of each Tranche of Commitments is less than 25.0%. The Required Lenders shall have the right to appoint a financial institution

(other than any Disqualified Lender or any of its respective Affiliates) to act as the Administrative Agent hereunder, subject to (unless an Event of Default has occurred and is continuing) the consent of the Borrowers (such consent not to be unreasonably withheld, conditioned or delayed), and the Administrative Agent’s resignation shall become effective, and the Administrative Agent shall be discharged from its obligations and duties hereunder, on the earliest of (i) 30 days after delivery of the notice of resignation or removal (regardless of whether a successor has been appointed or not) or (ii) the acceptance of appointment by such successor Administrative Agent by the Required Lenders and (if applicable) the Borrowers. If the Required Lenders shall not have appointed a successor Administrative Agent with the consent of the Borrowers by the end of the period specified above, then the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent and the resigning or removed Administrative Agent shall promptly transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents. After any resigning or removed Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder.

(b) The Collateral Agent may resign at any time by giving prior written notice thereof to the Lenders, the Administrative Agent and the Borrower Representative, and the Collateral Agent may be removed at any time upon at least 30 days’ notice with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower Representative and the Collateral Agent and signed by the Required Lenders. The Required Lenders shall have the right to appoint a financial institution as a successor Collateral Agent hereunder, subject to (unless an Event of Default has occurred and is continuing) the reasonable satisfaction of the Borrowers, and the Collateral Agent’s resignation shall become effective and shall be discharged from its obligations and duties hereunder, on the earliest of (i) 30 days after delivery of the notice of resignation or removal (regardless of whether a successor been appointed or not), (ii) the acceptance of appointment by such successor Collateral Agent (which shall be no earlier than 30 days after delivery of such notice of resignation or removal unless agreed to by the Required Lenders and the removed Collateral Agent) or (iii) such other date, if any, agreed to by the Required Lenders and the removed Collateral Agent. Until a successor Collateral Agent is appointed, any Collateral or other property held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents shall continue to be held by the resigning or removed Collateral Agent as bailee until such time as a successor Collateral Agent is appointed (all costs and expenses incurred by such resigning or removed Collateral Agent for holding such Collateral shall be paid by the Borrowers). The Collateral Agent shall have the right, at the cost and expense of the Borrowers, to petition a court of competent jurisdiction regarding the delivery of any Collateral or other property it holds as bailee. Upon the acceptance of any appointment as the Collateral Agent hereunder, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Collateral Agent under this Agreement and the other Loan Documents, and the resigning or removed Collateral Agent shall promptly (A) transfer to such successor Collateral Agent all Collateral or other property held hereunder or under the other Loan Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the other Loan Documents, and (B) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be reasonably requested by the Required Lenders (and at the cost and expense of the Borrowers) in connection with the assignment to such successor Collateral Agent of the security interests created under the Loan Documents. After any resigning or removed Collateral Agent’s resignation or removal hereunder as such Collateral Agent, the provisions of this Agreement and the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the other Loan Documents while it was such Collateral Agent hereunder.

(c) Any Person into which any Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Agent shall be a party, or any Person succeeding to the corporate trust services business of such Agent shall be the successor of such Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto.

Section 9.08 Collateral Documents.

(a) Agents under Collateral Documents. Each Secured Party hereby further authorizes the Collateral Agent on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Collateral and the Collateral Documents.

(b) Subject to Section 11.05, without further written consent or authorization from any Secured Party, the Administrative Agent and/or the Collateral Agent (at the written direction of the Administrative Agent) is authorized to and shall execute any documents or instruments requested by either (i) the Borrowers (and at the cost and expense of the Borrowers) in connection with a Disposition of assets permitted by this Agreement and the release of any Lien encumbering any item of Collateral that is the subject of such Disposition or (ii) otherwise consented to by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agents shall believe in good faith shall be necessary, to give such request or direction hereunder) in connection with any other Disposition of assets in accordance with this Agreement; provided that, in the case of clause (i), the Borrowers shall deliver a certificate signed by a Responsible Officer of the Borrower Representative to the Administrative Agent and the Collateral Agent stating that such Disposition of assets is permitted by this Agreement and the other Loan Documents and that the release of the Lien on such Collateral is authorized by the Loan Documents, and in the case of clause (ii), the Borrowers shall deliver a certificate signed by a Responsible Officer of the Borrower Representative to the Administrative Agent and the Collateral Agent stating that such consent of the Required Lenders has been received.

(c) Right to Realize on Collateral. Notwithstanding anything contained in the Loan Documents to the contrary, the Loan Parties, the Agents and each other Secured Party hereby agree that (i) no Secured Party (other than the Collateral Agent) shall have any right to realize upon any of the Collateral, it being understood and agreed that all such powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Collateral Agent (at the written direction of the Administrative Agent (acting at the direction of the Required Lenders)) for the benefit of the Secured Parties in accordance with the terms hereof and thereof and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent (at the written direction of the Administrative Agent (acting at the direction of the Required Lenders)) on any of the Collateral pursuant to a public or private sale or other Disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or under any analogous provisions of any other Debtor Relief Law), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or such other Debtor Relief Law) may be the purchaser or licensor of any or all of such Collateral at any such Disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such Disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such Disposition.

(d) Release of Collateral; Termination of Loan Documents; Etc. Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than contingent Obligations for which no claim has been asserted) have been paid in full and all Commitments have terminated or expired, the security interest created hereunder and under the Collateral Documents and all guarantee obligations under the Loan Documents shall automatically terminate and the Collateral Agent shall (at the sole cost and expense of the Borrowers) take such actions as shall be requested in writing by the Borrowers to effect such release of its security interest in all Collateral and to release all guarantee obligations provided for in any Loan Document. The Borrowers shall prepare any such documentation at its expense and shall be responsible for the costs and expenses of the Collateral Agent (including legal fees and expenses) in connection with any release under this clause (c). Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

Section 9.09 Withholding Taxes. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without duplication of the provisions of Section 2.08(c)(ii), if the U.S. Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 9.10 Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal, interest and fees owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under the Loan Documents allowed in such judicial proceeding); and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same,

and any custodian, receiver, assignee, trustee, liquidator, provisional liquidator, restructuring officer, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Agents under the Loan Documents. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Agents, their agents and counsel, and any other amounts due to the Agents under the Loan Documents out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Article 10
APPRAISAL RIGHTS AND SALE EVENTS

Section 10.01 Appraisal Rights.

(a) The Administrative Agent shall have the right, upon notice to the Borrower Representative (such notice, the “Appraisal Notice”) and if, acting reasonably and in good faith, the Administrative Agent believes (or if the Required Lenders direct the Administrative Agent that they, acting reasonably and in good faith, believe) the reported Net Asset Value to be materially inaccurate as of the date of such Appraisal Notice, to engage an Approved Appraiser to recalculate the aggregate Net Asset Value or the Net Asset Value of any Eligible Investment (each such valuation, a “Lender Valuation”) as of such notice date not more than one time during any fiscal quarter (collectively among the Administrative Agent and the Lenders) subject to the following terms and conditions:

(i) subject to the Borrower Representative delivering a customary non-reliance letter satisfactory to the Approved Appraiser executed by the Administrative Agent, the Approved Appraiser shall provide the Borrower Representative with a draft report setting forth the proposed appraised aggregate Net Asset Value or Net Asset Value of such Eligible Investment, as applicable, which report shall include reasonably detailed supporting information with respect thereto;

(ii) after receipt of the draft report by the Borrower Representative, the Borrower Representative shall have five Business Days to review such report and to reasonably consult with the Approved Appraiser as to the proposed aggregate Net Asset Value or Net Asset Value of such Eligible Investment; and

(iii) the Approved Appraiser shall be instructed to consider all information and/or comments provided by the Borrower Representative during such consultation period and, within five Business Days of receiving such information and/or comments, the Approved Appraiser shall issue a final report setting forth the aggregate Net Asset Value or Net Asset Value of such Eligible Investment, as of the date of notice by the Administrative Agent to the Borrower Representative under this Section 10.01(a) (such value, the “Lender Appraisal Valuation”), which shall be binding for all purposes of this Agreement until the date the Administrative Agent receives the Monthly NAV Report for the last month of the fiscal quarter in which the Approved Appraiser issued the applicable Lender Valuation (the “Subsequent NAV Report”); provided that any such final report setting forth a Lender Appraisal Valuation must be completed within 45 Business Days of the date of the Appraisal Notice.

(b) The Administrative Agent shall share the results of any Lender Valuation within five Business Days of receipt of such report from the Approved Appraiser. To the extent additional readily available information from an Eligible Investment of any Borrower is determined, in the reasonable and good faith discretion of the Administrative Agent, to be necessary in order to conduct such Lender Valuation, such Borrower shall be required to use only commercially reasonable efforts in obtaining such information (i) in a manner that shall not materially interfere in the conduct of such Eligible Investment’s business, (ii) in a manner that shall not jeopardize attorney-client privilege or, with respect to the Fund or in the case of a Portfolio Investment that is public, divulge material non-public information, breach any confidentiality, legal or regulatory restrictions in respect thereof, (iii) to the extent such Borrower is contractually entitled to request and receive such information from the Eligible Investment and (iv) redacted as required (collectively, the “Borrower Information Delivery Limitations”).

(c) The Administrative Agent shall bear the costs of any Lender Valuations requested by it, and the Required Lenders shall bear the costs of all Lender Valuations requested by them. The Administrative Agent shall promptly notify the Lenders of any request by the Administrative Agent for a Lender Valuation, and shall promptly deliver and/or make available on the Platform a copy of such Lender Valuation to the Lenders.

Section 10.02 [Reserved].

Section 10.03 Controlled Asset Sales.

On and at any time after the occurrence of a Controlled Asset Sale Trigger Event which is continuing, the Administrative Agent may (and shall if directed by the Required Lenders) by notice to the Borrower Representative require that:

(a) the Borrowers (and the Borrowers undertake that they will) commence and manage an orderly sale process in respect of Portfolio Investments selected by the Borrowers, in consultation with the Administrative Agent (provided, that the Administrative Agent shall have no consent right over such asset sale process as long as the timeline meets the schedule set forth below) to sell Portfolio Investments (or any portion thereof) to (i) unaffiliated third parties or (ii) subject to compliance with Section 7.08 and delivery of a fairness opinion from a nationally recognized appraiser, or otherwise with the consent of the Administrative Agent, to an Affiliate of any Borrower; provided that no fairness opinion will be required for a sale to an affiliated buyer who is also owned at least 19.0% by an unrelated third party (such Portfolio Investment(s) so sold pursuant to the foregoing clause (i) or (ii), or any portion thereof so selected, the “Relevant Controlled Asset Sale Investments”) sufficient to make repayments in accordance with Section 2.05(e)(iii) from proceeds received in connection therewith, in each case within 210 days of the occurrence of such Controlled Asset Sale Trigger Event (plus (A) two 1-month extensions, exercisable at the Borrowers’ option so long as the process related timelines described herein are being met and (B) if a purchase agreement for such Portfolio Investment sale has been executed, an additional extension of three months subject to the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed); provided that such request under this clause (B) shall be made solely as a result of regulatory delays (which such regulatory delays do not involve litigation) and, at the time of such request, all other conditions to closing (other than those that are by their nature to be satisfied contemporaneously with the closing of the subject transaction) shall have been met; such period, the “Controlled Asset Sale Cure Period”).

(b) In connection with such sale process, the Borrowers will (i) ensure that an investment bank or broker is engaged within 30 days of the date of such Controlled Asset Sale Trigger Event to conduct the sale of the portfolio asset to unaffiliated third parties or, subject to compliance with Section 7.07 and delivery of a fairness opinion from a nationally recognized appraiser (except to the extent not required pursuant to clause (a) above) or investment banking firm as to compliance therewith, any Affiliates of the applicable issuers, (ii) within 30 days of engagement of such firm or broker, initiate an auction sale process, (iii) within 60 days of the initiation of such process, enter into a binding share purchase agreement with the winning bidder and, if such bidder is an Affiliate of the applicable issuer, deliver a fairness opinion from a nationally recognized appraiser or investment banking firm as to compliance therewith and (iv) within 90 days of entering into such binding agreement (as such period may be extended as set forth in Section 10.03(a)), effect a transaction closing and application of such sale proceeds. (each of the requirements in clauses (i), (ii), (iii) and (iv), a “Controlled Asset Sale Milestone”).

(c) Failure to meet any such milestone during the Controlled Asset Sale Cure Period shall constitute an Event of Default in accordance with Section 8.01(n); and

(d) the Borrowers will keep the Administrative Agent informed of such sale process, including by providing progress reports periodically and upon reasonable request by the Administrative Agent.

Article 11
MISCELLANEOUS

Section 11.01 Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Loan Party, the Collateral Agent or the Administrative Agent, shall be sent to such Person’s address as set forth on Schedule 11.01 or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Schedule 11.01 or otherwise indicated to the Administrative Agent in writing. The Loan Parties agree that to the extent service of process is delivered to the registered agent listed on the Delaware Secretary of State website for VEPF Management, L.P., such service shall constitute valid service of process for purposes of Section 11.15. Except as otherwise set forth in clause (b) below, each notice hereunder shall be in writing and may be personally served or sent by electronic mail or a nationally recognized overnight courier service and shall be deemed to have been given when signed for against receipt thereof or upon receipt of electronic mail (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); provided that (i) any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.03(c) as designated by the Administrative Agent from time to time, (ii) any such notice or other communication to the Administrative Agent or the Collateral Agent may be made via SWIFT (to the extent, under this clause (ii), that such notice or communication is reasonably able to be sent in such manner), and (iii) any notice to a Loan Party sent by electronic mail must be accompanied by delivery by United States mail or a nationally recognized overnight courier service and shall be treated for purposes hereunder as being sent by United States mail or courier service.

(b) Electronic Communications.

(i) Notices and other communications to any Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Agent or any Lender pursuant to Article 2 if such Person has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrowers may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative

Agent otherwise prescribes, (A) notices and other communications (other than notices and communications to a Loan Party) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (B) notices or communications (other than notices and communications to a Loan Party) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor; provided, further, that, for both clauses (A) and (B) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(ii) The Collateral Agent shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Agreement and the other Loan Documents and delivered using Electronic Means; provided, however, that a Loan Party and/or Lender and the Administrative Agent, as applicable, shall provide to the Collateral Agent an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the party providing same whenever a person is to be added or deleted from the listing. If a Loan Party and/or Lender or the Administrative Agent, as applicable, elects to give the Collateral Agent Instructions using Electronic Means and the Collateral Agent in its discretion elects to act upon such Instructions, the Collateral Agent’s understanding of such Instructions shall be deemed controlling. Each Loan Party and/or Lender and the Administrative Agent understands and agrees that the Collateral Agent cannot determine the identity of the actual sender of such Instructions and that the Collateral Agent shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Collateral Agent have been sent by such Authorized Officer. Each Loan Party and/or Lender and the Administrative Agent shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Collateral Agent and that a Loan Party and/or Lender and the Administrative Agent are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt thereof. The Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from Collateral Agent’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction, unless such losses, costs or expenses result from the gross negligence or willful misconduct of the Collateral Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction; provided that the Collateral Agent’s reliance and compliance with any such Instructions shall not constitute gross negligence or willful misconduct. Each of the Loan Parties and/or Lender and the Administrative Agent agree: (A) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Collateral Agent, including without limitation the risk of the Collateral Agent acting on unauthorized Instructions, and the risk of interception and misuse by third parties, (B) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Collateral Agent and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Loan Party and/or Lender and the Administrative Agent, as applicable, (C) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (D) to notify Collateral Agent immediately upon learning of any compromise or unauthorized use of the security procedures.

(iii) Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iv) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy or adequacy of the Platform or any Approved Electronic Communications and each expressly disclaims liability for errors or omissions in the Platform and any Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or any Approved Electronic Communications. In no event shall the Agent Affiliates have any liability to the Borrowers or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform or any Approved Electronic Communication.

(v) Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(vi) Any notice of Potential Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

Section 11.02 Expenses. Whether or not the Closing Date occurs, the Borrowers agree to pay promptly upon presentation of a summary statement by the Agents: (a) all the actual, reasonable, documented, and out-of-pocket costs and expenses incurred in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (b) the actual, reasonable, documented, and out-of-pocket fees, expenses and disbursements of counsel to the Agents (in each case not including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrowers; (c) all the actual, reasonable, documented, out-of-pocket costs and expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or the Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (d) subject to Section 10.01(c), all the actual, documented, reasonable, out-of-pocket expenses and disbursements of any auditors, accountants, consultants or appraisers; (e) all the actual, documented, reasonable, out-of-pocket expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel in connection with the custody or preservation of any of the Collateral; (f) all other actual, reasonable, documented, out-of-pocket expenses incurred by each Agent in connection with the syndication of the Loans and Commitments, if any, and the transactions contemplated by the Loan Documents and any consents, amendments, waivers or other modifications thereto and (g) after the occurrence and during the continuance of an Event of Default or Potential Default, all actual, documented costs and out-of-pocket expenses, including reasonable attorneys’ fees and expenses (not including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default or Potential Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings. This Section 11.02 does not apply to taxes, and shall survive the termination of the Agreement and the resignation or removal of the Agents.

Section 11.03 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 11.02, whether or not the transactions contemplated hereby shall be consummated, the Borrowers agree, jointly and severally, to indemnify and hold harmless, each Agent and Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities. To the extent that the undertakings to indemnify and hold harmless set forth in this Section 11.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrowers shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. This Section 11.03(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or similar amounts and related expenses and counsel fees arising from any non-Tax claim.

(b) To the fullest extent permitted by Applicable Law, each party hereto shall not assert, and hereby waives, any claim against each other party hereto and their respective Affiliates, officers, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or any Loan, or the use of the proceeds thereof. None of any Lender or any Agent or any of their respective Affiliates, officers, directors, employees, attorneys, agents or sub-agents shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(c) The Borrowers also agree that no Lender or Agent nor their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to the Borrowers or any person asserting claims on behalf of or in right of the Borrowers or any other person in connection with or as a result of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrowers or their respective affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Lender or Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents (as determined by a final, non-appealable judgment of a court of competent jurisdiction) in performing its obligations under this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided that in no event will such Lender or Agent, or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s or Agent’s, or their respective Affiliates’, directors’, employees’, attorneys’, agents’

or sub-agents’ activities related to this Agreement, any Loan Document, or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

(d) Without the prior written consent of any Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), the Borrowers shall not effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnitee. Each Indemnitee shall be severally obligated to refund or return any and all amounts paid by the Borrowers or its Affiliates under this Section 11.03 to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e) This Section 11.03 shall survive the termination of the Agreement and the resignation or removal of the Agents.

Section 11.04 Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence and continuance of any Event of Default each Lender is hereby authorized by each Loan Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than the Administrative Agent) to set off and to appropriate and to apply any and all deposits (general or special, including indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder and under the Loan Documents, including all claims of any nature or description arising out of or connected hereto and participations therein or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that, if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 2.04 and 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 11.04 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrowers promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.05 Amendments and Waivers.

(a) Required Lenders’ Consent. Subject to the additional requirements of Section 11.05(b) and 11.05(c) and the proviso below, no amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by the Borrowers therefrom, shall in any event be effective without the written concurrence of the Administrative Agent and the Required Lenders; provided that (i) the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by the Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) the Administrative Agent may, in its sole and absolute discretion, consent to any action or omission as set forth in this Agreement and may grant waivers, concessions and other indulgences in accordance with the terms of this Agreement (but excluding, for the avoidance of doubt, any case where Required Lender consent (or any other applicable percentage) is required).

(b) Unanimous Lenders’ Consent. Without the written consent of each Lender affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) increase the Commitment of such Lender (excluding, for the avoidance of doubt, any reallocation made in accordance with Section 2.01(f));

(ii) extend the scheduled final maturity of any Loan or Note;

(iii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iv) reduce the rate of interest or fee on any Loan (it being understood that only the consent of the Required Lenders shall be required to waive any obligation of any Borrower to pay interest at the Default Rate);

(v) extend the time for payment of any such interest or fee;

(vi) reduce the principal amount of any Loan;

(vii) amend, modify, terminate or waive any provision of this Section 11.05(b), 11.05(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii) amend the definition of “Required Lenders” or “Required Tranche Lenders” or any of the related defined terms;

(ix) consent to the assignment or transfer by any Borrower of any of its rights and obligations under (or in respect of) the Loan Documents;

(x) release all or any material portion of the Collateral except as expressly provided in the Loan Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the written direction of the Required Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other analogous Debtor Relief Law or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Loan Documents (in which case only the consent of the Required Lenders will be needed for such release);

(xi) change the currency in which any Obligation is denominated;

(xii) amend Section 2.13 or any other pro rata sharing provisions;

(xiii) subordinate the Liens created in favor of the Secured Parties pursuant to the Loan Documents with respect to the Obligations;

(xiv) subordinate any payment rights to which the Secured Parties are entitled with respect to the Obligations under the Loan Documents;

(xv) amend or otherwise modify Section 2.05(f), 2.05(g) or Section 8.04 (or any defined terms used therein that would impact the calculation or timing of the cash sweeps or the application of payments specified in such sections); or

(xvi) in the case of the Tranche B Commitments, change the uncommitted nature of such Tranche B Commitments.

(c) Other Consents. Except as set forth in clause (a) above, (i) no amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by any Loan Party therefrom, shall amend, modify, terminate or waive any provision of this Agreement as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent, as applicable, and (ii) the consent of the Required Tranche Lenders of the applicable Tranche shall be required with respect to any amendment, modification, termination or waiver of any provision of this Agreement that by its terms adversely affected the rights of the Lenders under such Tranche in a manner different than such amendment, modification, termination or waiver affects the other Tranches.

(d) Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

(e) Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Commitment or Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.

(f) Notifications. The Administrative Agent shall (i) provide notice to the Lenders of any proposed amendment, waiver or consent relating to this Agreement or any other Loan Document (provided that, for the avoidance of doubt, the Administrative Agent shall not be required to provide such notice until the Administrative Agent and the Borrower Representative shall have agreed on a form of such amendment, waiver or consent to be proposed to the Lenders), in each case in a form approved by the Borrower Representative to be shared with the Lenders, and (ii) promptly deliver and/or make available on the Platform to the Lenders a copy of any such executed amendment, waiver or consent documents.

Section 11.06 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Neither the Borrowers’ rights or obligations hereunder nor any interest therein may be assigned or delegated by any Borrower without the prior written consent of all Lenders. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (c) of this Section 11.06, (ii) by way of participation in accordance with the provisions of clause (g) of this Section 11.06, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (h) of this Section 11.06. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. The Administrative Agent acting solely for this purpose as an agent of the Borrowers shall maintain a register on which it records the name and address of each Lender and the principal amounts of (and stated interest on) each Lender’s Applicable Percentage interest with respect to the Commitments and Loans of each Tranche (the “Lender Register”). The entries in the Lender Register shall be conclusive and binding absent manifest error and the Borrowers, the Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Lender Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Lender Register following receipt of a fully executed Assignment and Assumption Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 11.06(d). Each assignment shall be recorded in the Lender Register promptly following receipt by the Administrative Agent of the fully executed Assignment and Assumption Agreement and all other necessary documents and approvals. The date of such recordation of a transfer shall be referred to herein as the related “Assignment Effective Date”. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Lender Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. The Lender Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided that, except as set forth in the last paragraph of this Section 11.06(c), pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments) to any Eligible Assignee upon the receipt of consent of the Administrative Agent (each such consent not to be unreasonably withheld or delayed); provided that:

(i) each such assignment pursuant to this Section 11.06(c) shall be in an aggregate amount of not less than the lesser of (A) $10,000,000, (B) such lesser amount as agreed to by the Borrower Representative and the Administrative Agent or (C) the aggregate amount of the assigning Lender’s Loans and related Commitments of the applicable Tranche;

(ii) no consent of the Administrative Agent shall be required for any assignment by a Lender (A) pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement) or (B) to any affiliate of the assigning Lender to the extent that such assignment will not give rise to the imposition of increased costs or other amounts by such assignee under Section 2.07 or 2.08; and

(iii) the Borrower Representative has consented to such assignment (which consent, unless such assignment is to a Disqualified Lender, shall not be unreasonably withheld, conditioned or delayed); provided, that no consent of the Borrower Representative shall be required for an assignment of Commitments or Loans of any Tranche (A) for any assignment to a Lender or to any affiliate or managed fund of a Lender, (B) after an Event of Default under Sections 8.01(a), 8.01(e) or 8.01(f) has occurred and is continuing, or (C) after any other Event of Default has occurred and is continuing for more than 60 days; provided, further, that in the case of each of the foregoing clauses (B) and (C), assignment under such circumstances to a Disqualified Lender shall be prohibited;

provided that, notwithstanding any provision to the contrary in this Agreement or any other Loan Document, no Lender shall be permitted to make an assignment of Loans and Commitments of any Tranche (or any portion thereof) to any Person unless such assignment is accompanied by simultaneous assignments of (i) a pro rata portion of such Lender’s Loans and Commitments of each other existing Tranche and (ii) a pro rata portion of such Lender’s Offshore Borrower Loans and Offshore Borrower Commitments of each existing Tranche (as defined in the Offshore Borrower Credit Agreement) under the Offshore Borrower Credit Agreement, in each case, to the same Person such that, following any such assignment, each Lender shall continue to hold ratable portions of (x) Commitments and Loans of each existing Tranche and (y) Offshore Borrower Commitments and Offshore Borrower Loans of each existing Tranche (as defined in the Offshore Borrower Credit Agreement).

(d) Mechanics.

(i) Assignments and assumptions of Loans and Commitments by Lenders shall be effected by execution and delivery to the Administrative Agent of an Assignment and Assumption Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment and Assumption Agreement may be required to deliver pursuant to Section 2.08(e), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (A) in connection with an assignment by or to Goldman Sachs Bank USA or any Affiliate thereof or (B) in the case of an assignee that is already a Lender or is an affiliate of a Lender or a Person under common management with a Lender).

(ii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the Applicable Percentage of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full Applicable Percentage of all Loans and Commitments. Notwithstanding the foregoing, if any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (d), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that: (i) it is an Eligible Assignee (or, if not an Eligible Assignee, the assignment to it is permitted under this Section 11.06) and can make the representations set forth in Section 11.22 as it were a Lender for purposes thereof; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 11.06, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) it will not provide any information obtained by it in its capacity as a Lender to the Loan Parties or any Affiliate of the Loan Parties.

(f) Effect of Assignment. Subject to the terms and conditions of this Section 11.06, as of the Assignment Effective Date: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Lender Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 11.08) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (ii) the Commitments shall be modified to reflect any Commitment of such assignee; and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Borrower Representative (with a copy to the Administrative Agent) for cancellation (provided that, such Notes shall be deemed to be cancelled and of no further force and effect immediately upon the effectiveness of any assignment regardless of when such Notes are delivered for cancellation), and if so requested by the assignee and/or assigning Lender, the Borrowers shall issue and deliver new Notes to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than a Loan Party or any Affiliate thereof or any Natural Person) in all or any part of its Commitments, Loans or in any other Obligation; provided, that (w) the Borrower Representative has consented to such participation (which consent, unless such participation is to a Disqualified Lender, shall not be unreasonably withheld, conditioned or delayed); provided, that no consent of the Borrower Representative shall be required (A) for any participation to a Lender or to any affiliate or managed fund of a Lender, (B) after an Event of Default under Sections 8.01(a), 8.01(e) or 8.01(f) has occurred and is continuing, or (C) after any other Event of Default has occurred and is continuing for more than 60 days; (x) no participation may be effected to the extent that such participation will give rise to the imposition of increased costs or other amounts by such participant under Section 2.07; (y) such Lender shall remain solely responsible to the other parties hereto for the performance of such Commitments, Loans or in any other Obligation, and (z) the Borrower Representative, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 11.06(g) shall, acting as a non-fiduciary agent of the Borrowers, maintain a register on which it records the name and address of each participant and the principal amounts of (and stated interest on) each participant’s participation interest with respect to the Loans and Commitments (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b)(1) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the applicable Loans and Commitments for all purposes under this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.03(a) with respect to any payments made by such Lender to its participant(s).

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the participant, agree to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Event of Default or Potential Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents (in each case, except as expressly provided in the Loan Documents) supporting the Loans and Commitments hereunder in which such participant is participating.

(iii) The Borrowers agree that each participant shall be entitled to the benefits of Section 2.07 and 2.08 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this clause (iii); provided that (A) a participant shall not be entitled to receive any greater payment under Section 2.07 or 2.08 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such participant acquired the participation or unless the sale of the participation to such participant is made with the Borrower Representative’s prior written consent; (B) a participant shall not be entitled to the benefits of Section 2.08 unless the Borrower Representative is notified of the participation sold to such participant and such participant agrees, for the benefit of the applicable Borrower, to comply with Section 2.08 as though it were a Lender; and (C) except as specifically set forth in the foregoing clauses (A) and (B), nothing herein shall require any notice to any Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 11.04 as though it were a Lender, provided that such participant agrees to be subject to Section 2.13 as though it were a Lender.

Without limiting the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any assignee or participant or prospective assignee or participant is a Disqualified Lender, nor shall the Administrative Agent have any liability with respect to or arising out of any assignment or participation of any Loans or Commitments, or disclosure of confidential information, to, or restrictions on any exercise of rights or remedies of, any Disqualified Lender; provided that any such transfer shall be void.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 11.06 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, Commitment and the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank; provided that (i) no Lender, as between any Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and (ii) in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

Section 11.07 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Default if such action is taken or condition exists.

Section 11.08 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Loans. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Section 2.07, Section 2.08, Article 9, Section 11.02, Section 11.03, Section 11.04 and Section 11.22 and the agreements of Lenders set forth in Section 2.08 and Section 9.06 shall survive the payment in full of the Loans and all other Obligations, and the termination hereof.

Section 11.09 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right, remedy or privilege hereunder or under any other Loan Document shall impair such power, right, remedy or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right, remedy or privilege preclude other or further exercise thereof or of any other power, right, remedy or privilege. The powers, rights, remedies and privileges given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all powers, rights, remedies and privileges existing by virtue of any statute or rule of law or in any of the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any power, right, remedy or privilege hereunder shall not impair any such power, right, remedy or privilege or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such power, right, remedy or privilege.

Section 11.10 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all

Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 11.11 Severability. In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, which shall not affect any other provision hereof or the validity, legality or enforceability of such provision in any other jurisdiction. If any provision of this Agreement shall conflict with or be inconsistent with any provision of any other Loan Documents, then the terms, conditions and provisions of this Agreement shall prevail.

Section 11.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent indebtedness, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 11.13 Headings. Article and Section headings used herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of or be given any substantive effect under this Agreement or any other Loan Document.

Section 11.14 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS AND CAUSES OF ACTION SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

Section 11.15 CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (E) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY

PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

Section 11.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO IRREVOCABLY WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS OR THE LENDER/BORROWER RELATIONSHIPS THAT ARE BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE COMMITMENTS AND LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 11.17 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under Applicable Law shall not exceed the Maximum Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Maximum Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Maximum Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Obligations are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Maximum Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Maximum Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrowers.

Section 11.18 Effectiveness; Counterparts. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower Representative and the Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in electronic format (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.19 PATRIOT Act. Each Lender, the Collateral Agent and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender, the Collateral Agent or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act.

Section 11.20 Electronic Execution. The words “execution”, “signed”, “signature”, and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 11.21 No Fiduciary Duty. Each Agent, Lender and their Affiliates (collectively, solely for purposes of this Section 11.21, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their equityholders and/or their affiliates. Each Loan Party acknowledges and agrees, and acknowledges their respective Affiliates’ understandings, that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and each Loan Party, its equityholders or its affiliates, on the other. Each Loan Party acknowledges and agrees, and acknowledges their respective equityholders and affiliates’ understandings, that (a) each of the transactions contemplated by this Agreement and the other Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and each of the Loan Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its equityholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its equityholders or its affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, equityholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal, accounting, regulatory, tax and other financial advisors to the extent it deemed appropriate, that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto, and is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated by the Loan Documents. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

Section 11.22 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the letters of credit, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the letters of credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the letters of credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the letters of credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the letters of credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent and such Lender, with the consent of the Borrower Representative, which shall not unreasonably be withheld.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the letters of credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 11.23 Judgment Currency.

(a) The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in Dollars (for purposes herein, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Secured Party entitled thereto of the full amount of the Obligation Currency expressed to be payable to it under this Agreement or the other Loan Documents. If for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert an amount due hereunder into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”), the rate of exchange shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Obligation Currency with the Judgment Currency on the Business Day preceding that on which the final judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, (i) in the event that the amount of the Judgment Currency is less than the sum originally due to the Secured Parties, then the Loan Parties jointly and severally covenant and agree to pay, or cause to be paid, and each jointly and severally indemnifies the Secured Parties for such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency that could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date and (ii) in the event that the amount of the Judgment Currency is greater than the sum originally due to the Secured Parties, then the Administrative Agent covenants and agrees to return to the Loan Parties such additional amounts as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency that could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date. The foregoing indemnity shall constitute a separate and independent obligation of the Loan Parties and shall survive any termination of this Agreement and the other Loan Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.

(c) For purposes of determining any rate of exchange for this Section 11.23, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 11.24 Confidentiality.

(a) The Collateral Agent, the Administrative Agent and each Lender will maintain the confidentiality of all Confidential Information to protect Confidential Information delivered to such Person; provided that such Person may deliver or disclose Confidential Information to: (i) such Person’s directors, trustees, officers, employees, agents, attorneys and affiliates who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 11.24 and to the extent such disclosure is reasonably required for the administration of this Agreement and the other Loan Documents, the matters contemplated hereby or the investment represented by the Loans; (ii) such Person’s legal advisors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 11.24 and to the extent such disclosure is reasonably required for the administration of this Agreement, the matters contemplated hereby or the investment represented by the Loans; (iii) any other Lender, or any of the other parties to this Agreement or the other Loan Documents; (iv) any federal or state or other regulatory (including any self-regulatory authority such as the National Association of Insurance Commissioners), governmental or judicial authority having jurisdiction over such Person in the case of any routine examination by such authority, or pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or otherwise as required by Applicable Law, rule or regulation or compulsory legal process based on reasonable advice of counsel; (v) any other Person with the consent of the Borrower Representative in writing; (vi) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any law, rule, regulation or order applicable to such Person, (B) in response to any subpoena or other legal process with notice to the Borrower Representative (unless prohibited by Applicable Law, rule, order or decree or other requirement having the force of law), (C) in the Collateral Agent’s or the Administrative Agent’s performance of its obligations under this Agreement or other Loan Documents, (D) for purposes of establishing a due diligence defense in any legal proceedings, (E) in connection with any litigation to which such Person is a party upon prior notice to the Borrower Representative (unless prohibited by Applicable Law, rule, order or decree or other requirement having the force of law) and (F) to the extent such Person may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies with respect to the Obligations, this Agreement or the other Loan Documents; (vii) to potential or prospective Lenders, participants or assignees (other than to any Disqualified Lender) of the type that would be, to such Person’s knowledge, permitted to acquire Loans and/or Commitments in accordance with the requirements of Section 11.06 to which such Person sells or offers to sell any such Loan and/or Commitments or any part thereof (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by and subject to the provisions of this Section 11.24 and to whom Borrower Representative has given its prior consent for such disclosure subject to restrictions equivalent to this Section 11.24); and (viii) to market data collectors and similar service providers for customary purposes in the lending industry in connection with the Facility (including in connection with the administration and management of the Facility). Each Lender agrees that it shall use the Confidential Information for the sole purpose of making an investment in the Loans or administering its investment in the Loans; and that the Collateral Agent and the Administrative Agent shall neither be required nor authorized to disclose to the Lenders any Confidential Information in violation of this Section 11.24. In the event of any required disclosure of the Confidential Information by such Lender, such Lender agrees to use reasonable efforts to protect the confidentiality of the Confidential Information.

(b) For the purposes of this Section 11.24, “Confidential Information” means information delivered to the Collateral Agent, the Administrative Agent or any Lender by or on behalf of any Loan Party or Fund Party, or their respective Affiliates in connection with and relating to the transactions contemplated by or otherwise pursuant to this Agreement; provided that such term does not include information that: (i) was publicly available or otherwise known to the Collateral Agent, the Administrative Agent or such Lender or beneficial owner prior to the time of such disclosure other than information received by a lender in its capacity as a lender to the underlying portfolio investments; (ii) subsequently becomes publicly available through no act or omission by the Collateral Agent, the Administrative Agent or any Lender or any person acting on behalf of the Collateral Agent, the Administrative Agent or any Lender other than information received by a lender in its capacity as a lender to the underlying portfolio investments; (iii) otherwise is known or becomes known to the Collateral Agent, the Administrative Agent or any Lender other than (A) through improper disclosure by or on behalf of a Loan Party or Fund Party or their Affiliates or (B) to the knowledge of the Collateral Agent, the Administrative Agent or any Lender, as the case may be, in each case after reasonable inquiry, as a result of the breach of a fiduciary duty, if any, to a Loan Party or Fund Party or their Affiliates or a contractual duty to a Loan Party or Fund Party or their Affiliates.

For the avoidance of doubt, nothing in this Agreement prevents an individual from communicating directly with any regulator or law enforcement authority about a possible violation of law or regulation.

Section 11.25 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.26 Erroneous Payment.

(a) If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 11.26 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.26(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 11.26(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 11.26(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Loan Documents with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers; provided that this Section 11.26 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrowers for the purpose of a payment on the Obligations.

(e) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, this Section 11.26 will not increase or otherwise alter the Borrowers’, the Borrower General Partner’s or the Fund’s obligations or liabilities under the Loan Documents.

Each party’s obligations, agreements and waivers under this Section 11.26 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a

Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER: VISTAONE DE SPV, L.P., a Delaware limited partnership By: VistaOne DE SPV GP, LLC, its general partner
By:	/s/ Lauren B. Dillard
Name: Lauren B. Dillard
Title: Authorized Signatory

BORROWER GENERAL PARTNER

VISTAONE DE SPV GP, LLC, a Delaware limited liability company
By:	/s/ Lauren B. Dillard
Name: Lauren B. Dillard
Title: Authorized Signatory

GOLDMAN SACHS BANK USA, as Administrative Agent, Calculation Agent and a Lender
By:	/s/ Brian Levin
Name: Brian Levin
Title: Managing Director

the bank of new york mellon, as Collateral Agent
By:	/s/ Melissa Matthews
Name: Melissa Matthews
Title: Vice President